Exhibit 10.1

THIRD AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT
CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC, as administrative agent
(“Administrative Agent”),
CREDIT SUISSE AG, a company incorporated in Switzerland, acting through its CAYMAN ISLANDS BRANCH, ALPINE SECURITIZATION LTD, as buyers (“Buyers”) and other Buyers from time to time,
ALTISOURCE RESIDENTIAL, L.P., ARLP REPO SELLER S, LLC, ARLP REPO SELLER L, LLC and ARNS, INC., (each, a “Seller”, and collectively, the “Sellers”),
ARLP TRUST, ARLP TRUST 3 on behalf of itself and each of its series, ARLP TRUST 4, ARLP TRUST 5 on behalf of itself and each of its series, ARLP TRUST 6 on behalf of itself and each of its series, ARLP SECURITIZATION TRUST, SERIES 2014-1 on behalf of itself and each of its series, ARLP SECURITIZATION TRUST, SERIES 2014-2 on behalf of itself and each of its series, RESI SFR SUB, LLC and RESI REO SUB, LLC (each, a “Seller Party Subsidiary”, and collectively, the “Seller Party Subsidiaries”), and

ALTISOURCE RESIDENTIAL CORPORATION (“Guarantor”)

Dated November 18, 2016

TABLE OF CONTENTS
		Page
1	Applicability	1
2	Definitions	2
3	Program; Initiation of Transactions	28
4	Repurchase; Release Price; Conversion to REO Property	29
5	Price Differential.	32
6	Margin Maintenance	33
7	Income Payments	33
8	Conveyance; Security Interest; REO Property	35
9	Payment and Transfer	39
10	Conditions Precedent	39
11	Program; Costs	43
12	Servicing; Property Management	47
13	Representations and Warranties	50
14	Covenants	56
15	Events of Default	67
16	Remedies Upon Default	70
17	Reports	74
18	Repurchase Transactions	77
19	Single Agreement	77
20	Notices and Other Communications	78
21	Entire Agreement; Severability	80
22	Non Assignability	80
23	Set‑off	82
24	Binding Effect; Governing Law; Jurisdiction	82

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25	No Waivers, Etc.	83
26	Intent	83
27	Disclosure Relating to Certain Federal Protections	84
28	Power of Attorney	84
29	Buyers May Act Through Administrative Agent	85
30	Indemnification; Obligations	85
31	Counterparts	86
32	Confidentiality	86
33	Recording of Communications	87
34	Periodic Due Diligence Review	87
35	Authorizations	88
36	Acknowledgement of Anti‑Predatory Lending Policies	88
37	Documents Mutually Drafted	88
38	General Interpretive Principles	89
39	Conflicts	89
40	Limitation on Liability of Owner Trustee	89
41	Amendment and Restatement	90
42	Joinder of Additional Seller Parties	90
43	Acknowledgment of Assignment and Administration of Repurchase Agreement	90

SCHEDULES
Schedule 1-A	Representations and Warranties with Respect to Contributed Mortgage Loans
Schedule 1-B	Representations and Warranties with Respect to Contributed REO Property
Schedule 1-C	Representations and Warranties with Respect to Contributed Rental Property
Schedule 1-D	Representations and Warranties with Respect to Purchased Certificates

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Schedule 2	Authorized Representatives
Schedule 3	Leasing Standards

EXHIBITS
Exhibit A	Reserved
Exhibit B	Reserved
Exhibit C	Reserved
Exhibit D-1	Form of Seller Power of Attorney
Exhibit D-2	Form of Trust Subsidiary Power of Attorney
Exhibit D-3	Form of SFR Subsidiary Power of Attorney
Exhibit D-4	Form of REO Subsidiary Power of Attorney
Exhibit E	Reserved
Exhibit F	Reserved
Exhibit G	Each Seller’s, Guarantor’s and Each Seller Party Subsidiary’s Tax Identification Number
Exhibit H	Existing Indebtedness
Exhibit I	Form of Servicer Notice
Exhibit J	Litigation
Exhibit K	Form of Tenant Instruction Notice
Exhibit L	Form of Joinder Agreement

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This is a THIRD AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT, dated as of November 18, 2016, by and among CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC (“Administrative Agent”), CREDIT SUISSE AG, a company incorporated in Switzerland, acting through its CAYMAN ISLANDS BRANCH (a “Buyer”), ALPINE SECURITIZATION LTD (a “Buyer”), ALTISOURCE RESIDENTIAL, L.P., ARLP REPO SELLER S, LLC, ARLP REPO SELLER L, LLC and ARNS, INC. (each, a “Seller”, and collectively, the “Sellers”), ARLP TRUST, ARLP TRUST 3, on behalf of itself and each of its series, ARLP TRUST 4, ARLP TRUST 5, on behalf of itself and each of its series, ARLP TRUST 6, on behalf of itself and each of its series, ARLP SECURITIZATION TRUST, SERIES 2014-1, on behalf of itself and each of its series, ARLP SECURITIZATION TRUST, SERIES 2014-2, on behalf of itself and each of its series (each, a “Trust Subsidiary”, and collectively, the “Trust Subsidiaries”), RESI SFR SUB, LLC (the “SFR Subsidiary”) and RESI REO SUB, LLC (the “REO Subsidiary”) (together with the Trust Subsidiaries and the SFR Subsidiary collectively, the “Seller Party Subsidiaries”) and ALTISOURCE RESIDENTIAL CORPORATION (“Guarantor”).

The Administrative Agent, as buyer, ARLP, ARNS, ARLP Trust, ARLP Trust 4, RESI SFR Sub, LLC, RESI REO Sub, LLC and the Guarantor previously entered into a Second Amended and Restated Master Repurchase Agreement, dated as of March 31, 2015 (as amended, the “Existing Repurchase Agreement”);

The parties hereto desire that the Existing Repurchase Agreement be amended and restated, in its entirety, to add the Series Trusts (in each case, on behalf of itself and each of its series), Seller L and Seller S (each as defined below) as parties hereto and on the terms and subject to the conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Applicability
The parties hereto entered into transactions in which each Original Seller (as defined below) transferred to Administrative Agent on behalf of Buyers certain Purchased Certificates against the transfer of funds by Administrative Agent on behalf of Buyers, with a simultaneous agreement by Administrative Agent on behalf of Buyers to transfer to each Seller, as applicable, such Purchased Certificates against the transfer of funds by such Seller. On the Effective Date, Seller L and Seller S shall enter into Transactions in which each such Seller shall transfer to the Administrative Agent on behalf of Buyers additional Purchased Certificates against the transfer of funds by Administrative Agent on behalf of Buyers, with a simultaneous agreement by Administrative Agent on behalf of Buyers to transfer to each Seller, as applicable, such Purchased Certificates against the transfer of funds by such Seller. From time to time, each Seller may request Purchase Price Increases for the Transaction involving the Purchased Certificates in conjunction with the transfer of an Eligible REO Property, an Eligible Mortgage Loan or an Eligible Rental Property to a Seller Party Subsidiary as a result of the increase in Asset Value of the Purchased Certificates. From time to time, each Seller may request a release of a Contributed Asset from a Seller Party Subsidiary in conjunction with an Optional Prepayment. This Agreement is a not a commitment by Administrative Agent on behalf of Buyers to engage in the Transactions (or requests for

Purchase Price Increases, from time to time). Each such transaction involving the transfer of the Purchased Certificates shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any annexes identified herein, as applicable hereunder.
On and after the initial Purchase Date for a particular Purchased Certificate, each Seller may request and Administrative Agent on behalf of Buyers may fund, subject to the terms and conditions of this Agreement, an increase in the Purchase Price for the Transactions in respect of the Purchased Certificates based upon the acquisition of additional Eligible REO Properties, additional Eligible Mortgage Loans or additional Eligible Rental Properties by a Seller Party Subsidiary, as applicable. From time to time, the Seller may pay an Optional Prepayment to Administrative Agent on behalf of Buyers in accordance with Section 4(b) hereof.
In order to further secure the Obligations hereunder, (a) each Purchased Certificate shall be pledged by the applicable Seller to the Administrative Agent on behalf of Buyers and (b) each Seller Party Subsidiaries’ interests in the Contributed Assets shall be pledged by the applicable Seller Party Subsidiary to the Administrative Agent on behalf of Buyers. As additional credit enhancement in connection with the Transactions hereunder and as a condition precedent to the Administrative Agent on behalf of Buyers entering into the Transactions and continuing to maintain current Transactions hereunder, Guarantor shall deliver the Guaranty.
2.Definitions
Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:
“1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Accepted Property Management Practices” means with respect to any Contributed Rental Property or Contributed REO Property, those property management, rental or sales practices of prudent institutions that manage real property, single family and 2-4 family residential homes for rent and sale of the same type as such Contributed Rental Property or Contributed REO Property, as applicable, in the jurisdiction where the related Contributed Rental Property or Contributed REO Property is located.
“Accepted Servicing Practices” means, with respect to any Contributed Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Contributed Mortgage Loan or in the jurisdiction where the related Mortgaged Property is located.
“Act of Insolvency” means, with respect to any Person or its Affiliates, (a) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding, or the voluntary joining of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief that remains unstayed for thirty (30) days; (b) the seeking of the appointment of a receiver, trustee, custodian or similar official for such party or an Affiliate or any substantial part of the property of either; (c) the appointment of a receiver, conservator, or manager for such party or an Affiliate by any governmental agency or authority having the jurisdiction to do so; (d) the making or offering by such party or an Affiliate of a composition with its creditors or a general assignment for the benefit of creditors; (e) the admission by such party or an Affiliate of such party of its inability to pay its debts or discharge its obligations as they become due or mature; or (f) that any Governmental Authority or agency or any person, agency or entity acting or purporting to act under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such party or of any of its Affiliates, or shall have taken any action to displace the management of such party or of any of its Affiliates or to curtail its authority in the conduct of the business of such party or of any of its Affiliates.
“Additional Buyers” has the meaning set forth in Section 43 hereof.
“Administrative Agent” means CSFBMC or any successor thereto.
“Affiliate” means, with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.
“Affiliate Payment” has the meaning assigned thereto in Section 15(a) hereof.
“Agency” means Freddie Mac, Fannie Mae or GNMA, as applicable.
“Agreement” means this Third Amended and Restated Master Repurchase Agreement, as it may be amended, supplemented or otherwise modified from time to time.
“ALTA” means The American Land Title Association.
“Ancillary Income” means all income derived from the Contributed Mortgage Loans (other than payments or other collections in respect of principal, interest and escrow payments attributable to the Contributed Mortgage Loans) including, but not limited to, late charges, reconveyance fees, subordination fees, speedpay fees, mortgage pay on the web fees, automatic clearing house fees, demand statement fees, modification fees, if any, fees received with respect to checks on bank drafts returned by the related bank for insufficient funds, assumption fees and other similar types of fees arising from or in connection with any Contributed Mortgage Loan to the extent not otherwise payable to the Mortgagor under applicable law or pursuant to the terms of the related Mortgage Note.
“ARLP” means Altisource Residential, L.P. or its permitted successors and assigns.
“ARNS” means ARNS, Inc. or its permitted successors and assigns.
“Asset File” means with respect to each Contributed Asset, the documents and instruments relating thereto, as applicable, and set forth in an exhibit to the Custodial Agreement.

“Asset Management Agreement” means that certain Asset Management Agreement, dated as of March 31, 2015, between Guarantor and Asset Manager.
“Asset Manager” means Altisource Asset Management Corporation, a U.S. Virgin Islands corporation, in its capacity as asset manager under the Asset Management Agreement.
“Asset Schedule” means, with respect to any Transaction as of any date, an Asset Schedule in the form prescribed by the Custodial Agreement.
“Asset Value” has the meaning assigned to such term in the Pricing Side Letter.
“Assignment and Acceptance” has the meaning set forth in Section 22 hereof.
“Assignment of Mortgage” means an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage.
“Assignment of Leases and Rents” means an assignment of any Lease Agreement prepared by the Administrative Agent under a Power of Attorney.
“Assignment of Proprietary Lease” means the specific agreement creating a first lien on and pledge of the Co-op Shares and the appurtenant Proprietary Lease securing a Co-op Loan.
“Attorney Bailee Letter” means a bailee letter substantially in the form prescribed by the Custodial Agreement or otherwise approved in writing by Administrative Agent.
“Bailee Letter” has the meaning assigned to such term in the Custodial Agreement.
“Bank” means BMO Harris Bank, N.A. and any successor or assign.
“Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended from time to time.
“Base Rate” means the “CS Base Rate” as identified in Administrative Agent’s warehouse system from time to time.
“BPO” means an opinion of the fair market value of a Mortgaged Property, Rental Property or parcel of real property given by a licensed real estate agent or broker in conformity with customary and usual business practices, which includes comparable sales and comparable listings and complies with the criteria set forth in FIRREA for an “appraisal” or an “evaluation” as applicable; provided that no BPO shall be valid if it is dated earlier than (x) ninety (90) days prior to the applicable Purchase Date and (y) one hundred and eighty (180) days prior to any date of determination.
“Business Day” means any day other than (i) a Saturday or Sunday; (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York or the Custodian is authorized or obligated by law or executive order to be closed or (iii) a public or bank holiday in New York City, Florida, Delaware or the U.S. Virgin Islands.
“Buyer” means each Buyer identified in the preamble hereto as well as any additional Buyer identified by the Administrative Agent from time to time and, in each case, their successors in interest and assigns pursuant to Section 22 and, with respect to Section 11, their respective participants.
“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
“Capital Stock” means, as to any Person, any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, limited partnership, trust (including series of a trust), and any and all warrants or options to purchase any of the foregoing, in each case, designated as “securities” (as defined in Section 8-102 of the Uniform Commercial Code) in such Person, including, without limitation, all rights to participate in the operation or management of such Person and all rights to such Person’s properties, assets, interests and distributions under the related organizational documents in respect of such Person. “Capital Stock” also includes (i) all accounts receivable arising out of the related organizational documents of such Person; (ii) all general intangibles arising out of the related organizational documents of such Person; and (iii) to the extent not otherwise included, all proceeds of any and all of the foregoing (including within proceeds, whether or not otherwise included therein, any and all contractual rights under any revenue sharing or similar agreement to receive all or any portion of the revenues or profits of such Person).
“Cash Equivalents” means (a) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of ninety (90) days or less from the date of acquisition and overnight bank deposits of Administrative Agent, its Affiliates or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of Administrative Agent, its Affiliates or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven (7) days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A‑1 or the equivalent thereof by S&P or P‑1 or the equivalent thereof by Moody’s and in either case maturing within ninety (90) days after the day of acquisition, (e) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of ninety (90) days or less from the date of acquisition backed by standby letters of credit issued by Administrative Agent, its Affiliates or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.
“Category” means the category or type of Contributed Mortgage Loan, Contributed REO Property or Contributed Rental Property as delineated in the definition of Asset Value, Pricing Rate and Purchase Price Percentage.
“Change in Control” means:
(a)    any transaction or event as a result of which the General Partner ceases to own, directly, 100% of the general partnership interests of ARLP;
(b)     any transaction or event as a result of which ARLP ceases to own, directly, 100% of the Capital Stock of ARNS and Seller L;
(c)    any transaction or event as a result of which ARNS ceases to own, directly, 100% of the Capital Stock of Seller S;
(d) any transaction or event as a result of which the Guarantor ceases to own, directly, 100% of the Capital Stock of General Partner;
(e)    any transaction or event (not contemplated by this Agreement) as a result of which a Seller ceases to own directly, 100% of the Capital Stock of any Seller Party Subsidiary;
(f)    the sale, transfer, or other disposition of all or substantially all of any Seller Party’s or General Partner’s assets (excluding any such action taken in connection with any securitization transaction and any action contemplated by the Program Agreements);
(g)    the consummation of a merger or consolidation of any Seller Party (other than the Guarantor) with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s stock outstanding immediately after such merger, consolidation or such other reorganization is owned by Persons who were not stockholders of any Seller Party or General Partner immediately prior to such merger, consolidation or other reorganization; or
(h)    the acquisition by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder), directly or indirectly, beneficially or of record, of ownership or control of in excess of 50% of the voting common stock of Guarantor on a fully diluted basis at any time.
“Code” means the Internal Revenue Code of 1986, as amended.

“Collection Account” means the account in the name of and designated by Administrative Agent into which all Income shall be deposited.
“Contributed Asset” means a Contributed Mortgage Loan, Contributed Rental Property or a Contributed REO Property.
“Contributed Mortgage Loan” means the individual or collective reference to the Eligible Mortgage Loans, legal title of which is held by a Trust Subsidiary.
“Contributed Rental Property” means the individual or collective reference to the Eligible Rental Properties, legal title of which is held by a SFR Subsidiary.
“Contributed REO Property” means the individual or collective reference to the Eligible REO Property legal title of which is held by a REO Subsidiary or a Trust Subsidiary.
“Co-op” means a private, cooperative housing corporation, having only one class of stock outstanding, which owns or leases land and all or part of a building or buildings, including apartments, spaces used for commercial purposes and common areas therein and whose board of directors authorizes the sale of stock and the issuance of a Proprietary Lease.
“Co-op Corporation” means, with respect to any Co-op Loan, the cooperative apartment corporation that holds legal title to the related Co-op Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.
“Co-op Loan” means a Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and collateral assignment of the related Proprietary Lease.
“Co-op Project” means, with respect to any Co-op Loan, all real property and improvements thereto and rights therein and thereto owned by a Co-op Corporation including without limitation the land, separate dwelling units and all common elements.
“Co-op Shares” means, with respect to any Co-op Loan, the shares of stock issued by a Co-op Corporation and allocated to a Co-op Unit and represented by a Stock Certificate.
“Co-op Unit” means, with respect to any Co-op Loan, a specific unit in a Co-op Project.
“CP Conduit” means a commercial paper conduit, including but not limited to Alpine Securitization LTD, administered, managed or supported by CSFBMC or an Affiliate of CSFBMC.
“CSFBMC” means Credit Suisse First Boston Mortgage Capital LLC, or any successors or assigns.
“Custodial Agreement” means the third amended and restated custodial agreement, dated as of the date hereof, among Sellers, Administrative Agent, each Seller Party Subsidiary and Custodian, as the same may be amended, supplemented or otherwise modified from time to time.

“Custodial Asset Schedule” has the meaning assigned to such term in the Custodial Agreement.
“Custodian” means Wells Fargo Bank, N.A. or such other party specified by Administrative Agent and agreed to by Sellers, which approval shall not be unreasonably withheld.
“Deed” means with respect to a Contributed REO Property or Contributed Rental Property, the instrument or document required by the law of the jurisdiction in which the Contributed REO Property or Contributed Rental Property, as applicable, is located to convey fee title.
“Default” means an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.
“Dollars” and “$” means dollars in lawful currency of the United States of America.
“Due Date” means the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.
“Due Diligence Cap” has the meaning assigned to such term in the Pricing Side Letter.
“Effective Date” means November 18, 2016.
“Electronic Tracking Agreement” means an Electronic Tracking Agreement among Administrative Agent, Seller, the applicable Servicer, MERS and MERSCORP Holdings, Inc., to the extent applicable as the same may be amended from time to time.
“Eligible Certificates” means the Trust Certificates, REO Certificates, and SFR Certificates that satisfy the applicable representations and warranties set forth on Schedule 1-D with respect thereto.
“Eligible Lease” means a Lease Agreement that (i) is in a form that is customary for the jurisdiction in which such Eligible Rental Property is located, (ii) is entered into on an arms-length basis, (iii) is in strict conformance with the SFR Subsidiary’s internal leasing criteria as set forth on Schedule 3 hereto, and (v) is in compliance with all applicable laws, rules and regulations.
“Eligible Mortgage Loan” means a Mortgage Loan that satisfies the representations and warranties set forth on Schedule 1-A with respect thereto.
“Eligible Rental Properties” means a Rental Property that is subject to an Eligible Lease with an Eligible Tenant and satisfies each of the applicable representations and warranties set forth on Schedule 1-C with respect thereto.
“Eligible REO Property” means an REO Property that satisfies the applicable representations and warranties set forth on Schedule 1-B with respect thereto.

“Eligible Tenant” means a Tenant that, as of any date of determination, (i) is not a debtor in any state or federal bankruptcy or insolvency proceeding, and (ii) conforms to the SFR Subsidiary’s internal tenant underwriting criteria delivered to Administrative Agent on or before the date hereof, as such underwriting criteria may be amended from time to time as agreed to by the parties.
“Environmental Issue” means any violation of any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or hazardous substances, materials or other pollutants, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign analogues, counterparts or equivalents, in each case as amended from time to time.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and administrative rulings issued thereunder.
“ERISA Affiliate” means any corporation or trade or business that, together with the Seller Parties is treated as a single employer under Section 414(b) or (c) of the Code or solely for purposes of Section 302 of ERISA and Section 412 of the Code is treated as single employer described in Section 414 of the Code.
“Escrow Payments” means, with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.
“Event of Default” has the meaning specified in Section 15 hereof.
“Event of Termination” means with respect to any Seller Party (a) with respect to any Plan, a reportable event, as defined in Section 4043 of ERISA, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, or (b) the withdrawal of any Seller Party or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (c) the failure by any Seller Party or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code (or

Section 430(j) of the Code as amended by the Pension Protection Act) or Section 302(e) of ERISA (or Section 303(j) of ERISA, as amended by the Pension Protection Act), or (d) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by any Seller Party or any ERISA Affiliate thereof to terminate any plan, or (e) the failure to meet requirements of Section 436 of the Code resulting in the loss of qualified status under Section 401(a)(29) of the Code, or (f) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (g) the receipt by any Seller or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (f) has been taken by the PBGC with respect to such Multiemployer Plan, or (h) any event or circumstance exists which may reasonably be expected to constitute grounds for any Seller or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412(b) or 430(k) of the Code with respect to any Plan.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Buyer or other recipient of any payment hereunder or required to be withheld or deducted from a payment to such Buyer or such other recipient: (a) income Taxes based on (or measured by) net income or net profits, franchise Taxes and branch profits Taxes that are imposed on a Buyer or other recipient of any payment hereunder as a result of being organized under the laws of, or having its principal office or its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof); (b) income Taxes based on (or measured by) net income or net profits, franchise Taxes and branch profits Taxes that are imposed on a Buyer or other recipient of any payment hereunder as a result of a present or former connection between such Buyer or other recipient and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or Taxing authority thereof (other than connections arising from such Buyer or other recipient having executed, delivered, become a party to, performed its obligations under, received or perfected a security interest under, engaged in any transaction pursuant to or enforced any Program Agreement, or sold or assigned an interest in this Agreement or any Program agreement); (c) any Tax imposed on a Buyer or other recipient of a payment hereunder that is attributable to such Buyer’s or other recipient’s failure to comply with relevant requirements set forth in Section 11(e); (d) any withholding Tax that is imposed on amounts payable to or for the account of such Buyer or other recipient of a payment hereunder pursuant to a law in effect on the date such person becomes a party to or under this Agreement, or such person changes its lending office; (e) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Indebtedness” has the meaning specified in Section 13.a(23) hereof.
“Facility Fee” has the meaning assigned thereto in the Pricing Side Letter.
“Fannie Mae” means the Federal National Mortgage Association or any successor thereto.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreement entered into in connection with the implementation of the foregoing provisions of the Code and any fiscal or regulatory legislation or rules adopted pursuant to such intergovernmental agreement.
“FHA” means the Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.
“FHA Loan” means a Mortgage Loan which is the subject of a valid FHA Mortgage Insurance Contract.
“FHA Mortgage Insurance” means, mortgage insurance authorized under the National Housing Act, as amended from time to time, and provided by the FHA.
“FHA Mortgage Insurance Contract” means the contractual obligation of the FHA respecting the insurance of a Mortgage Loan.
“FHA Regulations” means the regulations promulgated by the Department of Housing and Urban Development under the National Housing Act, as amended from time to time and codified in 24 Code of Federal Regulations, and other Department of Housing and Urban Development issuances relating to FHA Loans, including the related handbooks, circulars, notices and mortgagee letters.
“Fidelity Insurance” means insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to Sellers’ regulators.
“FIRREA” means the Financial Institutions Reform, Recovery, and Enforcement Act of 1989.
“Freddie Mac” means the Federal Home Loan Mortgage Corporation or any successor thereto.
“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America and applied on a consistent basis.
“General Partner” means Altisource Residential GP, LLC.
“GNMA” means the Government National Mortgage Association or any successor thereto.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions over any Seller Party, Administrative Agent or Buyer, as applicable.
“Governmental Order” has the meaning assigned thereto in Section 32 hereof.

“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep‑well, to purchase assets, goods, securities or services, or to take‑or‑pay or otherwise); provided that the term “Guarantee” shall not include (a) endorsements for collection or deposit in the ordinary course of business, or (b) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a Mortgage Loan or Mortgaged Property, to the extent required by Administrative Agent. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.
“Guarantor” means Altisource Residential Corporation, in its capacity as guarantor under the Guaranty.
“Guaranty” means the third amended and restated guaranty of Guarantor dated as of the date hereof in favor of the Administrative Agent for the benefit of Buyers as the same may be amended from time to time, pursuant to which the Guarantor fully and unconditionally guarantees the obligations of Sellers and Seller Party Subsidiaries hereunder.
“High Cost Mortgage Loan” means a Mortgage Loan (a) classified as a “high cost” loan under the Home Ownership and Equity Protection Act of 1994; (b) classified as a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) having a percentage listed under the Indicative Loss Severity Column (the column that appears in the S&P Anti-Predatory Lending Law Update Table, included in the then-current S&P’s LEVELS® Glossary of Terms on Appendix E).
“Improvements” means all buildings, structures, improvements, parking areas, landscaping, fixtures and articles of property now erected on, attached to, or used or adapted for use in the operation of any Rental Property, including, without limitation, all heating, air conditioning and incinerating apparatus and equipment, all boilers, engines, motors, dynamos, generating equipment, piping and plumbing fixtures, water heaters, ranges, cooking apparatus and mechanical kitchen equipment, refrigerators, freezers, cooling, ventilating, sprinkling and vacuum cleaning systems, fire extinguishing apparatus, gas and electric fixtures, carpeting, floor covering, underpadding, storm sashes, awnings, signs, furnishings of public spaces, halls and lobbies, and shrubbery and plants.
“Income” means, with respect to any Purchased Certificate or Contributed Asset, without duplication, all principal and income or dividends or distributions received with respect to such Purchased Certificate or Contributed Asset, including any sale or liquidation premiums, Liquidation Proceeds, insurance proceeds, net rental income, interest, dividends, Rental Proceeds, Security Deposits or other distributions payable thereon or any fees or payments of any kind received by the related Servicer or

Property Manager, as applicable, but excluding any amounts permitted to be retained by the Servicer pursuant to the Servicing Agreement.
“Indebtedness” means, for any Person: at any time, and only to the extent outstanding at such time: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within ninety (90) days after the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy‑back agreements or like arrangements, including, without limitation, any Indebtedness arising hereunder; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) Indebtedness of general partnerships of which such Person is a general partner and (j) with respect to clauses (a)‑(i) above both on and off balance sheet; in each case excluding Non-Recourse Debt.
“Indemnified Taxes” means Taxes, other than Excluded Taxes and Other Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Seller hereunder.
“Indemnified Party” has the meaning assigned thereto in Section 30 hereof.
“Independent Manager” means the independent manager appointed in accordance with the applicable SPE Agreement.
“Index” means, with respect to any adjustable rate Mortgage Loan, the index identified on the Asset Schedule and set forth in the related Mortgage Note for the purpose of calculating the applicable Mortgage Interest Rate.
“Lease Agreement” means, with respect to any Rental Property, a lease or rental agreement entered into between the SFR Subsidiary (or Property Manager acting as agent for the SFR Subsidiary) and a Tenant providing for the rental of such Rental Property to such Tenant, including any renewal or extension of an existing lease or rental, which meets the leasing standards in Schedule 3 hereof.

“Lien” means any mortgage, lien, pledge, charge, security interest or similar encumbrance.
“Liquidated Asset” means (i) a Contributed Mortgage Loan that has been sold or refinanced or was subject to a short sale or with respect to which the Mortgaged Property has been sold, (ii) a Contributed REO Property that has been sold or (iii) a Contributed Rental Property that has been sold.

“Liquidation Proceeds” means, for any Contributed Asset that becomes a Liquidated Asset, the proceeds received on account of the liquidation of such Contributed Asset.
“Loan to Value Ratio” or “LTV” means with respect to any Eligible Mortgage Loan, the ratio of the outstanding principal amount of such Eligible Mortgage Loan as of the Purchase Date to the BPO of the Mortgaged Property.
“Margin Call” has the meaning specified in Section 6.a) hereof.
“Margin Deadline” has the meaning specified in Section 6.b) hereof.
“Margin Deficit” has the meaning specified in Section 6.a) hereof.
“Market Value” has the meaning assigned to such term in the Pricing Side Letter.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of any Seller Party or any Affiliate that is a party to any Program Agreement taken as a whole, (b) a material impairment of the ability of any Seller Party or any Affiliate that is a party to any Program Agreement to perform under any Program Agreement and to avoid any Event of Default or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Agreement against any Seller Party or any Affiliate that is a party to any Program Agreement, in each case as determined by the Administrative Agent in its sole good faith discretion.
“Maximum Aggregate Purchase Price” has the meaning assigned to such term in the Pricing Side Letter.
“Maximum Available Purchase Price” has the meaning assigned to such term in the Pricing Side Letter.
“MERS” means Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.
“MERS System” means the system of recording transfers of mortgages electronically maintained by MERS.
“Modified Mortgage Loan” means a Contributed Mortgage Loan that has been modified by a Seller, Seller Party Subsidiary or the applicable Servicer from its original terms in accordance with Accepted Servicing Practices following the acquisition of Subsidiary Trust of such Contributed Mortgage Loan.
“Monthly Lease Payment” means, with respect to any Lease Agreement, the lease payment that is actually payable by the related Tenant from time to time under the terms of such Lease Agreement, after giving effect to any provision of such Lease Agreement providing for periodic increases in such fixed or base rent.

“Monthly Payment” means the scheduled monthly payment of principal and/or interest on a Mortgage Loan.
“Moody’s” means Moody’s Investors Service, Inc. or any successors thereto.
“Mortgage” means each mortgage, security agreement, Deed, or deed of trust, Assignment of Leases and Rents, deed to secure debt or similar instrument creating and evidencing a lien on real property and other property and rights incidental thereto (including without limitation Improvements), unless such Mortgage is granted in connection with a Co-op Loan, in which case the first lien position is in the stock of the subject cooperative association and in the tenant’s rights in the cooperative lease relating to such stock.
“Mortgage Interest Rate” means the rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.
“Mortgage Loan” means any first lien closed loan which is a fixed or floating‑rate, one‑to‑four‑family residential mortgage loan evidenced by a promissory note and secured by a first lien mortgage.
“Mortgage Note” means the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.
“Mortgaged Property” means the real property or other Co-op Loan collateral securing repayment of the debt evidenced by a Mortgage Note.
“Mortgagor” means the obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.
“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by a Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.
“Net Income” means, for any period and any Person, the net income of such Person for such period as determined in accordance with GAAP.
“Net Worth” means, with respect to any Person, an amount equal to, on a consolidated basis, such Person’s stockholder equity (determined in accordance with GAAP).
“Netting Agreement” means an amended and restated margin, setoff and netting agreement among Credit Suisse Securities (USA) LLC, Buyers, Administrative Agent, Sellers and Guarantor with respect to netting this Agreement and one or more agreements, as the same may be amended from time to time.

“Non‑Performing Mortgage Loan” means any Mortgage Loan for which any payment of principal or interest is thirty (30) days or more past due.

“Non-Recourse Debt” means Indebtedness under a credit or repurchase facility payable solely from the assets sold or pledged to secure such facility and under which facility no purchaser or creditor has recourse to a Seller or Guarantor if such assets are inadequate or unavailable to pay off such credit or repurchase facility, and no Seller nor Guarantor effectively has any obligation to directly or indirectly pay any such deficiency.
“Obligations” means (a) all of each Seller’s indebtedness, obligations to pay the Repurchase Price on the Repurchase Date, the Price Differential on each Payment Date, and other obligations and liabilities, to Administrative Agent and Buyers or Custodian arising under, or in connection with, the Program Agreements, whether now existing or hereafter arising; (b) any and all reasonable and documented sums paid by Administrative Agent, Buyers or Administrative Agent on behalf of Buyers in order to preserve any Contributed Mortgage Loan, Contributed REO Property, Contributed Rental Property or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of a Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable and documented expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Contributed Asset, or of any exercise by Administrative Agent or Buyers of their rights under the Program Agreements, including, without limitation, reasonable and documented out-of-pocket attorneys’ fees and disbursements and court costs; and (d) all of each Seller’s indemnity obligations to Administrative Agent, Buyers and Custodian pursuant to the Program Agreements.
“OFAC” has the meaning set forth in Section 13.a(26) hereof.
“Officer’s Compliance Certificate” has the meaning assigned to such term in the Pricing Side Letter.
“Optional Prepayment” has the meaning specified in Section 4(b) hereof.
“Optional Prepayment Date” has the meaning specified in Section 4(b) hereof.
“Original Seller” means, individually and together, ARLP and ARNS.
“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Program Agreement or from the holding or title ownership of the Purchased Certificates, in each case, other than Taxes imposed on a Buyer or other recipient of any payment hereunder as a result of a present or former connection between such Buyer or other recipient and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or Taxing authority thereof (other than connections arising from such Buyer or other recipient having executed, delivered, become a party to, performed its obligations under, received or perfected a security interest under, engaged in any transaction pursuant to or enforced any Program Agreement, or sold or assigned an interest in this Agreement or any Program agreement), then imposed with respect to an assignment.

“Owner Trustee” means (i) in the case of ARLP Trust, ARLP Trust 3, ARLP Trust 4, ARLP Trust 5 and ARLP Trust 6, Wilmington Savings Fund Society, FSB, d/b/a Christiana Trust, acting not in its individual capacity, but solely as owner trustee for each such Trust Subsidiary, (ii) in the case of ARLP Securitization Trust, Series 2014-1 and ARLP Securitization Trust, Series 2014-2, Wilmington Trust, National Association, acting not in its individual capacity, but solely as owner trustee for each such Trust Subsidiary or (iii) any successor to either of the foregoing approved by Administrative Agent.
“Payment Date” means, with respect to a Purchased Asset, the twentieth (20th) day of the month following the related Purchase Date and each succeeding twentieth (20th) day of the month thereafter; provided, that, if such day is not a Business Day, then the Payment Date shall be the next Business Day; provided, that, with respect to such Purchased Asset, the final Payment Date shall be the related Repurchase Date.
“Payment Shortfall” has the meaning assigned thereto in Section 15(a) hereof.
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Pension Protection Act” means the Pension Protection Act of 2006.
“Performing Mortgage Loan” means any Mortgage Loan for which any payment of principal or interest (a) is not thirty (30) days or more past due and (b) has not been thirty (30) days or more past due during the immediately preceding twelve (12) month period.
“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Plan” means an employee benefit or other plan established or maintained by any Seller or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.
“PML” has the meaning assigned thereto in Section 14(e)(B)(i) hereof.
“Post Default Rate” has the meaning assigned to such term in the Pricing Side Letter.
“Power of Attorney” means the power of attorney in the form of Exhibit D-1, Exhibit D-2, Exhibit D-3 and Exhibit D-4 delivered by each Seller Party (other than Guarantor), as applicable.
“Price Differential” means with respect to any Contributed Asset that is subject to a Transaction, as of any date of determination, an amount equal to the product of (a) the Pricing Rate for such Contributed Asset and (b) the Purchase Price for such Contributed Asset, calculated daily on the basis of a 360‑day year for the actual number of days during the period commencing on (and including) the Purchase Price Increase Date for such Contributed Asset, and ending on (but excluding) the Repurchase Date or the Optional Prepayment Date with respect to such Contributed Asset.

“Pricing Rate” has the meaning assigned to such term in the Pricing Side Letter.
“Pricing Side Letter” means, the third amended and restated letter agreement dated as of the date hereof, among Administrative Agent for the benefit of Buyers and Seller Parties, as the same may be amended from time to time.
“Program Agreements” means, collectively, this Agreement, the Guaranty, the Custodial Agreement, the Pricing Side Letter, the Electronic Tracking Agreement, if any, the Netting Agreement, each Power of Attorney, each Servicer Notice, the Property Management Agreement, the Property Management Agreement Side Letter, the Rental Property Operating Account Control Agreement and the REO Liquidation Account Control Agreement.
“Prohibited Person” has the meaning set forth in Section 13.a(26) hereof.
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“Property Management Agreement” means (i) with respect to Altisource Solutions S.à r.l., that certain master services agreement dated as of December 21, 2012, between Property Manager and Guarantor, as the same may be amended, supplemented, or otherwise modified from time to time and (ii) with respect to any other Property Manager, any other property management agreement with respect to such Property Manager.
“Property Management Agreement Side Letter” means (i) with respect to Altisource Solutions S.à r.l., that certain amended and restated Letter Agreement dated as of the date hereof, among the Property Manager and Administrative Agent, under which Property Manager will, among other things, acknowledge Administrative Agent’s rights to the Contributed Rental Property and Contributed REO Property and will agree to take Administrative Agent’s instruction following the occurrence of an Event of Default, as the same may be amended, supplemented, or otherwise modified from time to time and (ii) with respect to any other Property Manager, any other property management side letter with respect to such Property Manager.
“Property Management Rights” means rights of any Person (including a Property Manager) to administer, manage, service or subservice, the Contributed Rental Property or Contributed REO Property or to possess related Records.
“Property Manager” means, with respect to any Rental Property, Altisource Solutions S.à r.l., a Luxembourg private limited liability company or such other Property Manager as agreed to by Administrative Agent from time to time.
“Property Manager Termination Event” means (i) a material default by Property Manager under the related Property Management Agreement, (ii) there shall occur or exist any fraud, gross negligence, willful misconduct or misappropriation of funds by a Property Manager in connection with the Program Agreements or (iii) an Act of Insolvency shall have occurred with respect to a Property Manager.

“Proprietary Lease” means the lease on a Co-op Unit evidencing the possessory interest of the owner in the Co-op Shares in such Co-op Unit.
“Purchase Date” means the date on which a Purchased Asset is to be transferred by any Seller to Administrative Agent for the benefit of Buyers or a Purchase Price Increase Date, as applicable.
“Purchase Price” means, with respect to each Contributed Asset, the related Purchase Price Increase related to the increase in value of the related Purchased Certificate related to the transfer of such Contributed Asset, which shall equal:

(a)	on the applicable Purchase Date in the case any Contributed Rental Property or Contributed REO Property, the applicable Purchase Price Percentage multiplied by the Market Value thereof;

(b)
on the applicable Purchase Date in the case any Contributed Mortgage Loan, the applicable Purchase Price Percentage multiplied by the lesser of: (i) the Market Value thereof or (ii) the outstanding principal amount thereof as set forth on the related Asset Schedule;

(c)
as of any other date, the Purchase Price paid by Administrative Agent for the Purchased Certificates plus the amount of any Purchase Price Increase since the initial Transaction minus the amount of any Purchase Price Decreases since the initial Transaction.

“Purchase Price Decrease” means a decrease in the Purchase Price for the Purchased Certificates, based upon the amount of any cash transferred by the Sellers to Administrative Agent applied to reduce the Sellers’ obligations in accordance with Section 4 hereof or pursuant to Section 6 hereof.
“Purchase Price Increase” means an increase in the Purchase Price for the Purchased Certificates based upon a Seller Party Subsidiary acquiring additional Eligible REO Property, Eligible Mortgage Loans or Eligible Rental Property, as applicable, to which such portion of the Purchase Price is allocated, as requested by any Seller pursuant to Section 3(b) hereof.

“Purchase Price Increase Date” means the date on which a Purchase Price Increase is made with respect to an Eligible Mortgage Loan, an Eligible Rental Property or an Eligible REO Property.

“Purchase Price Increase Request” means a request via email from any Seller to Administrative Agent notifying Administrative Agent that such Seller wishes to obtain a Purchase Price Increase hereunder that indicates that it is a Purchase Price Increase Request under this Agreement.

“Purchase Price Percentage” has the meaning assigned to such term in the Pricing Side Letter.

“Purchased Assets” means the collective reference to the Repurchase Assets and Purchased Certificates, together with the beneficial ownership interests in the Seller Party Subsidiary Owned Assets represented thereby, transferred by any Seller to Administrative Agent for the benefit of Buyers in a Transaction hereunder and/or listed on the related Asset Schedule attached to the related Transaction Request, which such Asset Files and Purchased Certificates the Custodian has been instructed to hold pursuant to the Custodial Agreement.
“Purchased Certificates” means, collectively, the Trust Certificates, the REO Certificates and the SFR Certificates.
“Qualified Title Insurance Company” has the meaning assigned thereto in subparagraph (o) of Schedule 1-B attached hereto.
“Recognition Agreement” means, an agreement among a Co-op Corporation, a lender and a Mortgagor with respect to a Co-op Loan whereby such parties (i) acknowledge that such lender may make, or intends to make, such Co-op Loan and (ii) make certain agreements with respect to such Co-op Loan.
“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by any Seller Party, General Partner, Servicer, Property Manager or any other person or entity with respect to a Contributed Asset. Records shall include the Mortgage Notes, any Mortgages, the Asset Files, the credit files related to the Purchased Certificates and any other instruments necessary to document or service a Contributed Mortgage Loan. For Contributed REO Properties or Contributed Rental Properties, Records shall include the Asset Files and any other instruments necessary to document or manage a Contributed REO Property or Contributed Rental Property.
“Register” has the meaning assigned to such term in Section 22 hereof.
“REIT” means a real estate investment trust, as defined in Section 856 of the Code.
“Release Price” means with respect to each Contributed REO Property, Contributed Mortgage Loans and Contributed Rental Property, as applicable, the sum of (a) the Purchase Price for such Contributed Asset, as applicable, and (b) accrued unpaid Price Differential related to such Contributed Asset, as applicable, in each case as of the date of such determination.
“Rental Proceeds” means all payments made by Tenants and received in respect of any Contributed Rental Property, including Monthly Lease Payments and fees, but excluding Security Deposits.
“Rental Property” means a parcel of residential real property that is wholly owned by or acquired by a SFR Subsidiary and the fee title to which is held by the applicable SFR Subsidiary, together with all Improvements thereon and all other rights, benefits and proceeds arising from and in connection with such property.

“Rental Property Operating Account” means the segregated account or accounts established by the Sellers and the SFR Subsidiary at the Rental Property Operating Account Bank exclusively for the benefit of the Sellers and the SFR Subsidiary (and, with respect to Security Deposits, Tenants to the extent required under applicable law) into which (i) Income received with respect to the Contributed Rental Properties (other than Security Deposits), (ii) all taxes and insurance escrow amounts Contributed Rental Properties and (iii) all Security Deposits with respect to the Contributed Rental Properties, will be deposited and held, and which shall be subject to the Rental Property Operating Account Control Agreement.

“Rental Property Operating Account Bank” means Wells Fargo Bank, N.A. or such other depositary institution that is approved by Administrative Agent.

“Rental Property Operating Account Control Agreement” means one or more account control agreements, among the Sellers, the SFR Subsidiary, Administrative Agent and Rental Property Operating Account Bank, which shall provide for Administrative Agent control over the Rental Property Operating Account as of the date of execution and shall be in form and substance acceptable to Administrative Agent, as the same may be amended from time to time.

“REO Assignment Agreement” means an Assignment and Assumption Agreement between any Seller and the REO Subsidiary pursuant to which the REO Subsidiary has acquired and shall acquire REO Property.
“REO Certificates” means, collectively, the certificates evidencing 100% of the REO Interests for a REO Subsidiary.
“REO Interests” means any and all of the Capital Stock in a REO Subsidiary, including, without limitation, all its rights to participate in the operation or management of such REO Subsidiary and all its rights to properties, assets, trust interests and distributions under the applicable SPE Agreement in respect of such trust interests. “REO Interests” also include (i) all accounts receivable arising out of the SPE Agreements, (ii) all general intangibles arising out of the SPE Agreements, and (iii) to the extent not otherwise included, all proceeds of any and all of the foregoing (including within proceeds, whether or not otherwise included therein, any and all contractual rights of the applicable Seller under any revenue sharing or similar agreement to receive all or any portion of the revenues or profits of such REO Subsidiary).
“REO Liquidation Account” means the segregated account or accounts established by the Sellers and the REO Subsidiary at the REO Liquidation Account Bank exclusively for the benefit of the Sellers and REO Subsidiary into which Income received with respect to the Contributed REO Properties held by the REO Subsidiary that are subject to a liquidation, will be deposited and held, and which shall be subject to the REO Liquidation Account Control Agreement.

“REO Liquidation Account Bank” means Wells Fargo Bank, N.A. or such other depositary institution that is approved by Administrative Agent.

“REO Liquidation Account Control Agreement” means one or more account control agreements, among the Sellers, the REO Subsidiary, Administrative Agent and REO Liquidation Account Bank, which shall provide for Administrative Agent control over the REO Liquidation Account as of the date of execution and shall be in form and substance acceptable to Administrative Agent, as the same may be amended from time to time.
“REO Property” means real property acquired by or transferred to a Trust Subsidiary or REO Subsidiary, including a Mortgaged Property acquired through foreclosure of a Mortgage Loan or by deed in lieu of such foreclosure, the fee title of which is held by such Trust Subsidiary or REO Subsidiary, as applicable.
“REO Subsidiary” means RESI REO Sub, LLC or its permitted successors or assigns.
“Re-performing Mortgage Loan” means any Mortgage Loan for which any payment of principal or interest (a) is not thirty (30) days or more past due and (b) has been thirty (30) days or more past due during the immediately preceding twelve (12) month period.

“Repledge Transaction” has the meaning set forth in Section 18 hereof.
“Repledgee” has the meaning assigned to such term in Section 18 hereof.
“Reporting Date” means the fifteenth (15th) day of each month or, if such day is not a Business Day, the next succeeding Business Day.
“Repurchase Assets” has the meaning assigned thereto in Section 8(b) hereof.
“Repurchase Date” means the earlier of (a) the Termination Date, (b) the date requested pursuant to Section 4(c) or (c) the date determined by application of Section 16(a) hereof.
“Repurchase Price” means the price at which Purchased Assets are to be transferred from the Administrative Agent for the benefit of Buyers to the applicable Seller upon a termination of all or a portion of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the accrued but unpaid Price Differential as of the date of such determination, a portion of which may be repaid in connection with an Optional Prepayment by application of the related proceeds.

“Request for Certification” means a notice sent to the Custodian reflecting the transfer of one or more Contributed REO Properties to a Trust Subsidiary or REO Subsidiary, transfer of one or more Contributed Mortgage Loans to a Trust Subsidiary or transfer of one or more Contributed Rental Properties to a SFR Subsidiary hereunder.
“Requirement of Law” means, as to any Person, any law, treaty, rule, regulation, procedure or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, and includes all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to a Seller Party, at any time in force affecting such Seller Party, any Contributed Rental Property, Contributed Mortgage Loan or Contributed REO Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to a Contributed Rental Property or any part thereof, or (b) in any way limit the leasing, use and enjoyment of a Contributed Rental Property or Contributed REO Property.
“Responsible Officer” means (a) as to any Person, the chief executive officer (or equivalent) or, with respect to financial matters, the chief financial officer (or equivalent) of such Person, (b) as to the Owner Trustee for each Trust Subsidiary, any officer in the corporate trust department with direct responsibility for administering such Trust Subsidiary, (c) as to each REO Subsidiary and SFR Subsidiary, any manager or director or managing member and (d) as to each Trust Subsidiary, ARLP, as trust manager or as administrator.
“Rolling Delinquent Mortgage Loan” means a Non-performing Mortgage Loan for which (a) any payment of principal or interest is sixty (60) days or more past due and (b) at least three (3) consecutive monthly payments of principal and interest have been made.
“S&P” means Standard & Poor’s Ratings Services, or any successor thereto.
“SEC” means the Securities and Exchange Commission, or any successor thereto.
“Security Deposits” means, any payments made by Tenants and received in respect of any Contributed Rental Property that is in the nature of a security deposit.
“Seller” means ARLP, Seller L, Seller S and/or ARNS or their permitted successors and assigns.
“Seller L” means ARLP Repo Seller L, LLC.
“Seller Party” means each Seller, Guarantor, and/or a Seller Party Subsidiary.
“Seller Party Subsidiary” means a Trust Subsidiary, a SFR Subsidiary and/or an REO Subsidiary.
“Seller Party Subsidiary Assets” has the meaning assigned thereto in Section 8(b) hereof.

“Seller Party Subsidiary Owned Assets” means, as applicable, (a) all Contributed Mortgage Loans, (b) all Contributed REO Property and (c) all Contributed Rental Property, each to the extent of the applicable Seller Party Subsidiary’s rights thereunder.
“Seller Repurchase Assets” has the meaning assigned thereto in Section 8(a) hereof.
“Seller S” means ARLP Repo Seller S, LLC.
“Series Trust” means individually and collectively ARLP Trust 3, ARLP Trust 5, ARLP Trust 6, ARLP Securitization Trust, Series 2014-1, ARLP Securitization Trust, Series 2014-2.
“Servicer” means each of Fay Servicing, LLC, Servis One, Inc. d/b/a BSI Financial Services or any servicer approved by Administrative Agent in its sole discretion, which may be any Seller.
“Servicer Notice” means the notice acknowledged by each Servicer substantially in the form of Exhibit I hereto.
“Servicing Agreement” means (a) with respect to Fay Servicing, LLC, that certain Flow Servicing Agreement by and between ARLP and Fay Servicing, LLC, dated as of January 24, 2015, (b) with respect to Servis One, Inc. d/b/a BSI Financial Services, that certain Servicing Agreement by and between ARLP and Servis One, Inc. d/b/a BSI Financial Services, dated as of January 29, 2015, and (c) any other servicing agreement with a Servicer in form and substance acceptable to Administrative Agent.
“Servicing Guidelines” means the standards, procedures and guidelines of each Servicer for servicing Mortgage Loans and REO Properties in accordance with the Servicing Agreements and Accepted Servicing Practices.
“Servicing Rights” means rights of any Person to administer, service or subservice, the Mortgage Loans or REO Property or to possess related Records.
“SFR Assignment Agreement” means an Assignment and Assumption Agreement between any Seller or any Seller Party Subsidiary and the SFR Subsidiary pursuant to which the SFR Subsidiary has acquired and shall acquire Rental Property.
“SFR Certificates” means, collectively, the certificates evidencing 100% of the SFR Interests for a SFR Subsidiary.
“SFR Interests” means any and all of the Capital Stock in a SFR Subsidiary, including, without limitation, all its rights to participate in the operation or management of such SFR Subsidiary and all its rights to properties, assets, trust interests and distributions under the applicable SPE Agreement in respect of such trust interests. “SFR Interests” also include (i) all accounts receivable arising out of the applicable SPE Agreements; (ii) all general intangibles arising out of the SPE Agreements; and (iii) to the extent not otherwise included, all proceeds of any and all of the foregoing (including within proceeds, whether or not otherwise included therein, any and all contractual rights of the applicable Seller under any revenue sharing or similar agreement to receive all or any portion of the revenues or profits of such SFR Subsidiary).
“SFR Property Documents” means, with respect to any Contributed Rental Property, those documents executed in connection with, evidencing or governing such Contributed Rental Property, which include with respect to such Contributed Rental Property: (i) the Deed (or true copy thereof) with evidence of recording thereon evidencing the ownership of the related Contributed Rental Property by the SFR Subsidiary, (ii) the original (or true copy thereof) title insurance policy insuring such Contributed Rental Property, (iii) a true copy of the related Lease Agreement, if any, (iv) each Assignment of Leases and Rents, (v) a Tenant estoppel certificate and subordination, non-disturbance and attornment agreements, if any, to the extent in the possession of the SFR Subsidiary, in which the related Tenant acknowledges that such Lease Agreement is in full force and effect, that such Tenant is not in default under the terms of such Lease Agreement, and that no circumstances currently exist that would give such Tenant the right to abate or offset its rent, (vi) any Contributed Rental Property zoning reports, if in possession of, or readily available to the SFR Subsidiary, (vii) a copy of the related Survey to the extent necessary in connection with the related title insurance policy and (viii) evidence of all insurance required to be maintained under such Lease Agreement, including but not limited to, with respect to any environmental insurance policy, the original or a copy of each such environmental insurance policy, if any.
“SFR Subsidiary” means RESI SFR Sub, LLC or its permitted successors or assigns.
“SIPA” means the Securities Investor Protection Act of 1970, as amended from time to time.
“SPE Agreement” means (i) that certain Amended and Restated Limited Liability Company Agreement of the REO Subsidiary, dated as of November 18, 2016, as the same may be amended, supplemented or otherwise modified from time to time and (ii) that certain Amended and Restated Limited Liability Company Agreement of the SFR Subsidiary, dated as of November 18, 2016, as the same may be amended, supplemented or otherwise modified from time to time.
“Special Purpose Entity” means a limited partnership or limited liability company (i) whose sole purpose, as reflected in its SPE Agreement, is to acquire, hold, finance, improve, renovate, repair, maintain, mortgage, rent, lease and dispose, directly or indirectly, Rental Properties or REO Properties, as applicable, (ii) that does not engage in any business unrelated to purpose in clause (i) above and activities business incidental thereto, (iii) does not have any assets other than Rental Properties or REO Properties, as applicable, and as otherwise reasonably necessary or appropriate to conduct its business purpose (as reflected in clause (i) above) to the extent not prohibited by this Agreement or the other Program Agreements, (iv) has its own books and records separate and apart from the books and records of any other Person, (v) is subject to all of the limitations on the powers set forth in its SPE Agreement as in effect on the date such Person becomes a party hereunder, (vi) holds itself out as a Person separate and apart from any other Person, and (vii) is in compliance with all of the covenants set forth in Section 14 hereof in all material respects.
“Statement Date” has the meaning assigned thereto in Section 13(a)(5) hereof.

“Stock Certificate” means, with respect to a Co-op Loan, the certificates evidencing ownership of the Co-op Shares issued by the Co-op Corporation.
“Stock Power” means, with respect to a Co-op Loan, an assignment of the Stock Certificate or an assignment of the Co-op Shares issued by the Co-op Corporation.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
“Survey” means a survey prepared by a surveyor licensed in the state where the Contributed Rental Property is located and satisfactory to Administrative Agent and the company or companies issuing ALTA owner’s title insurance policy, and containing a certification of such surveyor satisfactory to Administrative Agent.
“Take‑out Commitment” means a commitment of any Seller or a Seller Party Subsidiary, as applicable, to sell one or more identified Mortgage Loans, Rental Properties or REO Properties to a Take-out Investor.
“Take‑out Investor” means any Person which has made a Take-out Commitment and, with respect to Contributed Mortgage Loans, Contributed Rental Properties and Contributed REO Properties has been approved by Administrative Agent for the benefit of Buyers.
“Tangible Net Worth” has the meaning set forth in the Pricing Side Letter.
“Taxes” means any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges), withholdings (including backup withholding) or other charges of any nature whatsoever imposed by any Governmental Authority including interest, additions to tax or penalties applicable thereto.
“Tenant” means the tenant of a Rental Property named on the related Lease Agreement, together with any guarantor of such tenant’s obligations under such Lease Agreement.
“Tenant Instruction Notice” means, with respect to the Contributed Rental Properties that are subject to a Lease Agreement, the written notice in the form of Exhibit K hereto a copy of which is executed by a Property Manager and may be delivered by Administrative Agent following the occurrence of an Event of Default or a Property Manager Termination Event and termination of a Property Manager in accordance with Section 12 to each related Tenant informing such Tenant that Administrative Agent or a replacement property manager has replaced the applicable Property Manager.

“Termination Date” has the meaning assigned to such term in the Pricing Side Letter.
“TILA-RESPA Integrated Disclosure Rule” means the Truth-in-Lending Act and Real Estate Settlement Procedures Act Integrated Disclosure Rule, adopted by the Consumer Finance Protection Bureau, which is effective for residential mortgage loan applications received on or after October 3, 2015.
“Title Insurance Policy” has the meaning assigned thereto in subparagraph (o) of Schedule 1-B attached hereto.
“Transaction” has the meaning set forth in Section 1 above.
“Transaction Request” means a request via email from any Seller to Administrative Agent notifying Administrative Agent that such Seller wishes to enter into a Transaction hereunder that indicates that it is a Transaction Request under this Agreement.
“Trust Agreement” means (i) that certain Amended and Restated Trust Agreement of ARLP Trust, dated as of March 22, 2013, between ARLP, as depositor and administrator, and the related Owner Trustee, as the same may be amended, supplemented or otherwise modified from time to time, (ii) that certain Amended and Restated Trust Agreement of ARLP Trust 4, dated as of June 11, 2014, between ARLP, as depositor and administrator, and the related Owner Trustee, as the same may be amended, supplemented or otherwise modified from time to time, (iii) that certain Fourth Amended and Restated Trust Agreement of ARLP Trust 3, dated as of the date hereof, by and among ARLP, as initial settlor, the related Owner Trustee, as UTI trustee, and ARLP, as trust manager, as the same may be amended, supplemented or otherwise modified from time to time, (iv) that certain Fourth Amended and Restated Trust Agreement of ARLP Trust 5, dated as of the date hereof, by and among ARLP, as initial settlor, the related Owner Trustee, as UTI trustee, and ARLP, as trust manager, as the same may be amended, supplemented or otherwise modified from time to time, (v) that certain Fourth Amended and Restated Trust Agreement of ARLP Trust 6, dated as of the date hereof, by and among ARLP, as initial settlor, the related Owner Trustee, as UTI trustee, and ARLP, as trust manager, as the same may be amended, supplemented or otherwise modified from time to time, (vi) that certain Third Amended and Restated Trust Agreement of ARLP Securitization Trust, Series 2014-1, dated as of the date hereof, by and among ARLP, as initial settlor, the related Owner Trustee, as UTI trustee, and ARLP, as trust manager, as the same may be amended, supplemented or otherwise modified from time to time and (vii) that certain Third Amended and Restated Trust Agreement of ARLP Securitization Trust, Series 2014-2, dated as of the date hereof, by and among ARLP, as initial settlor, the related Owner Trustee, as UTI trustee, and ARLP, as trust manager, as the same may be amended, supplemented or otherwise modified from time to time.
“Trust Assignment Agreement” means an Assignment and Assumption Agreement between any Seller and a Trust Subsidiary pursuant to which such Trust Subsidiary has acquired and shall acquire REO Property and Mortgage Loans.
“Trust Certificates” means, collectively, the certificates evidencing 100% of the Trust Interests for a Trust Subsidiary.

“Trust Interests” means any and all of the Capital Stock in a Trust Subsidiary, including, without limitation, all its rights to participate in the operation or management of such Trust Subsidiary and all its rights to properties, assets, trust interests and distributions under the applicable Trust Agreement in respect of such trust interests. “Trust Interests” also include (i) all accounts receivable arising out of the applicable Trust Agreement; (ii) all general intangibles arising out of the applicable Trust Agreement; and (iii) to the extent not otherwise included, all proceeds of any and all of the foregoing (including within proceeds, whether or not otherwise included therein, any and all contractual rights of the applicable Seller under any revenue sharing or similar agreement to receive all or any portion of the revenues or profits of such Trust Subsidiary).
“Trust Receipt” means, with respect to any Transaction as of any date, a receipt in the form attached as an exhibit to the Custodial Agreement.
“Trust Subsidiary” means each of ARLP Trust, ARLP Trust 4 and the Series Trusts (in each case, on behalf of itself and each of its series), or their permitted successors or assigns.
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.
“VA” means the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.
“VA Loan” means a Mortgage Loan which is the subject of a VA Loan Guaranty Agreement as evidenced by a loan guaranty certificate.
“VA Loan Guaranty Agreement” means the obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Servicemen’s Readjustment Act, as amended.
3.Program; Initiation of Transactions
a.    The Administrative Agent previously purchased the Trust Certificates, REO Certificates and the SFR Certificates from the Original Sellers. On the Effective Date, Administrative Agent may purchase Trust Certificates from Seller L and Seller S. This Agreement is not a commitment by Administrative Agent on behalf of Buyers to enter into Transactions or Purchase Price Increases with any Seller, but rather, sets forth the procedures to be used in connection with periodic requests for Administrative Agent on behalf of Buyers to enter into such Transactions or Purchase Price Increases with Sellers. Each Seller hereby acknowledges that Administrative Agent is under no obligation to agree to enter into, or to enter into, any Transaction or Purchase Price Increase pursuant to this Agreement. All Contributed Mortgage Loans shall be serviced by Servicers. All Contributed Rental Properties and Contributed REO Properties shall be managed by the Property Manager. The aggregate Purchase Price (including

Purchase Price Increases) of Purchased Assets subject to outstanding Transactions shall not exceed the Maximum Available Purchase Price.
b.    Any Seller shall request that Administrative Agent on behalf of Buyers enter into a Transaction or Purchase Price Increase by delivering to Administrative Agent, a Transaction Request or Purchase Price Increase Request, as applicable, BPO valuation and valuation date for each Eligible Mortgage Loan, Eligible Rental Property or Eligible REO Property, as applicable, summary results of due diligence delivered in connection with Section 10(a) of this Agreement, compliance diligence information and upon request of Administrative Agent, a copy of the BPO and BPO results, in each case in the format mutually agreed to by Administrative Agent and Seller on or before 12:00 p.m. (New York City time) three (3) Business Days prior to the proposed Purchase Date or Purchase Price Increase Date, as applicable; provided that if such Eligible REO Property or Eligible Rental Property is related to an Eligible Mortgage Loan, each Seller shall not be required to deliver an additional BPO at the time of such Purchase Price Increase, and either (i) to Administrative Agent and Custodian a Request for Certification and related Asset Schedule, in accordance with the Custodial Agreement or (ii) to the extent that such Purchase Price Increase is a result of a change of Category for an Eligible Mortgage Loan to an Eligible REO Property or Eligible Rental Property or an Eligible REO Property to an Eligible Rental Property, evidence of such change in Category. In the event the Asset Schedule provided by any Seller contains erroneous computer data, is not formatted properly or the computer fields are otherwise improperly aligned, Administrative Agent shall provide written or electronic notice to each Seller describing such error and such Seller shall correct the computer data, reformat or properly align the computer fields itself and resubmit the Asset Schedule as required herein. Administrative Agent shall review and advise each Seller in writing of Buyer’s Market Value within two (2) Business Days of receipt of a Transaction Request or Purchase Price Increase Request, as applicable. Upon Administrative Agent and a Seller’s mutual agreement of the Market Value, Administrative Agent on behalf of Buyers and such Seller shall enter into a Transaction or Purchase Price Increase, as applicable, within one (1) Business Day of such agreement as set forth in Section 3(e) hereto.
c.    Upon transfer of the Purchased Certificates to Administrative Agent for the benefit of Buyers as set forth herein and until termination of such Transaction as set forth herein, ownership of the Purchased Certificates is vested in the Administrative Agent on behalf of Buyers, and record title (i) to each Contributed REO Property shall be retained by a Trust Subsidiary or REO Subsidiary, as applicable, (ii) to each Contributed Mortgage Loan shall be retained by a Trust Subsidiary and (iii) each Contributed Rental Property shall be retained by the SFR Subsidiary in accordance with the terms of the applicable Trust Agreement or SPE Agreement, as applicable.
d.    Reserved.

e.    Upon the satisfaction of the applicable conditions precedent set forth in Section 10 hereof, all of Sellers’ interest in the REO Certificates and SFR Certificates shall pass to Administrative Agent on behalf of the Buyers on the Purchase Date, against the transfer of the Purchase Price for the initial Contributed Assets to each Seller. Upon transfer of (i) the Purchased Assets to Buyer, (ii) Contributed Mortgage Loans to a Trust Subsidiary, (iii) Contributed REO Properties to a Trust Subsidiary or REO Subsidiary or (iv) Contributed Rental Properties to the SFR Subsidiary, in each case, as set forth in this Section and until termination of any related Transactions or the release of Contributed REO Properties, Contributed Rental Properties or Contributed Mortgage Loans as set forth in Sections 4 or 16 of this Agreement, ownership of each Purchased Asset, including beneficial ownership interest in each document in the related Asset File and Records, is vested in Administrative Agent for the benefit Buyers.
4.Repurchase; Release Price; Conversion to REO Property
a.    Each Seller shall repurchase from Administrative Agent acting on behalf of Buyers the related Purchased Certificates and the Purchased Assets on the Termination Date. Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Contributed Asset (but Liquidation Proceeds received by Administrative Agent shall be applied to reduce the Purchase Price for the Purchased Certificates on each Payment Date except as otherwise provided herein). Each Seller is obligated to repurchase and, with respect to Contributed Mortgage Loans, take physical possession of the Contributed Mortgage Loans from Administrative Agent or its designee (including the Custodian) then in Administrative Agent’s or its designee’s possession at each Seller’s expense on the related Repurchase Date.
b.    When the Contributed REO Properties, Contributed Rental Properties or Contributed Mortgage Loans, as applicable, supporting a portion of the Purchase Price of the Transaction related to the Purchased Certificates is desired to be sold or otherwise liquidated, the related Seller shall make payment to Administrative Agent in order to prepay the Repurchase Price (an “Optional Prepayment”) in an amount equal to the Release Price on each date such Contributed REO Properties, Contributed Rental Properties or Contributed Mortgage Loans, as applicable, are desired to be sold or otherwise liquidated (each, an “Optional Prepayment Date”). Such payment shall serve as a partial prepayment of the Repurchase Price in connection with the Transaction in respect of the Purchased Certificates. Such Seller shall pay the Optional Prepayment and take (or cause its designee to take) physical possession of the Contributed REO Properties, Contributed Rental Properties or Contributed Mortgage Loans, as applicable, from a Seller Party Subsidiary or its designee (including the Custodian) at the related Seller’s expense on the related Optional Prepayment Date. Immediately following such payment, the related Contributed REO Property, Contributed Rental Property or Contributed Mortgage Loan, as applicable, shall cease to be subject to this Agreement or the other Program Agreements, and Administrative Agent and Buyers shall be deemed to have released all of its interests in such Contributed REO Property, Contributed Rental Property or Contributed Mortgage Loan, as applicable, without further action by any Person and shall direct Custodian to release the related Asset File to the related Seller or its designee pursuant to the Custodial Agreement. Administrative Agent on behalf of Buyers shall cooperate with respect to sales of Contributed Assets by or on behalf of a Seller to third party purchasers, including (i) acceptance of wire transfers of the related Repurchase Price from such third party purchasers through escrow arrangements to allow for the simultaneous funding and transfer of Contributed Assets sold by or on behalf of a Seller to such third party purchasers subject to terms and conditions acceptable to Administrative Agent in its good faith discretion and internal “Know Your Customer” procedures, (ii) deliver any lien releases requested by any such third party purchaser on terms and conditions acceptable to Administrative Agent in its good faith discretion and (iii) upon payment in full of all Obligations and termination of this Agreement, if requested by Sellers, Administrative Agent shall deliver the Purchased Certificates, together with the required transfer documents to Sellers.
c.    Provided that no Default shall have occurred and be continuing, and Administrative Agent acting on behalf of Buyers has received the related Repurchase Price, Administrative Agent and Buyers will each be deemed to have released their respective interests hereunder in the Purchased Certificates (including, the Repurchase Assets related thereto without any further action from any Person). The applicable Purchased Certificates (and the Repurchase Assets related thereto, as applicable) shall be retransferred by delivery to the related Seller or the designee of such Seller free and clear of any lien, encumbrance or claim of Administrative Agent or the Buyers. Within one (1) Business Day of the payment of the Repurchase Price and the satisfaction of all Obligations hereunder, Administrative Agent and Buyers shall return the original Trust Certificate, REO Certificate or SFR Certificate, as applicable, and all applicable transfer documents to each related Seller.
d.    Provided that no Default shall have occurred and be continuing, and Administrative Agent acting on behalf of Buyers has received the applicable Optional Prepayment, Administrative Agent agrees to permit the release from a Seller Party Subsidiary of the related Contributed REO Property, the related Contributed Rental Property or the related Contributed Mortgage Loans, as applicable, attributable to such Optional Prepayment (including, the Repurchase Assets related thereto) at the request of the related Seller. The applicable Contributed REO Property, Contributed Rental Property, Contributed Mortgage Loans and the Repurchase Assets related thereto, shall be delivered to the applicable Seller or the designee of the applicable Seller free and clear of any lien, encumbrance or claim of Administrative Agent and Buyers and such Seller Party Subsidiary.
e.    With respect to a Liquidated Asset, each Seller agrees to (i) provide Administrative Agent with a copy of a report from the applicable Servicer or Property Manager, as applicable, indicating that such Contributed Asset has been liquidated, (ii) cause the applicable Servicer or Property Manager to remit the Optional Prepayment in accordance with Section 4(b) and (iii) provide Administrative Agent a notice specifying each Contributed Asset that has been liquidated. Provided that no Default shall have occurred and be continuing, Administrative Agent acting on behalf of Buyers agrees to permit the release of the Liquidated Asset from a Seller Party Subsidiary concurrently with receipt of confirmation that proceeds have been received by the applicable Servicer or Property Manager.
f.    Promptly upon a Contributed Mortgage Loan becoming a Contributed REO Property as contemplated by Section 8, each Seller shall (i) notify Administrative Agent in writing that such Contributed Mortgage Loan has become a Contributed REO Property and the value attributed to such Contributed REO Property by each Seller, (ii) deliver to Administrative Agent and Custodian an Asset Schedule with respect to such Contributed REO Property, (iii) be deemed to make the representations and warranties listed on Schedule 1-B hereto with respect to such Contributed REO Property; and (iv) without limiting the requirements set forth in the definition of Asset Value, deliver to Administrative Agent a true and complete copy of a BPO of such Contributed REO Property no less frequently than once per 180 day period. The acquisition of such Contributed REO Property by a Trust Subsidiary shall result in an applicable change in the value of the Trust Interests (as determined in accordance with the definition of Asset Value) of such Trust Subsidiary and any Purchase Price Increase or Margin Deficit attributed to any change in Category shall be paid by the Administrative Agent or each Seller, as applicable. The parties hereto hereby acknowledge and agree that on the Effective Date, certain Series Trusts own Contributed REO Properties and Administrative Agent on behalf of Buyers will enter into Transactions with respect thereto without any transfer or other action with respect to such Contributed REO Properties. Notwithstanding the foregoing, to the extent a Contributed Mortgage Loan held by a Series Trust becomes an REO Property after the Effective Date, it shall be transferred to the REO Subsidiary in order for such REO Property to be subject to a Transaction and considered a Contributed REO Property hereunder.
g.    Promptly upon a Contributed REO Property becoming a Contributed Rental Property as contemplated by Section 8, each Seller shall (i) notify Administrative Agent in writing that such Contributed REO Property has become a Contributed Rental Property and the value attributed to such Contributed REO Property by each Seller, (ii) deliver to Administrative Agent and Custodian an Asset Schedule with respect to such Contributed Rental Property, (iii) be deemed to make the representations and warranties listed on Schedule 1-C hereto with respect to such Contributed Rental Property and (iv) deliver to Administrative Agent a certification that all Improvements have been completed. The acquisition of such Contributed Rental Property by a Seller Party Subsidiary shall result in an applicable change in the value of the applicable SFR Interests (as determined in accordance with the definition of Asset Value) of such Seller Party Subsidiary and any Purchase Price Increase or Margin Deficit attributed to any change in Category shall be paid by the Administrative Agent or the applicable Seller, as applicable.

h.    The acquisition of Contributed Mortgage Loans by a Trust Subsidiary shall result in an increase in the value of the Trust Interests (as determined in accordance with the definition of Asset Value). For the avoidance of doubt, to the extent that a Contributed Mortgage Loan owned by a Trust Subsidiary is converted to a Contributed REO Property, a Purchase Price Increase shall be deemed to occur and shall be offset against the current outstanding Purchase Price for the related Contributed Mortgage Loan, which shall be deemed reduced.
5.Price Differential.
a.    On each Business Day that a Transaction is outstanding, the Pricing Rate shall be reset and, unless otherwise agreed, the accrued and unpaid Price Differential shall be settled in cash on each related Payment Date. Two (2) Business Days prior to the Payment Date, Administrative Agent shall give each Seller written or electronic notice of the amount of the Price Differential due on such Payment Date. On the Payment Date, each Seller shall pay to Administrative Agent the Price Differential for the benefit of Buyers for such Payment Date (along with any other amounts to be paid pursuant to Section 7 hereof and Section 4 of the Pricing Side Letter), by wire transfer in immediately available funds.
b.    If any Seller fails to pay all or part of the Price Differential by 3:00 p.m. (New York City time) on the related Payment Date, with respect to any Purchased Asset, such Seller shall be obligated to pay to Administrative Agent for the benefit of Buyers (in addition to, and together with, the amount of such Price Differential) interest on the portion of the unpaid Repurchase Price related to the past due Price Differential at a rate per annum equal to the Post Default Rate until the Price Differential is received in full by Administrative Agent for the benefit of Buyers.
6.Margin Maintenance
a.    If at any time the outstanding Purchase Price of any Purchased Certificate or Contributed Asset subject to a Transaction is greater than the Asset Value of such Purchased Certificate or Contributed Asset subject to a Transaction (a “Margin Deficit”), then Administrative Agent may by notice to any Seller require such Seller to transfer to Administrative Agent for the benefit of Buyers cash in an amount at least equal to the Margin Deficit (such requirement, a “Margin Call”), such amount to be applied to reduce the Purchase Price of the affected Contributed Asset, as applicable.
b.    Notice delivered pursuant to Section 6.a above may be given by any written or electronic means. Any notice given before 10:00 a.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on such Business Day; notice given after 10:00 a.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 2:00 p.m. (New York City time) on the following Business Day (the foregoing time requirements for satisfaction of a Margin Call are referred to as the “Margin Deadlines”). The failure of Administrative Agent, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Administrative Agent to do so at a later date. Sellers and Administrative Agent each agree that a failure or delay by Administrative Agent to exercise its rights hereunder shall not limit or waive Administrative Agent’s or Buyers’ rights under this Agreement or otherwise existing by law or in any way create additional rights for each Seller.
c.    In the event that a Margin Deficit exists with respect to any Purchased Certificate or Contributed Asset, Administrative Agent may retain any funds received by it to which each Seller would otherwise be entitled hereunder, which funds (i) shall be held by Administrative Agent acting on behalf of Buyers against the related Margin Deficit and (ii) may be applied by Administrative Agent acting on behalf of Buyers against the Purchase Price of any Purchased Certificate or Contributed Asset for which the related Margin Deficit remains otherwise unsatisfied. Notwithstanding the foregoing, the Administrative Agent retains the right, in its sole discretion, to make a Margin Call in accordance with the provisions of this Section 6.
7.Income Payments
a.    Contributed Mortgage Loans and Contributed REO Property. All Income received on account of the Purchased Certificates (including Income derived from Contributed Assets owned by a Seller Party Subsidiary) during the term of a Transaction shall be the property of Administrative Agent for the benefit of Buyers subject to the terms of this Agreement. Each Seller shall and shall cause (x) the applicable Servicer to deposit all Income received with respect to the Trust Certificates, REO Certificates, Contributed Mortgage Loans and Contributed REO Properties during the immediately preceding calendar month into the Collection Account two (2) Business Days prior to the Payment Date and (y) the Property Manager to deposit all Income (other than Security Deposits) received with respect to the Trust Certificates, SFR Certificates, REO Certificates, Contributed Rental Properties or Contributed REO Properties during the immediately preceding calendar month into the Collection Account, Rental Property Operating Account or REO Liquidation Account, as applicable, within two (2) Business Days of receipt thereof. Notwithstanding the foregoing, the Servicers shall be entitled to retain Ancillary Income to which they is entitled under the applicable Servicing Agreement; provided that any interim Servicer shall also be entitled to retain any other amounts to which it is entitled under the applicable Servicing Agreement. One (1) Business Day prior to each Payment Date, the Property Manager shall remit all amounts in the Rental Property Operating Account and REO Liquidation Account into the Collection Account. On each Payment Date, Administrative Agent shall remit amounts on deposit in the Collection Account (which shall include amounts remitted from the Rental Property Operating Account and REO Liquidation Accounts) as follows:
(1)    first, to Administrative Agent on behalf of Buyers in payment of any accrued and unpaid Price Differential, to the extent not paid by any Seller to Administrative Agent for the benefit of Buyers pursuant to Section 5;

(2)    second, without limiting the rights of Administrative Agent under Section 6 of this Agreement, to Administrative Agent on behalf of Buyers in reduction of the Purchase Price of the related Purchased Assets, in the amount of any unpaid Margin Deficit;
(3)    third, to the payment of all other costs and fees due and payable to Administrative Agent or Buyers pursuant to this Agreement;
(4)    fourth, to Administrative Agent on behalf of Buyers in reduction of the Purchase Price of any Liquidated Asset, an amount equal to the lesser of (x) Liquidation Proceeds received on or with respect to such Liquidated Asset or (y) Purchase Price of such Liquidated Asset;
(5)    fifth, only to the extent of amounts then remaining on deposit in the Collection Account, to the payment of reasonable and actual fees and unreimbursed advances of the applicable Servicer, Property Manager attributable to the Contributed Assets, as applicable;
(6)    sixth, to the Owner Trustee all trustee fees as set forth in the Trust Agreements; and
(7)    seventh, to the Sellers, any remaining amounts.
b.    Notwithstanding any provision to the contrary in this Section 7, upon the occurrence and continuance of an Event of Default or on the Termination Date all Income shall be remitted to Administrative Agent for the benefit of Buyers for application to the aggregate Repurchase Price and any other amounts owing by any Seller hereunder as Administrative Agent deems appropriate and any remainder shall be paid to Sellers.
8.Conveyance; Security Interest; REO Property
a.    Seller Repurchase Assets. On each Purchase Date, each Seller hereby sells, assigns and conveys all rights and interests in the Purchased Assets identified on a Transaction Request or the related Asset Schedule and/or delivered to the Administrative Agent for the benefit of Buyers hereunder. Although the parties intend that all Transactions hereunder be sales and purchases and not loans (other than for U.S. federal income tax purposes), in the event any such Transactions are deemed to be loans, and in any event, each Seller hereby pledges to Administrative Agent as security for the performance by Seller of its Obligations and hereby grants, assigns and pledges to Administrative Agent a fully perfected first priority security interest in the Purchased Assets, the Records (including, without limitation, any other collateral pledged or otherwise relating to the Contributed Rental Properties, together with all files, material documents, instruments, surveys, certificates, correspondence, appraisals, computer records, computer storage, accounting records and other books and records relating thereto), and all related Servicing Rights, Property Management Rights, the Program Agreements (to the extent such Program Agreements and each Seller’s right thereunder relate to the Purchased Assets), all SFR Property Documents relating to the Contributed Rental Property, all Lease Agreements relating to the Contributed Rental Property, any related Take‑out Commitments, any Property relating to the Purchased Assets, Income, the Collection Account and all amounts deposited therein, the Rental Property Operating Account and all amounts deposited therein, the REO Liquidation Account and all amounts deposited therein, the obligations of each Seller to deliver and convey each Contributed Asset to a Seller Party Subsidiary, as applicable, interest rate protection agreements, accounts (including any interest of Seller in escrow accounts) and any other contract rights, instruments, accounts, payments, rights to payment (including payments of interest or finance charges), general intangibles and other assets relating to the Purchased Assets (including, without limitation, any other accounts) or any interest in the Purchased Assets, and any proceeds (including the related securitization proceeds) and distributions with respect to any of the foregoing and any other property, rights, title or interests as are specified on a Transaction Request and/or Trust Receipt and/or delivered to Administrative Agent on behalf of Buyers pursuant to a Transaction, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Seller Repurchase Assets”).
b.    Seller Party Subsidiary Assets. In order to further secure the Obligations hereunder, each Seller Party Subsidiary hereby grants, assigns and pledges to Administrative Agent on behalf of Buyers a fully perfected first priority security interest in the Contributed Mortgage Loans, Contributed REO Property and Contributed Rental Property, as applicable, the Records (including, without limitation, any other collateral pledged or otherwise relating to the Contributed Rental Properties, together with all files, material documents, instruments, surveys, certificates, correspondence, appraisals, computer records, computer storage, accounting records and other books and records relating thereto), and all related Servicing Rights, Property Management Rights, the Program Agreements (to the extent such Program Agreements and such Seller Party Subsidiary’s right thereunder relate to the Contributed Mortgage Loans, Contributed REO Property and Contributed Rental Property, as applicable), all SFR Property Documents relating to the Contributed Rental Property, all Lease Agreements relating to the Contributed Rental Property, any related Take‑out Commitments, any Property relating to the Contributed Mortgage Loans, Contributed REO Property and Contributed Rental Property, as applicable, all insurance policies and insurance proceeds relating to any Contributed Mortgage Loans, Contributed REO Property and Contributed Rental Property, as applicable, or the related Mortgaged Property, including, but not limited to, any payments or proceeds under any related primary insurance, hazard insurance, Income, the Rental Property Operating Account and all amounts deposited therein, the REO Liquidation Account and all amounts deposited therein, interest rate protection agreements, accounts (including any interest of such Seller Party Subsidiary in escrow accounts) and any other contract rights, instruments, accounts, payments, rights to payment (including payments of interest or finance charges), general intangibles and other assets relating to the Contributed Mortgage Loans, Contributed REO Property and Contributed Rental Property, as applicable, (including, without limitation, any other accounts) or any interest in Contributed Mortgage Loans, Contributed REO Property and Contributed Rental Property, as applicable, and any proceeds (including the related securitization proceeds) and distributions with respect to any of the foregoing and any other property, rights, title or interests as are specified on a Transaction Request and/or Trust Receipt, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Seller Party Subsidiary Assets” and together with the Seller Repurchase Assets, the “Repurchase Assets”). All Seller Party Subsidiary Owned Assets shall be deemed to be part of the Contributed Mortgage Loans, Contributed REO Property and Contributed Rental Property, as applicable, conveyed to the Seller Party Subsidiary. This paragraph is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and transactions hereunder as defined under Section 101(47)(v) and 741(7)(xi) of the Bankruptcy Code, and is further intended to be a guaranty of the Obligations to the Administrative Agent and Buyers by the Seller Subsidiary Parties to the extent of its Contributed Mortgage Loans, Contributed REO Property and Contributed Rental Property, as applicable.
c.    Release of Servicing Rights. Each Seller acknowledges that no Seller Party has rights to service the Contributed Mortgage Loans or Contributed REO Property but only has rights as a party to the current Servicing Agreement. Without limiting the generality of the foregoing and in the event that a Seller Party is deemed to retain any residual Servicing Rights, and for the avoidance of doubt, each Seller Party, grants, assigns and pledges to Administrative Agent on behalf of Buyers a security interest in the Servicing Rights and proceeds related thereto and in all instances, whether now owned or hereafter acquired, now existing or hereafter created. The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to this Agreement and Transactions hereunder as defined under Sections 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.
d.    Financing Statements. Each Seller Party agrees to execute, deliver and/or file such documents and perform such acts as may be reasonably necessary to fully perfect Administrative Agent’s security interest created hereby on behalf of Buyers; provided, that, for the avoidance of doubt no mortgages shall be executed, delivered and/or filed in connection herewith. Furthermore, each Seller Party hereby authorizes the Administrative Agent to file financing statements relating to the Repurchase Assets, as the Administrative Agent, at its option, may deem appropriate. In addition, Seller S, Seller L and the Seller Party Subsidiaries hereby authorize the Administrative Agent to file such financing statement or statements relating to the Repurchase Assets as Administrative Agent, at its option, may deem appropriate, describing the collateral as “all assets of the Debtor” or words to that effect, and any limitations on such collateral description, notwithstanding that such collateral description may be broader in scope than the security interest actually granted in this Agreement, which the parties hereto agree is expressly limited to the Repurchase Assets. The Sellers shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 8.
e.    Conversion to REO Property. If any Seller shall cause a Seller Party Subsidiary to desire to extinguish any Mortgage Note in connection with the foreclosure of a Contributed Mortgage Loan, a transfer of the real property underlying the Mortgage Note in lieu of foreclosure or other transfer of such real property, such Seller shall cause such real property to be taken by Deed, or by means of such instruments as is provided by the Governmental Authority governing the transfer, or right to request transfer and issuance of the Deed, or such instrument as is provided by the related Governmental Authority, or to be acquired through foreclosure sale in the jurisdiction in which the Contributed REO Property is located, in the name of the Seller Party Subsidiary, as applicable, and in accordance with the terms of the Trust Agreement or applicable SPE Agreement. Promptly upon a Contributed Mortgage Loan becoming a Contributed REO Property as contemplated by this Section, such Seller shall (i) notify Administrative Agent in writing that such Contributed Mortgage Loan has become a Contributed REO Property and the value attributed to such Contributed REO Property by such Seller, (ii) deliver to Administrative Agent and Custodian an Asset Schedule with respect to such Contributed REO Property and (iii) be deemed to make the representations and warranties listed on Schedule 1-B hereto with respect to such Contributed REO Property. Such conversion shall result in an applicable change in the value of the applicable Purchased Asset to reflect such conversion.
f.    Conversion to Rental Property. Promptly upon a Contributed REO Property becoming a Contributed Rental Property, such Seller shall (i) notify Administrative Agent in writing that such Contributed REO Property has become a Contributed Rental Property and the value attributed to such Contributed Rental Property by such Seller, (ii) deliver to Administrative Agent and Custodian an Asset Schedule with respect to such Contributed Rental Property, (iii) deliver to Administrative Agent a certification that all Improvements have been completed, and (iv) be deemed to make the representations and warranties listed on Schedule 1-B hereto with respect to such Contributed REO Property. Such conversion shall result in an applicable change in the value of the applicable Purchased Asset to reflect such conversion.
g.    Purchased Certificates as Securities. The parties acknowledge and agree that the Purchased Certificates shall constitute and remain “securities” as defined in Section 8-102 of the Uniform Commercial Code; each Seller covenants and agrees that (i) the Purchased Certificates are not and will not be dealt in or traded on securities exchanges or securities markets, and (ii) the Purchased Certificates are not and will not be investment company securities within the meaning of Section 8-103 of the Uniform Commercial Code. Each Seller shall, at its sole cost and expense, take all steps as may be necessary in connection with the re-registration, indorsement, transfer, delivery and pledge of all Purchased Certificates to Administrative Agent on behalf of Buyers.
h.    Additional Interests. If a Seller shall, as a result of ownership of the Purchased Assets, become entitled to receive or shall receive any certificate evidencing any Purchased Assets or other equity interest, any option rights, or any equity interest in the Purchased Certificates, whether in addition to, in substitution for, as a conversion of, or in exchange for the Purchased Assets, or otherwise in respect thereof, such Seller shall accept the same as the Administrative Agent’s agent, hold the same in trust for the Administrative Agent and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Seller to the Administrative Agent, if required, together with an undated transfer power, if required, covering such certificate duly executed in blank, or if requested, deliver the Purchased Assets re-registered in the name of Administrative Agent, to be held by the Administrative Agent subject to the terms hereof as additional security for the Obligations. Any sums paid upon or in respect of the Purchased Certificates upon the liquidation or dissolution of a Seller Subsidiary Party, or otherwise shall be paid over to the Administrative Agent as additional security for the Obligations. If following the occurrence and during the continuation of an Event of Default, any sums of money or property so paid or distributed in respect of the Purchased Assets shall be received by a Seller, such Seller shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Administrative Agent segregated from other funds of Seller as additional security for the Obligations.
i.    Cash Dividends; Voting Rights. Unless an Event of Default shall have occurred and be continuing, each Seller shall be permitted to receive all cash dividends or other cash distributions paid in respect of the Purchased Assets and to exercise all voting and member rights with respect to the Purchased Assets; provided, however, that no vote shall be cast or member right exercised or other action taken which would impair the Purchased Assets or which would be inconsistent with or result in a violation of any provision of this Agreement. Without the prior consent of the Administrative Agent, the applicable Seller shall not (i) vote to enable, or take any other action to permit a Seller Party Subsidiary to issue any Capital Stock of any nature or to issue any other Capital Stock convertible into or granting the right to purchase or exchange for any Capital Stock of such Seller Party Subsidiary, or (ii) sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, the Purchased Assets or (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, the Purchased Assets, or any interest therein, except for the Lien provided for by this Agreement, or (iv) enter into any agreement (other than the applicable Trust Agreement or SPE Agreement, as applicable, and this Agreement) or undertaking restricting the right or ability of each Seller to sell, assign or transfer any of the Purchased Assets.
9.Payment and Transfer
Unless otherwise mutually agreed in writing, all transfers of funds to be made by a Seller hereunder shall be made in Dollars, in immediately available funds, without deduction (other than deduction for Taxes as required by law), set‑off or counterclaim, to Administrative Agent at such account as Administrative Agent shall specify to such Seller in writing. Each Seller acknowledges that it has no rights of withdrawal from the foregoing account. All Purchased Assets transferred by one party hereto to the other party shall be in the case of a purchase by Administrative Agent on behalf of the Buyers in suitable form for transfer or shall be accompanied by duly executed instruments of transfer or assignment in blank and such other documentation as Administrative Agent may reasonably request. All Purchased Assets and Contributed Assets shall be evidenced by a Trust Receipt. Any Repurchase Price received by Administrative Agent after 3:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day.
10.Conditions Precedent
a.    Initial Transaction. As conditions precedent to the initial Transaction, Administrative Agent shall have received on or before the day of such initial Transaction the following, in form and substance satisfactory to Administrative Agent and duly executed by each Seller, Guarantor and each other party thereto:

(1)    Program Agreements. The Program Agreements (other than the Electronic Tracking Agreement) duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver.
(2)    Security Interest. Evidence that all other actions necessary or, in the opinion of Administrative Agent, desirable to perfect and protect Administrative Agent’s and Buyers’ interest in the Purchased Assets and other Repurchase Assets have been taken, including, without limitation, duly authorized and filed Uniform Commercial Code financing statements on Form UCC‑1 or Form UCC-3, as applicable.
(3)    Organizational Documents. A certificate of the secretary of each of General Partner, each Seller, Guarantor and each Seller Party Subsidiary substantially in form and substance acceptable to Administrative Agent, attaching certified copies of such party’s organizational documents and corporate resolutions or written consents approving the Program Agreements and transactions thereunder (either specifically or by general resolution or consent) and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Agreements.
(4)    Good Standing Certificate. A certified copy of a good standing certificate from the jurisdiction of organization of General Partner, each Seller, Guarantor and each Seller Party Subsidiary, dated as of no earlier than the date ten (10) Business Days prior to the Effective Date with respect to the initial Transaction hereunder.
(5)    Incumbency Certificate. An incumbency certificate of the secretary of Guarantor and ARNS certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Program Agreements.
(6)    Opinion of Counsel. An opinion of each Seller’s, each Seller Party Subsidiary’s, and Guarantor’s counsel, as to such matters as Administrative Agent may reasonably request and in form and substance reasonably acceptable to Administrative Agent, including, without limitation, with respect to (i) Administrative Agent’s first priority lien on and perfected security interest in the Purchased Assets, Administrative Agent’s first priority lien on the Contributed Mortgage Loans; (ii) Administrative Agent’s perfected security interest in the Collection Account, Rental Property Operating Account and the REO Liquidation Account; (iii) the non-contravention, enforceability and corporate opinions with respect to each Seller, Guarantor and each Seller Party Subsidiary; (iv) matters of Delaware law with respect to each Seller Party Subsidiary, (including Special Purpose Entity matters with respect to an REO Subsidiary and a SFR Subsidiary) and the Owner Trustee and (v) the inapplicability of the Investment Company Act of 1940 to each Seller, and that it is not necessary to register any Seller Party Subsidiary under the Investment Company Act, for specified reasons other than the exemption provided by Section 3(c)(1) or Section 3(c)(7) thereof.
(7)    Reserved.

(8)    Fees. Payment of any fees due to Administrative Agent and Buyers hereunder.
(9)    Reserved.
(10)    Security Interest. Evidence that all other actions necessary to perfect and protect Administrative Agent’s interest in (A) the Repurchase Assets and in the Purchased Certificates have been taken, including, without limitation, ensuring that any trust interests or equity interests in a Seller Party Subsidiary are evidenced by certificates in registered form and that such trust interests or equity interests constitute and remain “securities” (as defined in Section 8-102 of the Uniform Commercial Code) and (B) the Contributed Rental Properties, the Contributed Mortgage Loans and the Contributed REO Properties together with all right, title and interest in and to the proceeds of any related Contributed Rental Properties, Contributed Mortgage Loans and Contributed REO Properties. Sellers shall take all steps as may be necessary in connection with the indorsement, transfer of power, delivery and pledge of all Purchased Certificates to Administrative Agent, and perform UCC searches and duly authorize and file Uniform Commercial Code financing statements on Form UCC-1 and Form UCC-3.
(11)    Certificates. Sellers shall deliver the original Trust Certificate, REO Certificate, SFR Certificate and all applicable transfer documents in blank to the Administrative Agent.
(12)    Appointment of Independent Manager. Evidence that an Independent Manager has been appointed in accordance with each applicable SPE Agreement.
b.    All Transactions and Purchase Price Increases. The obligation of Administrative Agent for the benefit of Buyers to enter into each Transaction or Purchase Price Increase pursuant to this Agreement is subject to the following conditions precedent:
(1)    Due Diligence Review. Without limiting the generality of Section 34 hereof, Administrative Agent and Buyers shall have completed, to its good faith satisfaction, their due diligence review of the related Contributed Assets, each Seller Party, General Partner, the Servicers (excluding any interim servicer) and Property Manager. In addition to the foregoing, at least three (3) Business Days prior to the related Purchase Date, each Seller shall have delivered to Administrative Agent and Buyers summary results of the due diligence each Seller performed in connection with the acquisition of Eligible Mortgage Loans, Eligible Rental Properties and Eligible REO Properties and Administrative Agent shall have excluded such assets as it deemed appropriate in its good faith discretion.
(2)    Required Documents.
(a)    With respect to each of the Contributed Assets, the items required to be delivered to Custodian have been delivered to the Custodian in accordance with the Custodial Agreement;

(b)    With respect to Contributed Rental Property, the SFR Subsidiary shall have executed and delivered to the Administrative Agent or its designee, the Assignments of Leases and Rents and fixture filings with respect to each Eligible Rental Property, which shall be in form and substance satisfactory to Administrative Agent;
(c)    With respect to each Contributed Rental Property, the Administrative Agent has, in its sole discretion, approved and the Property Manager has delivered and executed the Property Management Agreement; and
(d)    With respect to each of the Contributed Assets, (x) all applicable Servicers have delivered a fully executed Servicer Notice and (y) the Property Manager has delivered fully executed Property Management Agreement Side Letter.

(3)    Transaction Documents. Administrative Agent or its designee shall have received on or before the day of such Transaction or Purchase Price Increase, as applicable, (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Administrative Agent and (if applicable) duly executed:
(a)    A Transaction Request and Asset Schedule or other information required to be delivered by such Seller pursuant to Section 3(b) hereof;
(b)    The Request for Certification and the related Asset Schedule delivered by such Seller, and the Trust Receipt and Custodial Asset Schedule delivered by Custodian;
(c)    With respect to Contributed Rental Properties, such other documents as Administrative Agent may reasonably request, in form and substance reasonably acceptable to Administrative Agent, including but not limited to the following: (x) current rent roll (including actual and expected rents), if applicable, and (y) Tenant credit information, as may be required by Administrative Agent in its reasonable discretion;

(d)    With respect to a Contributed REO Property being converted into a Contributed Rental Property a certification that all Improvements have been completed; and

(e)    Such certificates, opinions of counsel or other documents as Administrative Agent may reasonably request in good faith.

(4)    No Default. No Default or Event of Default shall have occurred and be continuing.

(5)    Requirements of Law. Neither Administrative Agent nor Buyers shall have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Administrative Agent or any Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Administrative Agent or any Buyer to enter into Transactions or remit Purchase Price Increases with a Pricing Rate based on Base Rate.
(6)    Representations and Warranties. Both immediately prior to the related Transaction or Purchase Price Increase, as applicable, and also after giving effect thereto and to the intended use thereof, the representations and warranties made by the Seller Parties in each Program Agreement shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).
(7)    Electronic Tracking Agreement. To the extent each Seller is selling Mortgage Loans which are registered on the MERS® System and to the extent Contributed Mortgage Loans owned by a Trust Subsidiary are registered on the MERS® System, upon request of Administrative Agent, Electronic Tracking Agreements entered into, duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver; provided that executed signature pages by MERS and MERSCORP, Inc. may be produced following the dates hereof.
(8)    Delivery of Broker’s Price Opinion. With respect to each Contributed Mortgage Loan and Contributed REO Property, the applicable Seller shall have delivered to Administrative Agent a BPO valuation and valuation date, and such other information as may be required by Administrative Agent pursuant to Section 3(b) for such Purchased Asset.
(9)    Tenant Instruction Notices. To the extent not previously delivered, each Seller shall have delivered to Administrative Agent a Tenant Instruction Notice duly executed in blank with respect to the Contributed Rental Properties.
(10)    Material Adverse Change. None of the following shall have occurred and/or be continuing:
(a)    Credit Suisse AG, New York Branch’s corporate bond rating as calculated by S&P or Moody’s has been lowered or downgraded to a rating below investment grade by S&P or Moody’s;
(b)    an event or events shall have occurred in the good faith determination of a Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by mortgage loans or securities or an event or events shall have occurred resulting in such Buyer not being able to finance Purchased Assets, Contributed Mortgage Loan, Contributed Rental Properties or Contributed REO Properties through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events;

(c)    an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or Rental Properties or an event or events shall have occurred resulting in a Buyer not being able to sell securities backed by mortgage loans or Rental Properties at prices which would have been reasonable prior to such event or events; or
(d)    there shall have occurred a material adverse change in the financial condition of a Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of such Buyer to fund its obligations under this Agreement.
(11)    Insurance. Evidence that: (i) each Seller has added Administrative Agent as an additional loss payee under each Seller’s Fidelity Insurance and (ii) Property Manager has added Administrative Agent as an additional loss payee under Property Manager’s Fidelity Insurance.
(12)    Property Management. In the event that Contributed Assets related to such Transaction are managed by a Property Manager that has not previously managed any Contributed Assets related to a Transaction, Seller Parties shall deliver, or cause to be delivered, to Administrative Agent the applicable Property Management Agreement and the parties shall have entered into a Property Management Agreement Side Letter with such Property Manager in form and substance acceptable to Administrative Agent.
11.    Program; Costs
a.    Sellers shall reimburse Administrative Agent and Buyers for any of Administrative Agent’s and Buyers’ reasonable and documented out-of-pocket costs, including due diligence review costs and reasonable attorney’s fees, incurred by Administrative Agent and Buyers in determining the acceptability to Administrative Agent and Buyers of any Mortgage Loans, in an aggregate amount not to exceed the Due Diligence Cap. Sellers shall also pay, or reimburse Administrative Agent and Buyers if Administrative Agent or Buyers shall pay, any termination fee, which may be due any Servicer. Sellers shall pay the reasonable and documented out-of-pocket fees and expenses of Administrative Agent’s and Buyers’ counsel in connection with the Program Agreements. Reasonable and documented out-of-pocket legal fees for any subsequent amendments to this Agreement or related documents shall be borne by Sellers. Sellers shall pay ongoing custodial fees and expenses as set forth in the Custodial Agreement, and any other ongoing fees and expenses under any other Program Agreement.
b.    If any Buyer determines in good faith that, due to the introduction of, any change in, or required change in compliance by such Buyer with (i) any eurocurrency reserve requirement or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be an increase in the cost to such Buyer in engaging in the present or any future Transactions or remitting Purchase Price Increases, then Sellers agree to pay to such Buyer, from time to time, upon demand by such Buyer (with a copy to Custodian) the actual cost of additional amounts as specified by such Buyer to compensate such Buyer for such increased costs; provided that this Section 11(b) shall only apply to the extent that such increased costs are not reflected in such Buyer’s calculation of Base Rate.
c.    With respect to any Transaction or Purchase Price Increase, as applicable, Administrative Agent and Buyers may conclusively rely upon, and shall incur no liability to any Seller in acting upon, any request or other communication that Administrative Agent and Buyers reasonably believe to have been given or made by a person authorized to enter into a Transaction or request a Purchase Price Increase, as applicable, on each Seller’s behalf, whether or not such person is listed on the certificate delivered pursuant to Section 10(a)(5) hereof. In each such case, each Seller hereby waives the right to dispute Administrative Agent’s record of the terms of the request or other communication.
d.    Notwithstanding the assignment of the Program Agreements with respect to each Purchased Asset to Administrative Agent for the benefit of Buyers, Sellers agree and covenant with Administrative Agent and Buyers to enforce diligently Sellers’ rights and remedies set forth in the Program Agreements.
e.    (i) Any payments made by Sellers or Guarantor to Administrative Agent or a Buyer or a Buyer assignee or participant hereunder shall be made free and clear of and without deduction for any Taxes, except as required by law. If Sellers or Guarantor shall be required by law (as determined in their good faith discretion) to deduct or withhold any Tax from any sums payable to Administrative Agent or a Buyer or a Buyer assignee or participant, then (i) such Seller or Guarantor shall make such deductions or withholdings and pay the full amount deducted to the relevant official body in accordance with applicable law; (ii) to the extent the withheld or deducted Tax is an Indemnified Tax or Other Tax, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 11(e)(i)) the Administrative Agent receives an amount equal to the sum it would have received had no such deductions been made; and (iii) such Seller shall notify the Administrative Agent of the amount paid and shall provide the original or a certified copy of a receipt issued by the relevant Governmental Authority evidencing such payment within ten (10) days thereafter. Each Seller and Guarantor shall indemnify Administrative Agent and such Buyer for any Indemnified Taxes or Other Taxes imposed on Administrative Agent or such Buyer (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 11(e)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority.
(ii) Administrative Agent shall cause each Buyer and any assignee or participant of a Buyer to deliver to each of the Sellers and the Guarantor, at the time or times reasonably requested by the Sellers or the Guarantor, such properly completed and executed documentation reasonably requested by each Seller or the Guarantor as will permit payments made hereunder to be made without withholding or at a reduced rate of withholding. In addition, Administrative Agent shall cause each Buyer and Buyer assignee and participant, if reasonably requested by Sellers or Guarantor, to deliver such other documentation prescribed by applicable law or reasonably requested by the Sellers or Guarantor as will enable such Seller or Guarantor to determine whether or not such Buyer or Buyer assignee or participant is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, Administrative Agent shall cause a Buyer or assignee or participant of a Buyer to deliver to each of the Sellers and the Guarantor:
(A) in the case of a Buyer or any assignee or participant of a Buyer which is a “United States Person” as defined in section 7701(a)(30) of the Code, a properly completed and executed Internal Revenue Service (“IRS”) Form W-9 certifying that it is not subject to backup withholding;
(B) in the case of a Buyer or any assignee or participant of a Buyer which is not a “United States Person” as defined in Code section 7701(a)(30): (I) a properly completed and executed IRS Form W-8BEN-E or W-8ECI, as appropriate, evidencing entitlement to a zero percent or reduced rate of U.S. federal income tax withholding on any payments made hereunder, (II) in the case of such non-U.S. Person claiming exemption from the withholding of U.S. federal income tax under Code sections 871(h) or 881(c) with respect to payments of “portfolio interest,” a duly executed certificate (a “U.S. Tax Compliance Certificate”) to the effect that such non-U.S. Person is not (x) a “bank” within the meaning of Code section 881(c)(3)(A), (y) a “10 percent shareholder” of any Seller, Guarantor of affiliate thereof, within the meaning of Code section 881(c)(3)(B), or (z) a “controlled foreign corporation” described in Code section 881(c)(3)(C), (III) to the extent such non-U.S. person is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such non-U.S. person is a partnership and one or more direct or indirect partners of such non-U.S. person are claiming the portfolio interest exemption, such non-U.S. person may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner, and (IV) executed originals of any other form or supplementary documentation prescribed by law as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by law to permit any Seller or Guarantor to determine the withholding or deduction required to be made.
(C) if a payment made to a Buyer or any assignee or participant of a Buyer under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Buyer or assignee or participant were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Administrative Agent on behalf of such Buyer or assignee or participant shall deliver to Sellers or Guarantor at the time or times prescribed by law and at such time or times reasonably requested by such Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Seller as may be necessary for such Seller to comply with their obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 11(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
The applicable forms or documentation referred to above shall be delivered by Administrative Agent on behalf of each applicable Buyer or any assignee or participant of a Buyer on or prior to the date on which such person becomes a Buyer or any assignee or participant of a Buyer under this Agreement, as the case may be, and upon the obsolescence, inaccuracy or invalidity of any form or documentation previously delivered by it hereunder.
f.    Any indemnification payable by any Seller to Administrative Agent or a Buyer or any assignee or participant of a Buyer for Indemnified Taxes or Other Taxes that are imposed on such Buyer or any assignee or participant of a Buyer, as described in Section 11(e)(i) hereof, shall be paid by such Seller within ten (10) days after written demand therefor. As part of any such written demand for payment, a Buyer or the relevant assignee or participant of a Buyer shall deliver a certificate to such Seller (along with a copy of the applicable documents from the relevant Governmental Authority) setting forth a calculation of the amount of Indemnified Taxes or Other Tax for which the demand is made, which calculated amount shall be conclusive absent manifest error. A Buyer or relevant assignee or participant of a Buyer also shall timely deliver to such Seller a receipt (or other evidence reasonably satisfactory to such Seller) of the actual payment of Indemnified Taxes or Other Taxes with respect to which the indemnification request relates.
g.    If a Buyer or any assignee or participant of a Buyer determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Sellers or Guarantor or with respect to which such Seller has paid additional amounts pursuant to this Section, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Sellers or Guarantor under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by such Buyer or any assignee or participant of a Buyer and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the indemnifying party, upon the request of such Buyer or any assignee or participant of a Buyer, agrees to repay the amount paid over to the them (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Buyer or any assignee or participant of a Buyer is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 11(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 11(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

h.    Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes for each Transaction to constitute indebtedness of each Seller that is secured by the Purchased Assets, and the Purchased Assets as owned by such Seller in the absence of an Event of Default by any Seller. Administrative Agent, Buyers, Sellers and any assignee and each participant agree that they will treat and report for all tax purposes the Transactions entered into hereunder as one or more loans to Sellers secured by the Purchased Assets, unless otherwise prohibited by law or upon a final determination by any taxing authority that the Transactions are not loans for tax purposes.
12.    Servicing; Property Management
a.    Servicing.

(1)    Pursuant to the Servicing Agreements, each Seller, each Trust Subsidiary and the REO Entity, respectively have contracted with the Servicers to service the Contributed Mortgage Loans and Contributed REO Properties consistent with the degree of skill and care that each Seller customarily requires with respect to similar Mortgage Loans and REO Properties owned or managed by it and in accordance with Servicing Guidelines. Each Seller and Servicers shall (i) comply with all applicable federal, state and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Administrative Agent or Buyers in any Contributed Mortgage Loans and Contributed REO Properties or any payment thereunder. Administrative Agent may terminate the servicing of any Contributed Mortgage Loans or Contributed REO Properties with the then‑existing servicer in accordance with Section 12(a)(5) hereof.
(2)    Sellers shall and shall cause the Servicers to hold or cause to be held all escrow funds collected by each Seller and Servicers with respect to any Contributed Mortgage Loans and Contributed REO Properties in trust accounts and shall apply the same for the purposes for which such funds were collected.
(3)    Sellers shall and shall cause the Servicers to deposit all collections received by the Servicers on the Contributed Mortgage Loans and Contributed REO Properties in the Collection Account.
(4)    Each Seller shall provide to Administrative Agent (i) a Servicer Notice addressed to and agreed to by each Servicer, advising Servicers of such matters as Administrative Agent may reasonably request, including, without limitation, recognition by Servicers of Administrative Agent’s and Buyers’ interest in such Contributed Mortgage Loans and Contributed REO Properties and each Servicer’s agreement that upon receipt of notice of an Event of Default from Administrative Agent, it will follow the instructions of Administrative Agent with respect to the Contributed Mortgage Loans and Contributed REO Properties and any related Income with respect thereto.

(5)    Upon prior written notice following the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the right to immediately terminate any Servicer’s right to service the Contributed Mortgage Loans and Contributed REO Properties without payment of any penalty or termination fee under the Servicing Agreement. Upon receipt of such notice, each Seller and the Servicers shall cooperate in transferring the applicable servicing of the Contributed Mortgage Loans and Contributed REO Properties to a successor servicer appointed by Administrative Agent on behalf Buyers in its sole discretion.
(6)    If any Seller should discover that, for any reason whatsoever, any Seller or any Person responsible to such Seller for managing or servicing any such Contributed Mortgage Loan or Contributed REO Property has failed to perform fully such Seller’s obligations under the Program Agreements or any of the obligations of such Persons with respect to the Contributed Mortgage Loans and Contributed REO Properties, such Seller shall promptly notify Administrative Agent.
(7)    For the avoidance of doubt, each Seller retains no economic rights to the servicing of the Contributed Mortgage Loans and Contributed REO Properties; provided that each Seller shall and shall cause the Servicers to continue to service the Contributed Mortgage Loans and Contributed REO Properties hereunder as part of the Obligations hereunder. As such, each Seller expressly acknowledges that the Contributed Mortgage Loans and Contributed REO Properties are transferred to a Trust Subsidiary on a “servicing released” basis.
b.    Property Management.
(1)    Pursuant to the Property Management Agreement, the Sellers shall contract with the Property Managers to manage the Contributed Rental Property and Contributed REO Property consistent with the degree of skill and care that the Property Manager customarily requires with respect to similar Rental Property and REO Property owned or managed by Property Manager and in accordance with Accepted Property Management Practices. Property Manager shall (i) comply in all material respects with all applicable federal, state and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its management responsibilities hereunder and (iii) not impair the rights of Administrative Agent and Buyers in any Contributed Rental Property or Contributed REO Property or any payment thereunder. Administrative Agent may terminate the management of any Contributed Rental Property or Contributed REO Property with the then existing Property Managers in accordance with Section 12(b)(5) hereof.
(2)    The Sellers shall hold or cause to be held all escrow funds with respect to any Contributed Rental Properties in one or more Rental Property Operating Accounts and apply the same for the purposes for which such funds were collected.
(3)    The Sellers shall cause the Property Manager to deposit and remit all Income (other than Security Deposits) received by Property Manager on account of the Contributed Rental Properties and Contributed REO Properties, as applicable, in the Rental

Property Operating Account, the REO Liquidation Account or the Collection Account, as applicable.
(4)    ARLP shall provide to Administrative Agent a copy of an executed Tenant Instruction Notice that the Administrative Agent may deliver to Tenants upon the occurrence of an Event of Default or Property Manager Termination Event.
(5)    Upon prior written notice following the occurrence and during the continuance of an Event of Default or Property Manager Termination Event, Administrative Agent shall have the right to immediately terminate the Property Manager’s right to manage the Contributed Rental Properties without payment of any penalty or termination fee under the Property Management Agreement. Upon receipt of such notice, each Seller and the Property Manager shall cooperate in transferring the management of the Contributed Rental Properties to a successor property manager appointed by Administrative Agent in its sole discretion.
(6)    Upon Administrative Agent’s termination of the Property Manager’s right to manage the Contributed Rental Properties and Contributed REO Properties, Administrative Agent or its designee shall manage the Contributed Rental Properties and Contributed REO Properties and Security Deposits in accordance with the terms of the Lease Agreements and applicable law, and none of the Seller Parties or the Property Manager shall have any responsibility for and shall be indemnified and held harmless by Administrative Agent against costs resulting from any fraud, gross negligence or willful misconduct by Administrative Agent or its designee in connection with the management of the Contributed Rental Properties and Contributed REO Properties.
(7)    If any Seller should discover that, for any reason whatsoever, any Seller or any entity responsible to such Seller for managing any such Contributed Rental Property or Contributed REO Property has failed to perform fully such Seller’s obligations under the Program Agreements or any of the obligations of such entities with respect to the Contributed Rental Properties or Contributed REO Properties, such Seller shall promptly notify Administrative Agent.
13.    Representations and Warranties
a.    Each of the Seller Parties represents and warrants to Administrative Agent and Buyers as of the date hereof and as of each Purchase Date for any Transaction or Purchase Price Increase Date, as applicable, that:
(1)    Seller Party Existence. Each Seller has been duly organized and is validly existing in good standing under the laws of the State of Delaware. Guarantor has been duly organized and is validly existing as a REIT in good standing under the laws of the State of Maryland. Each Trust Subsidiary is duly organized and validly existing and in good standing under the laws of the State of Delaware. The SFR Subsidiary has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of

Delaware. The REO Subsidiary has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware.
(2)    Licenses. Each Seller Party is duly licensed or is otherwise qualified in each jurisdiction in which it transacts business for the business which it conducts and is not in default of any applicable federal, state or local laws, rules and regulations unless, in either instance, the failure to take such action or such default is not reasonably likely (either individually or in the aggregate) to cause a Material Adverse Effect. Each Seller Party has the requisite power and authority and legal right to purchase Mortgage Loans, REO Properties, lease Rental Property (as applicable) and to own, sell and grant a lien on all of its right, title and interest in and to the Mortgage Loans, Rental Properties and REO Properties, and to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of, each Program Agreement and any Transaction Request or Purchase Price Increase Request.
(3)    Power. Each Seller Party has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect.
(4)    Due Authorization. Each Seller Party has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Program Agreements, as applicable. Each Program Agreement has been (or, in the case of Program Agreements not yet executed, will be) duly authorized, executed and delivered by each Seller, Guarantor and each Seller Party Subsidiary, all requisite or other corporate action having been taken, and each is valid, binding and enforceable against each Seller, Guarantor and each Seller Party Subsidiary in accordance with its terms except as such enforcement may be affected by bankruptcy, by other insolvency laws, or by general principles of equity.
(5)    Financial Statements. The Guarantor has heretofore furnished to Administrative Agent a copy of (a) its consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the fiscal year of the Guarantor ended December 31, 2015 and the related consolidated statements of income and retained earnings and of cash flows for the Guarantor and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of Deloitte & Touche LLP and (b) its consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the quarterly fiscal period of each Seller ended December 31, 2015, March 31, 2016, June 30, 2016 and September 30, 2016, and the related consolidated statements of income and retained earnings and of cash flows for the Guarantor and its consolidated Subsidiaries for such quarterly fiscal period, setting forth in each case in comparative form the figures for the previous year. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of the Guarantor and its Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP (other than monthly financial statements solely with respect to footnotes, year‑end adjustments and cash flow statements) applied on a consistent basis. Since September 30, 2016, there has been no material adverse change in the consolidated business, operations or financial condition of the Guarantor and its consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor is Guarantor aware of any state of facts which (with notice or the lapse of time) would be reasonably expected to result in any such material adverse change. The Guarantor has, on the date of the statements delivered pursuant to this Section (the “Statement Date”) no liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long‑term leases or unusual forward or long‑term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Guarantor except as heretofore disclosed to Administrative Agent in writing.
(6)    Event of Default. There exists no Event of Default under Section 15.b) hereof, which default gives rise to a right to accelerate indebtedness as referenced in Section 15.b) hereof, under any mortgage, borrowing agreement or other instrument or agreement pertaining to indebtedness for borrowed money or to the repurchase of mortgage loans or securities.
(7)    Solvency. Each Seller Party is solvent and will not be rendered insolvent by any Transaction and, after giving effect to such Transaction, will not be left with an unreasonably small amount of capital with which to engage in its business. No Seller Party intends to incur, and does not believe that it has incurred, debts beyond its ability to pay such debts as they mature and is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such entity or any of its assets. The amount of consideration being received by Sellers upon the sale of the Purchased Assets to Administrative Agent for the benefit of Buyers constitutes reasonably equivalent value and fair consideration for such Purchased Assets. Sellers are not transferring any Purchased Assets with any intent to hinder, delay or defraud any of their respective creditors. Each transfer of Contributed REO Property to a REO Subsidiary constitutes reasonably equivalent value and fair consideration for such Contributed REO Property. Each transfer of Contributed Mortgage Loans and Contributed REO Property to a Trust Subsidiary constitutes reasonably equivalent value and fair consideration for such Contributed Mortgage Loan. Each transfer of Contributed Rental Property to the SFR Subsidiary constitutes reasonably equivalent value and fair consideration for such Contributed Rental Property.
(8)    No Conflicts. The execution, delivery and performance by each Seller, Guarantor and each Seller Party Subsidiary of each Program Agreement do not conflict with any term or provision of the formation documents or by‑laws of such Seller, Guarantor or such Seller Party Subsidiary or any law, rule, regulation, order, judgment, writ, injunction or decree applicable to such Seller, Guarantor or such Seller Party Subsidiary of any court, regulatory body, administrative agency or governmental body having jurisdiction over such Seller, Guarantor or such Seller Party Subsidiary, which conflict would have a Material Adverse Effect and will not result in any violation of any such mortgage, instrument, agreement or obligation to which such Seller, Guarantor or such Seller Party Subsidiary is a party.
(9)    True and Correct Disclosure. All information, reports, exhibits, schedules, financial statements or certificates of each Seller, Guarantor, each Seller Party Subsidiary or any Affiliate thereof or any of their officers furnished or to be furnished to Administrative Agent in connection with the initial or any ongoing due diligence of such Seller, Guarantor, such Seller Party Subsidiary or any Affiliate or officer thereof, negotiation, preparation, or delivery of the Program Agreements are true and correct in all material respects and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All financial statements have been prepared in accordance with GAAP (other than monthly financial statements solely with respect to footnotes, year‑end adjustments and cash flow statements).
(10)    Approvals. No consent, approval, authorization or order of, registration or filing with, or notice to any Governmental Authority or court is required under applicable law in connection with the execution, delivery and performance by each Seller, Guarantor and each Seller Party Subsidiary of each Program Agreement.
(11)    Litigation. Except as disclosed on Exhibit J which exhibit may be amended from time to time with the prior written consent of Administrative Agent and Seller Parties, there is no action, proceeding or investigation pending with respect to which any of each Seller, Guarantor or each Seller Party Subsidiary has received service of process or, to the best of each Seller’s or Guarantor’s knowledge threatened against it before any court, administrative agency or other tribunal (A) asserting the invalidity of any Program Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated any Program Agreement, (C) making a claim against any Seller Party Subsidiary individually in an amount greater than $2,500,000 or in an aggregate amount greater than $5,000,000, (D) making a claim against any Seller or Guarantor individually in an amount greater than $10,000,000 or in an aggregate amount greater than $15,000,000, (E) which requires filing with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder or (F) which might materially and adversely affect the validity of the Purchased Assets, Contributed Assets or the performance by it of its obligations under, or the validity or enforceability of any Program Agreement.
(12)    Material Adverse Change. There has been no material adverse change in the business, operations, financial condition or properties of each Seller, Guarantor, each Seller Party Subsidiary or its Affiliates taken as a whole since the date set forth in the most recent financial statements supplied to Administrative Agent as determined by Administrative Agent in its good faith discretion.
(13)    Ownership. Upon (a) payment of the Purchase Price and the filing of the financing statement and delivery of the Asset Files to the Custodian and the Custodian’s receipt of the related Request for Certification, Administrative Agent shall become the sole owner of the Purchased Assets and related Repurchase Assets, (b) transfer of each Contributed REO Property to a Trust Subsidiary or REO Subsidiary, such Trust Subsidiary or REO Subsidiary shall become the sole owner of the Contributed REO Properties, (c) transfer of each Contributed Mortgage Loan to a Trust Subsidiary, such Trust Subsidiary shall become the sole owner of the Contributed Mortgage Loans and (d) transfer of each Contributed Rental Property to the SFR Subsidiary shall become the sole owner of the Contributed Rental Properties, in each instance free and clear of all liens and encumbrances other than those created pursuant to this Agreement or the other Program Agreements.
(14)    Reserved.
(15)    Taxes. Each Seller, Guarantor, each Seller Party Subsidiary and its Subsidiaries have timely filed all federal income and state income tax returns and all other material tax returns that are required to be filed by them (taking into account any applicable extensions) and have paid all federal income and state income Taxes and all other material Taxes due and payable (whether or not shown on such returns), except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of each Seller, Guarantor, each Seller Party Subsidiary and its Subsidiaries in respect of Taxes and other governmental charges are, in the opinion of each Seller or Guarantor and each Seller Party Subsidiary, as applicable, adequate.
(16)    Investment Company. No Seller, Guarantor, any Seller Party Subsidiary nor any of their respective Subsidiaries is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, and it is not necessary to register any Seller Party Subsidiary nor any of their respective Subsidiaries under the Investment Company Act, for specified reasons other than the exemption provided by Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act of 1940.
(17)    Chief Executive Office; Jurisdiction of Organization. On the Effective Date, each Seller’s chief executive office, is located at 36C Strand Street, Christiansted, U.S. Virgin Islands. On the Effective Date, each Seller’s jurisdiction of organization is Delaware. Each Seller shall provide Administrative Agent with thirty (30) days advance notice of any change in such Seller’s principal office or place of business, legal name or jurisdiction. Each Seller has no trade name. During the preceding five years, each Seller has not been known by or done business under any other name, corporate or fictitious, and has not filed or had filed against it any bankruptcy receivership or similar petitions nor has it made any assignments for the benefit of creditors.
(18)    Location of Books and Records. The location where each Seller keeps its books and records, including all computer tapes and records relating to the Purchased Assets, Contributed Assets and the related Repurchase Assets is its chief executive office.

(19)    Tangible Net Worth. On the Effective Date, Guarantor’s Tangible Net Worth is not less than the amount set forth in Section 2.1 of the Pricing Side Letter.
(20)    ERISA. Each Plan to which any Seller, Guarantor or its Subsidiaries make direct contributions, and, to the knowledge of each Seller, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law.
(21)    Adverse Selection. Sellers have not selected the Purchased Assets, Contributed Mortgage Loans, Contributed Rental Properties or Contributed REO Properties in a manner so as to adversely affect Buyers’ interests.
(22)    Agreements. No Seller nor any Subsidiary of any Seller is a party to any agreement, instrument, or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in Section 13(a)(5) hereof. No Seller nor any Subsidiary of any Seller is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could have a material adverse effect on the business, operations, properties, or financial condition of each Seller as a whole. No holder of any indebtedness of any Seller or of any of its Subsidiaries has given notice of any asserted default thereunder.
(23)    Other Indebtedness. All Indebtedness (other than Indebtedness evidenced by this Agreement) of any Seller in excess of $50,000,000 existing on the date hereof is listed on Exhibit H hereto (the “Existing Indebtedness”).
(24)    No Reliance. Each Seller, Guarantor and each Seller Party Subsidiary has made its own independent decision to enter into the Program Agreements and each Transaction or Purchase Price Increase, as applicable, and as to whether such Transaction or Purchase Price Increase, as applicable, is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Neither any Seller nor Guarantor is relying upon any advice from Administrative Agent or Buyers as to any aspect of the Transactions or Purchase Price Increases, as applicable, including without limitation, the legal, accounting or tax treatment of such Transactions or Purchase Price Increases, as applicable.
(25)    Plan Assets. No Seller nor Guarantor is an “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, or a “plan” described in Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code, and the Purchased Assets are not “plan assets” within the meaning of 29 CFR §2510.3-101 as amended by Section 3(42) of ERISA, and transactions by or with any Seller or Guarantor are not subject to any state or local statute regulating investments or fiduciary obligations with respect to governmental plans (within the meaning of Section 3(32) of ERISA) that would be violated by the transactions contemplated hereunder.
(26)    No Prohibited Persons. No Seller nor Guarantor nor any of their Affiliates, officers, directors, partners or members, is an entity or person (or to any Seller’s or Guarantor’s knowledge, owned or controlled by an entity or person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).
(27)    Servicing. Each Seller has adequate financial standing and through the Servicing Agreement with the Servicer, access to servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Contributed Mortgage Loans and Contributed REO Properties and in accordance with Accepted Servicing Practices.
(28)    Real Estate Investment Trust. Guarantor is a REIT.
(29)    True Sale. Each Contributed Rental Property was acquired by the SFR Subsidiary or the related Series Trust, as applicable, from a transferor on a legal true sale or true contribution basis.
b.    With respect to every Contributed Asset and Purchased Assets, each of the Seller Parties represents and warrants to Administrative Agent and Buyers as of the applicable Purchase Date for any Transaction and each date thereafter that each representation and warranty set forth on Schedule 1-A, 1-B, 1-C and 1-D, as applicable, is true and correct.
c.    The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Asset and Contributed Assets to Administrative Agent for the benefit of Buyers and to each Buyer and shall continue for so long as the Purchased Assets and Contributed Assets are subject to this Agreement. Upon discovery by any Seller, any Seller Party Subsidiary, Servicer, Property Manager or Administrative Agent of any breach of any of the representations or warranties set forth in this Agreement, the party discovering such breach shall promptly give notice of such discovery to the others. Administrative Agent has the right to require, in its unreviewable discretion, such Seller to repurchase or such Seller Party Subsidiary to remit the applicable Release Price within one (1) Business Day after receipt of notice from Administrative Agent any Purchased Assets and Contributed Assets for which a breach of one or more of the representations and warranties referenced in Section 13.b) exists and which breach has a material adverse effect on the value of such Purchased Asset and Contributed Asset or the interests of Administrative Agent or Buyers.
14.    Covenants
Each Seller Party covenants with Administrative Agent and Buyers that, during the term of this facility:
a.    Litigation. Each Seller Party, as applicable, will promptly, and in any event within ten (10) Business Days after service of process on any of the following, give to Administrative Agent notice (for the avoidance of doubt, a filing with the SEC disclosing such matters shall be appropriate notice) of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are threatened or pending) or other legal or arbitrable proceedings affecting any Seller, Guarantor or any of their Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Program Agreements or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim individually in an amount greater than $2,500,000 or in an aggregate amount greater than $5,000,000, or (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect. Each Seller and Guarantor, as applicable, will promptly provide notice of any judgment, which with the passage of time, could reasonably be expected to cause an Event of Default hereunder.
b.    Prohibition of Fundamental Changes. Each Seller Party (other than the Guarantor) shall not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or, other than as contemplated by the Program Agreements or otherwise in the ordinary course of business, sell all or substantially all of its assets; provided, that such Seller Party may merge or consolidate with (a) any wholly owned subsidiary of such Seller Party, or (b) any other Person if such Seller Party is the surviving corporation; and provided further, that if after giving effect thereto, no Default would exist hereunder.
c.    Servicing. Each Seller Party shall not cause the Purchased Assets, Contributed Mortgage Loans, Contributed Rental Properties and Contributed REO Properties to be serviced or managed by any Servicer or Property Manager other than a Servicer or Property Manager expressly approved in writing by Administrative Agent on behalf of Buyers.
d.    Reserved.
e.    Insurance.
(1)    Each Seller Party shall continue to maintain, for each Seller and its Subsidiaries, Fidelity Insurance in an aggregate amount at least equal to $1,000,000. Sellers or Guarantor shall maintain, for each Seller and its Subsidiaries, Fidelity Insurance in respect of its officers, employees and agents, with respect to any claims made in connection with all or any portion of the Repurchase Assets. Each Seller or Guarantor shall notify the Administrative Agent of any material change in the terms of any such Fidelity Insurance. Each Trust Subsidiary and the REO Subsidiary shall continue to maintain homeowners or other liability insurance covering each Contributed REO Property as contemplated by the applicable Servicing Agreement. The SFR Subsidiary and Property Manager shall continue to maintain homeowners or other liability insurance covering each Contributed Rental Property as contemplated by the Property Management Agreement; and
(2)    Each Seller Party Subsidiary shall:

1.keep all Rental Property and REO Property useful and necessary in its business in good working order and condition (ordinary wear and tear and casualty and condemnation events excepted);
2.obtain and maintain, or cause to be obtained and maintained, insurance for itself and each Rental Property and REO Property (and its related improvements and personal property) owned by it providing at least the following coverages:

(i) comprehensive all risk “special form” insurance including, but not limited to, loss caused by any type of windstorm or hail, (A) in an amount equal to 100% of the replacement cost, subject to a loss limit equal to $25,000,000 per occurrence; (B) containing an agreed amount endorsement with respect to the improvements and personal property at any Rental Property waiving all co-insurance provisions or to be written on a no co-insurance form furnished by the Seller and/or SFR Subsidiary; (C) providing for no deductible in excess of $25,000 for all such insurance coverage for any one casualty or insured event; provided, however with respect to windstorm and earthquake coverage, no deductible in excess of 5% of the insurable value for each location, subject to a (x) with respect to Rental Property, $25,000 minimum deductible per occurrence and (y) with respect to REO Property, $5,000 minimum deductible per occurrence; (D) if any portion of a Rental Property or REO Property is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, plus excess amounts as Lender shall require, and (E) if any of the improvements or the use of the Rental Property or REO Property shall at any time constitute legal non-conforming structures or uses, coverage for loss due to operation of law in an amount equal to the replacement cost. Coverage for demolition costs and increased costs of construction in a combined amount not less than $25,000 per location. In addition, it shall obtain (1) named storm insurance in an amount equal to $15,000,000 on the date hereof and increased based upon periodic storm risk analyses on a 500 year event Probable Maximum Loss (“PML”); and (2) earthquake insurance in an amount equal to $25,000,000 on the date hereof and increased based upon periodic seismic risk analyses on a 500 year event PML;

(ii) at all times during which structural construction, repairs or alterations are being made with respect to the improvements on any Property and only if and to the extent each of the property coverage form and the liability insurance coverage form does not otherwise apply (A) owner’s contingent or protective liability insurance, otherwise known as owner contractor’s protective liability (or its equivalent), covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; provided however, that such insurance shall only be required at all times during which a material structural loss occurs and is continuing and (B) the insurance provided for in subsection (i) above written in a so‑called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property and (4) with an agreed amount endorsement waiving co-insurance provisions;
(iii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about any Property, such insurance (A) to be on the so-called “occurrence” form with a limit of not less than one million dollars ($1,000,000) per occurrence; three million dollars ($3,000,000) in the aggregate “per location”; and fifty million dollars ($50,000,000) in the aggregate for each policy year; (B) to continue at not less than the aforesaid limit until required to be changed by the Administrative Agent in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all insured contracts and (5) contractual liability covering the indemnities contained in any Mortgage to the extent the same is available;
(iv) if applicable, worker’s compensation subject to the worker’s compensation laws of the applicable state, and employer’s liability in amounts reasonably acceptable to the Administrative Agent;
(v) umbrella and excess liability insurance in an amount not less than fifty million dollars ($50,000,000) per occurrence and in the aggregate on terms consistent with, and providing coverage in excess of the coverage provided by, the commercial general liability insurance policy required hereunder and including employer liability and automobile liability, if required;
Each insurance policy provided for or contemplated by this clause (b) shall contain a standard insured party clause naming the Sellers, Seller Party Subsidiary (as applicable) Subsidiary and their successors and assigns as insured parties and, except with respect to the coverage required by clauses (v) and (vi), the Administrative Agent as additional insured and loss payee, and all premiums thereon.

3.furnish to Administrative Agent upon request information and certificates with respect to such insurance; and

4.submit claims under such insurance policy in the order in which insured events occur.
f.    No Adverse Claims. Each Seller warrants and will defend, and shall cause Servicer or Property Manager, as applicable, to defend, the right, title and interest of (i) Administrative Agent and Buyers in and to all Purchased Assets and the related Repurchase Assets, (ii) a Trust Subsidiary in and to all Contributed REO Properties and all Contributed Mortgage Loans held by it, (iii) a REO Subsidiary in and to all Contributed REO Properties held by it and (iv) a SFR Subsidiary in and to all Contributed Rental Properties held by it in each case, against all adverse claims and demands.
g.    Assignment. Except as permitted herein, no Seller nor any Seller Party Subsidiary shall sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Agreements), any of the Purchased Assets, Contributed Assets or any interest therein, provided that this Section shall not prevent any transfer of Purchased Assets and Contributed Assets in accordance with the Program Agreements.
h.    Security Interest. Each Seller shall do all things necessary to preserve the Purchased Assets and the related Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, each Seller will comply with all rules, regulations and other laws of any Governmental Authority and cause the Purchased Assets, Contributed Mortgage Loans, Contributed Rental Properties, Contributed REO Properties or the related Repurchase Assets to comply with all applicable rules, regulations and other laws. Each Seller will not allow any default for which each Seller is responsible to occur under any Purchased Assets, Contributed Assets and the related Repurchase Assets or any Program Agreement and each Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Assets, Contributed Assets and the related Repurchase Assets and any Program Agreement.
i.    Records.
(1)    Each Seller shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Assets and Contributed Assets in accordance with industry custom and practice for assets similar to the Purchased Assets and Contributed Assets, including those maintained pursuant to the preceding subparagraph, and all such Records shall be in Custodian’s possession pursuant to the terms of the Custodial Agreement unless Administrative Agent otherwise approves. Except in accordance with the Custodial Agreement, each Seller will not allow any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Purchased Asset or Contributed Asset, in which event each Seller will obtain or cause to be obtained a receipt from a financially responsible person for any such paper, record or file. Each Seller or the Servicer of the Purchased Assets and Contributed Assets will maintain all such Records not in the possession of Custodian in good and complete condition in accordance with industry practices for assets similar to the Purchased Assets, Contributed Assets and preserve them against loss.
(2)    For so long as Administrative Agent has an interest in or lien on any Purchased Asset, each Seller will hold or cause to be held all related Records in trust for Administrative Agent. Each Seller shall notify, or cause to be notified, every other party holding any such Records of the interests and liens in favor of Administrative Agent granted hereby. For so long as a Seller Party Subsidiary has an interest in or lien on any Contributed REO Property, Contributed Rental Property or Contributed Mortgage Loan, such Seller shall cause such Seller Party Subsidiary to hold or cause to be held all related Records in trust for Administrative Agent. Such Seller shall cause such Seller Party Subsidiary to notify, or cause to be notified, every other party holding any such Records of the interests and liens in favor of Administrative Agent granted hereby.
(3)    Upon reasonable advance notice from Custodian or Administrative Agent, each Seller shall (x) make any and all such Records available to Custodian, Administrative Agent and a Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, and (y) permit Administrative Agent or a Buyer or its authorized agents to discuss the affairs, finances and accounts of each Seller with its chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of each Seller with its independent certified public accountants.
j.    Books. Each Seller shall keep or cause to be kept in reasonable detail books and records of account of its assets and business and shall clearly reflect therein the transfer of Purchased Assets to Administrative Agent for benefit of Buyers. Each Seller shall cause each Seller Party Subsidiary to keep in reasonable detail books and records of account of its assets and business and shall clearly reflect therein the transfer of Contributed REO Property, Contributed Rental Property and Contributed Mortgage Loans to such Seller Party Subsidiary.
k.    Approvals. Each Seller shall maintain all material licenses, permits or other approvals necessary for such Seller to conduct its business and to perform its obligations under the Program Agreements, and such Seller shall conduct its business strictly in accordance with applicable law.
l.    Material Change in Business. No Seller nor Guarantor shall make any material change in the nature of its business as carried on at the date hereof other than as contemplated by Guarantor’s public filings.
m.    Rental Property Samples. Sellers shall provide to Administrative Agent every three (3) months a report certifying that a random sample of at least twenty five (25%) percent of the Contributed Rental Properties have no liens (other than permitted Liens) and maintain valid title insurance policies covering such Contributed Rental Properties in accordance with the terms hereof.
n.    Distributions. If an Event of Default has occurred and is continuing, no Seller nor Guarantor shall pay any dividends with respect to any Capital Stock or other equity interests in such entity, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Seller or Guarantor, as applicable; provided that notwithstanding anything herein to the contrary, Guarantor and each Seller that is a REIT or in which a REIT holds an interest shall be permitted to declare and pay any dividends or tax distributions to its shareholders or members in the ordinary course to the extent necessary for such REIT to continue to qualify as a REIT once it has so qualified.
o.    Applicable Law. Each Seller and Guarantor shall comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority.
p.    Existence. Each Seller, Guarantor and each Seller Party Subsidiary shall preserve and maintain their legal existence and all of their material rights, privileges, licenses and franchises.
q.    Chief Executive Office; Jurisdiction of Organization. Each Seller shall not move its chief executive office from the address referred to in Section 13.a(17) or change its jurisdiction of organization from the jurisdiction referred to in Section 13.a(17) unless it shall have provided Administrative Agent thirty (30) days’ prior written notice of such change.
r.    Taxes. Each Seller and Guarantor shall timely file all tax returns that are required to be filed by them and shall timely pay and discharge all Taxes imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such Tax the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.
s.    Transactions with Affiliates. Each Seller will not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate, other than any contribution of Contributed REO Property, Contributed Rental Property or Contributed Mortgage Loans to a Seller Party Subsidiary, unless such transaction is (a) in the ordinary course of each Seller’s business and (b) upon fair and reasonable terms no less favorable to such Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section to any Affiliate.
t.    Reserved.
u.    Indebtedness. Each Seller shall not incur any additional material Indebtedness in excess of $50,000,000 (individually or in the aggregate), including without limitation, any Indebtedness relating to any mortgage servicing rights or corporate or servicing advances, (other than (i) the Existing Indebtedness, (ii) any mortgage loan and REO property financing, and (iii) usual and customary accounts payable for a mortgage company) without the prior written consent of Administrative Agent (such consent not to be unreasonably conditioned, withheld or delayed).
v.    Asset Manager and Property Manager. No Seller Party shall, without the prior written consent of Administrative Agent, (i) remove either the Asset Manager or Property Manager or (ii) amend or modify either the Asset Management Agreement or Property Management Agreement in a manner that would materially and adversely affect the interests of the Administrative Agent and Buyers; provided that such Seller shall notify Administrative Agent of all amendments and modifications of the Asset Management Agreement and Property Management Agreement.
w.    True and Correct Information. All information, reports, exhibits, schedules, financial statements or certificates of any Seller, Guarantor, any Affiliate thereof or any of their officers furnished to Administrative Agent and/or Buyers hereunder and during Administrative Agent’s and/or Buyers’ diligence of each Seller and Guarantor are and will be true and correct in all material respects and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading, in each case as of the date provided or such other date expressly set forth therein. All required financial statements, information and reports delivered by each Seller to Administrative Agent and/or Buyers pursuant to this Agreement shall be prepared in accordance with U.S. GAAP, or, if applicable, to SEC filings, the appropriate SEC accounting regulations.
x.    No Pledge. Each Seller shall not and shall cause each Seller Party Subsidiary to not pledge, transfer or convey any security interest in the Rental Property Operating Account or the REO Liquidation Account to any Person without the express written consent of Administrative Agent.
y.    Plan Assets. No Seller nor Guarantor shall be an “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, or a “plan” described in Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code and each Seller shall not use “plan assets” within the meaning of 29 CFR §2510.3-101, as amended by Section 3(42) of ERISA, to engage in this Agreement or any Transaction hereunder. Transactions by or with any Seller or Guarantor shall not be subject to any state or local statute regulating investments of or fiduciary obligations with respect to governmental plans (within the meaning of Section 3(32) of ERISA) that would be violated by the transactions contemplated hereunder.
z.    Sharing of Information. Each Seller shall allow the Administrative Agent and Buyers to exchange information related to any Seller and the Transactions hereunder with third party lenders and each Seller shall permit each third party lender to share such information with the Administrative Agent and Buyers.
aa.    Regulation G, T, U or X. Each Seller is not in the business of acquiring a security that is margin stock or that would violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System. The proceeds of each

Transaction paid to any Seller will be used only for its benefit, the Guarantor or any subsidiary of the Guarantor and not for any other Person.
bb.    Financial and Other Unique Covenants. Guarantor shall at all times comply with all financial covenants and/or financial ratios set forth in Section 2 of the Pricing Side Letter.
cc.    Most Favored Status. Sellers, Guarantor and the Administrative Agent each agree that should any Seller or Guarantor or any Affiliate thereof enter into a repurchase agreement or credit facility with any Person other than the Administrative Agent or an Affiliate of the Administrative Agent which by its terms provides more favorable terms to the Administrative Agent with respect to any financial covenants set forth in Sections 14.n) and 14.bb) hereof or any substantially similar covenants (a “More Favorable Agreement”), the terms of this Agreement shall be deemed automatically amended to include such more favorable terms contained in such More Favorable Agreement; provided, that in the event that such More Favorable Agreement is terminated or such More Favorable Agreement is modified such that it no longer provides more favorable terms, upon notice by such Seller to the Administrative Agent of such termination, the original terms of this Agreement shall be deemed to be automatically reinstated. Sellers, the Guarantor and the Administrative Agent further agree to execute and deliver any new guaranties, agreements or amendments to this Agreement evidencing such provisions, provided that the execution of such amendment shall not be a precondition to the effectiveness of such amendment, but shall merely be for the convenience of the parties hereto. Promptly upon any Seller or Guarantor or any Affiliate thereof entering into a repurchase agreement or other credit facility with any Person other than the Administrative Agent, Sellers shall deliver to the Administrative Agent a true, correct and complete copy of such repurchase agreement, loan agreement, guaranty or other financing documentation.
dd.    Special Purpose Entity. Each Seller shall cause each Seller Party Subsidiary to be a Special Purpose Entity that shall (i) own no assets other than the assets specifically contemplated by the Program Agreements, and will not engage in any business, other than the assets and transactions specifically contemplated by the Program Agreements; (ii) not incur any Indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than pursuant to the Program Agreements; (iii) not make any loans or advances to any Affiliate or third party, and shall not acquire obligations or securities of each Seller’s or Guarantor’s Affiliates; (iv) pay its debts and liabilities (including, as applicable, shared personnel expenses and overhead expenses) only from its own assets; (v) comply with the provisions of its organizational documents; (vi) do all things necessary to observe organizational formalities and to preserve its existence, and not amend, modify or otherwise change its organizational documents, or suffer same to be amended, modified or otherwise changed, without the prior written consent of Administrative Agent on behalf of Buyers; (vii) maintain all of its books, records and financial statements separate from those of its Affiliates; (viii) be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize a separate telephone number and separate stationery, invoices and checks; (ix) not enter into any transactions other than transactions specifically contemplated by the Program Agreements with any Affiliates except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s length transaction; (x) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; (xi) not engage in or suffer any change of ownership, dissolution, winding up, liquidation, consolidation or merger or transfer all or substantially all of its properties and assets to any Person (except as contemplated herein); (xii) not commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of others; (xiii) not institute against, or join any other Person in instituting against such Seller Party Subsidiary any proceedings of the type referred to in the definition of Act of Insolvency hereunder or seek to substantively consolidate such Trust Subsidiary in connection with any Act of Insolvency with respect to any Seller; (xiv) will not hold itself out to be responsible for the debts or obligations of any other Person other than as set forth in the Program Agreements; (xv) not form, acquire or hold any Subsidiary or own any equity interest in any other entity; (xvi) allocate fairly and reasonably any overhead for shared office space and services performed by an employee of an Affiliate; and (xvii) not pledge its assets to secure the obligations of any other Person other than as contemplated by the Program Agreements.
ee.    Reserved.
ff.    Contributed Rental Property Obligations. The SFR Subsidiary shall (and shall cause the Property Manager to):not (x) remove demolish or materially alter any related fixtures, equipment, personal property or Improvements with respect to any Contributed Rental Property outside of the ordinary course of business, without the consent of Administrative Agent, (y) commit or suffer any waste of any Contributed Rental Property or take any action that might invalidate or give cause for cancellation of any insurance policy, or do or permit to be done thereon anything that may in any way impair the value of the Contributed Rental Properties, or (z) permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Contributed Rental Properties, regardless of the depth thereof or the method of mining or extraction thereof without the consent of Administrative Agent;
a.deliver to Administrative Agent, promptly upon Administrative Agent’s request, evidence reasonably satisfactory to Administrative Agent that all taxes, assessments, water rates, sewer rents, governmental impositions, and other charges, including without limitation vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Contributed Rental Properties, now or hereafter levied or assessed or imposed against the Contributed Rental Properties or any part thereof, all ground rents, maintenance charges and similar charges, now or hereafter levied or assessed or imposed against the Contributed Rental Properties or any part thereof, and all charges for utility services provided to the Contributed Rental Properties prior to the same becoming delinquent, have been so paid or are not then delinquent;

b.shall use commercially reasonable efforts to prohibit other users (to the extent the SFR Subsidiary has knowledge thereof) of the Contributed Rental Properties to do any act that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any person or entity (whether on or off the Contributed Rental Property), impairs or may impair the value of the Contributed Rental Properties, is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates any covenant, condition, agreement or easement applicable to the Contributed Rental Properties; and
c.subject to the rights of Tenants, shall permit and shall cause the Property Manager to permit, agents, representatives and employees of Administrative Agent to inspect the Contributed Rental Properties and Eligible Rental Properties proposed to be subject to any Purchase Price Increase, in each case at reasonable hours and upon reasonable advance notice; provided that such agents, representatives and employees shall not contact any such Tenants directly.
gg.    Leasing Matters.
a.If the SFR Subsidiary (or Property Manager on behalf of the SFR Subsidiary) enters into a Lease Agreement with respect to a Contributed Rental Property, the SFR Subsidiary shall ensure that such Lease Agreement (A) provides for rental rates and terms comparable to existing local market rates and terms, (B) is an arms-length transaction with a bona fide, independent third party Tenant, (C) does not have a material adverse effect on the value or quality of the related Contributed Rental Property, (D) is written on one of the standard forms of lease approved by Administrative Agent, (E) provides for a rental term that is not less than twelve (12) months and (F) is in compliance with all applicable law in all material respects. All proposed Lease Agreements which do not satisfy the requirements set forth in this Section 14(gg)(i) shall be subject to the prior written approval of Administrative Agent. At Administrative Agent’s request, the SFR Subsidiary shall promptly deliver to Administrative Agent copies of all Lease Agreements which are entered into pursuant to this Section 14(gg)(i) together with the SFR Subsidiary’s certification that it has satisfied all of the conditions of this Section 14(gg)(i).
b.The SFR Subsidiary shall (A) ensure that all of the obligations imposed upon the lessee under the applicable Lease Agreements are observed and performed in all material respects and shall not do or permit to be done anything to impair the value of any of the applicable Lease Agreements; (B) enforce all of the material terms, covenants and conditions contained in the applicable Lease Agreements upon the part of the tenant thereunder to be observed or performed and (C) not consent to any assignment of or subletting under any Lease Agreements except in accordance with their respective terms.
c.The SFR Subsidiary shall not amend, modify or waive, or permit the amendment, modification or waiver of, the provisions of any Lease Agreement or terminate, reduce rents under, accept a surrender of space under, or shorten the term of, any Lease Agreement (including any guaranty, letter of credit or other credit support with respect thereto) without obtaining Administrative Agent’s consent except (A) with respect to any such action that does not have a material adverse effect on the value of the related Contributed Rental Property taken as a whole or (B) as the SFR Subsidiary (or Property Manager acting on behalf of the SFR Subsidiary) may otherwise determine in their reasonable business judgment, and provided that such Lease Agreement, as amended, modified or waived, is otherwise in compliance with the requirements of this Agreement. For the avoidance of doubt, a termination of a Lease Agreement with a Tenant who is in default beyond applicable notice and grace periods shall not be considered an action which has a material adverse effect on the value of the related Contributed Rental Property taken as a whole. Any amendment, modification, waiver, termination, rent reduction, space surrender or term shortening which does not satisfy the requirements set forth in this Section 14(gg)(iii) shall be subject to the prior written approval of Administrative Agent, at the SFR Subsidiary’s expense. At Administrative Agent’s request, the SFR Subsidiary shall promptly deliver to Administrative Agent or its designee copies of all such amendments, modifications and waivers which are entered into pursuant to this Section 14(gg)(iii).
d.The SFR Subsidiary shall (A) cause each related Tenant, in accordance with the terms of the applicable Lease Agreement to or shall itself, directly or through Property Manager, to maintain each Contributed Rental Property in good condition and repair (except for ordinary wear and tear), (B) promptly repair, replace or rebuild any part of any Contributed Rental Property which may be destroyed by any casualty or become damaged, worn or dilapidated or which may be affected by any condemnation; (C) complete and pay for any structure at any time in the process of construction or repair on the related land of any Contributed Rental Property; and (D) otherwise make all commercially reasonable efforts to preserve the value of each Contributed Rental Property, including re-leasing, liquidating and selling such Contributed Rental Property when appropriate in the SFR Subsidiary’s reasonable business judgment.
e.The SFR Subsidiary shall use its reasonable best efforts to cause each related Tenant, in accordance with the terms of the applicable Lease Agreement to, or shall itself, directly or through Property Manager, ensure that: (x) all uses and operations on or of the Contributed Rental Properties are free of Environmental Issues and in compliance with permits issued pursuant thereto and (y) the Contributed Rental Properties shall be kept free and clear of all Liens and other encumbrances that may be imposed as a result of any Environmental Issue, whether due to any act or omission of the SFR Subsidiary, Tenant or any other person or entity.
hh.    Property Management. The SFR Subsidiary shall not permit (i) the assignment of Property Manager’s rights or obligations under the Property Management Agreement or (ii) the amendment, modification, waiver, termination or revocation of the Property Management Agreement (as it relates to Contributed Assets), in each case, without Administrative Agent’s prior written consent, or except as otherwise permitted in both the Property Management Agreement Side Letter and the Property Management Agreement. The SFR Subsidiary shall in all material respects enforce the terms and provisions of the Property Management Agreement and shall not, without Administrative Agent’s prior written consent, waive the performance by Property Manager of any action, or any default under the Property Management Agreement resulting from Property Manager’s failure to perform any action, if the failure to perform such action could reasonably be expected to adversely affect the SFR Subsidiary, the Contributed Rental Properties or Administrative Agent in any material respect. The SFR Subsidiary shall not and shall not permit the Property Manager to enter into any other property management agreement in respect of the Contributed Rental Properties other than the Property Management Agreement.
15.    Events of Default
Each of the following shall constitute an “Event of Default” hereunder:
a.    Payment Failure. Failure of any Seller to (i) make any payment of Price Differential or Repurchase Price or any other sum which has become due, on a Payment Date, Optional Prepayment Date or a Repurchase Date or otherwise, whether by acceleration or otherwise, under the terms of this Agreement, any other warehouse and security agreement or any other document evidencing or securing Indebtedness of such Seller to Administrative Agent or to any Affiliate of Administrative Agent (subject to any applicable cure periods) (an “Affiliate Payment”), provided that in the event a Price Differential payment, a payment made pursuant to Section 7(a)(5) hereof or an Affiliate Payment is made that is ten percent (10%) or less than the actual payment due on such date (a “Payment Shortfall”), such Seller shall have two (2) Business Days to remit such Payment Shortfall to Administrative Agent, or (ii) cure any Margin Deficit when due pursuant to Section 6 hereof.
b.    Cross Default. Any Seller Party or any of their Affiliates shall be in default under (i) any Indebtedness, in the aggregate, in excess of $1,000,000 of Sellers or of such Affiliate which default (1) involves the failure to pay (subject to any applicable cure period) a matured obligation, or (2) permits the acceleration of the maturity of such Indebtedness by any other party to or beneficiary with respect to such Indebtedness, or (ii) any other contract or contracts (excluding any Non-Recourse Debt), in the aggregate in excess of $2,500,000 to which any Seller Party is a party which default (1) involves the failure by any Seller Party or such Affiliate to pay (subject to any applicable cure period) a matured obligation, or (2) permits the acceleration of the maturity of obligations of any Seller Party or such Affiliate by any other party to or beneficiary of such contract.
c.    Assignment. Assignment or attempted assignment by each Seller Party of this Agreement or any rights hereunder without first obtaining the specific written consent of Administrative Agent, or the granting by each Seller of any security interest, lien or other encumbrances on any Purchased Assets to any person other than Administrative Agent, the granting by a Seller Party Subsidiary of any security interest, lien or other encumbrances on any Contributed Mortgage Loan, any Contributed Rental Property or any Contributed REO Property to any person other than Administrative Agent or nominee approved by Administrative Agent.
d.    Insolvency. An Act of Insolvency shall have occurred with respect to each Seller Party or any of their Affiliates.

e.    Material Adverse Change. Any material adverse change in the Property, business, financial condition or operations of any Seller Party or any of their Affiliates shall occur, in each case as determined by Administrative Agent in its sole good faith discretion, or any other condition shall exist which, in Administrative Agent’s sole good faith discretion, constitutes a material impairment of each Seller’s ability to perform its obligations under this Agreement or any other Program Agreement.
f.    Breach of Financial Representation or Covenant or Obligation. A breach by any Seller Party of any of the representations, warranties or covenants or obligations set forth in Sections 13.a(1) (Seller Party Existence), 13.a(7) (Solvency), 13.a(12) (Material Adverse Change), 13.a(19) (Tangible Net Worth), 13.a(23) (Other Indebtedness), 14.b) (Prohibition of Fundamental Changes), 14.n) (Distributions), 14.p) (Existence), 14(u) (Indebtedness), 14.x) (No Pledge), 14(y) (Plan Assets), 14(aa) (Regulation G, T, U or X) or 14(bb) (Financial and other Unique Covenants) of this Agreement.
g.    Breach of Non‑Financial Representation or Covenant. A breach by any Seller Party of any other material representation, warranty or covenant set forth in this Agreement (and not otherwise specified in Section 15.f) above), if such breach is not cured within ten (10) Business Days of each Seller’s or Guarantor’s knowledge thereof (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Asset Value, the existence of a Margin Deficit and the obligation to repurchase such Purchased Asset for the Release Price with respect to such Contributed REO Property, Contributed Rental Property or Contributed Mortgage Loan, as applicable, unless (i) such party shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made, (ii) any such representations and warranties have been determined by Administrative Agent in its sole good faith discretion to be materially false or misleading on a regular basis, or (iii) Administrative Agent, in its sole good faith discretion, determines that such breach of a material representation, warranty or covenant materially and adversely affects (A) the condition (financial or otherwise) of such party, its Subsidiaries or Affiliates; or (B) Administrative Agent’s sole good faith determination to enter into this Agreement or Transactions or Purchase Price Increases with such party, then such breach shall constitute an immediate Event of Default and Sellers shall have no cure right hereunder).
h.    Change of Control. The occurrence of a Change in Control.
i.    Failure to Transfer. Each Seller fails to transfer the Purchased Assets to Administrative Agent for the benefit of the applicable Buyer (or with respect to Contributed REO Properties, Contributed Rental Properties or Contributed Mortgage Loans, fails to transfer such Contributed REO Properties, Contributed Rental Properties or Contributed Mortgage Loans to a Seller Party Subsidiary) on or prior to the applicable Purchase Date.
j.    Judgment. A final judgment or judgments for the payment of money in excess of $5,000,000 in the aggregate shall be rendered against any Seller Party or any of their Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof.
k.    Government Action. Any Governmental Authority or any person, agency or entity acting or purporting to act under Governmental Authority shall have received any judicial or administrative order permitting such Governmental Authority to take any action that is reasonably likely to result in a condemnation, seizure or appropriation, or assumption of custody or control of, all or any substantial part of the Property of each Seller Party or any Affiliate thereof, or shall have taken any action that is reasonably likely to result in the displacement of the management of each Seller Party or any Affiliate thereof or to materially curtail its authority in the conduct of the business of any Seller Party or any Affiliate thereof, or takes any action in the nature of enforcement to remove, limit or restrict the approval of any Seller Party or Affiliate as an issuer, buyer or a seller of Mortgage Loans, REO Properties, Rental Properties or securities backed thereby, and such action provided for in this Section 15.k) shall not have been discontinued or stayed within thirty (30) days.
l.    Inability to Perform. An officer of any Seller, Guarantor or a Seller Party Subsidiary shall admit its inability to, or its intention not to, perform any of the Obligations hereunder or Guarantor’s obligations hereunder or under the Guaranty.
m.    Security Interest. This Agreement shall for any reason cease to create a valid, first priority security interest in any material portion of the Purchased Assets or other Repurchase Assets purported to be covered hereby.
n.    Financial Statements. Each Seller’s or Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of any Seller or Guarantor as a “going concern” or a reference of similar import.
o.    Seller Party Subsidiary Breach. A breach by a Seller Party Subsidiary of any material representation, warranty or covenant set forth in the Trust Assignment Agreement, REO Assignment Agreement, SFR Assignment Agreement, or any other Program Agreement, any repudiation of the Trust Assignment Agreement, REO Assignment Agreement or SFR Assignment Agreement by a Seller Party Subsidiary, as applicable, or if the Trust Assignment Agreement, REO Assignment Agreement or SFR Assignment Agreement are not enforceable against the applicable Seller Party Subsidiary.
p.    Guarantor Breach. Any “event of default” by Guarantor under the Guaranty, any repudiation of the Guaranty by the Guarantor, or if the Guaranty is not enforceable against the Guarantor.
q.    REIT Asset and Income Tests. Guarantor shall lose its status as a REIT under Section 856 of the Code.

r.    Servicer Default. There is a material breach by any Servicer of the applicable Servicing Agreement and any Seller has not appointed a successor servicer acceptable to Administrative Agent within thirty (30) days of Administrative Agent’s written request.
s.    Property Manager Termination Event. The occurrence of a Property Manager Termination Event and any Seller has not appointed a successor Property Manager acceptable to Administrative Agent within thirty (30) days of Administrative Agent’s written request.
t.    No Additional Series.  Any Series Trust shall create any new series without prior written consent of Administrative Agent.
An Event of Default shall be deemed to be continuing unless expressly waived by Administrative Agent in writing.
16.    Remedies Upon Default
In the event that an Event of Default shall have occurred:
a.    Administrative Agent may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency of any Seller Party or any Affiliate), declare an Event of Default to have occurred hereunder and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction or Purchase Price Increase Date for any Purchase Price Increase has not yet occurred as of the date of such exercise or deemed exercise, such Transaction or Purchase Price Increase shall be deemed immediately canceled). Administrative Agent shall (except upon the occurrence of an Act of Insolvency) give notice to Sellers and Guarantor of the exercise of such option as promptly as practicable.
b.    If Administrative Agent exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Section, (i) Sellers’ obligations in such Transactions to repurchase all Purchased Assets, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subparagraph (a) of this Section, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by Administrative Agent and applied, in Administrative Agent’s sole discretion, to the aggregate unpaid Repurchase Prices for all outstanding Transactions and any other amounts owing by a Seller hereunder and any remainder shall be paid to Sellers, and (iii) Sellers shall immediately deliver to Administrative Agent the Asset Files relating to any Purchased Assets, Contributed Mortgage Loans, Contributed Rental Properties or Contributed REO Properties subject to such Transactions then in such Seller’s possession or control.
c.    Administrative Agent also shall have the right to obtain physical possession, and to commence an action to obtain physical possession, of all Records and files of Sellers or any Seller Party Subsidiary relating to the Purchased Assets and Contributed Assets and all documents relating to the Purchased Assets and Contributed Assets (including, without limitations, any legal, credit or servicing files with respect to the Purchased Assets and Contributed Assets) which are then or may thereafter come in to the possession of any Seller, any Seller Party Subsidiary or any third party acting for any Seller. To obtain physical possession of any Purchased Assets and Contributed Assets held by Custodian, Administrative Agent shall present to Custodian a Trust Receipt. Without limiting the rights of Administrative Agent hereto to pursue all other legal and equitable rights available to Administrative Agent for a Seller’s failure to perform its obligations under this Agreement, each Seller acknowledges and agrees that the remedy at law for any failure to perform obligations hereunder would be inadequate and Administrative Agent shall be entitled to specific performance, injunctive relief, or other equitable remedies in the event of any such failure. The availability of these remedies shall not prohibit Administrative Agent from pursuing any other remedies for such breach, including the recovery of monetary damages.
d.    Administrative Agent shall have the right to direct all servicers or Property Manager then servicing or managing any Purchased Assets and Contributed Assets to remit all collections thereon to Administrative Agent, and if any such payments are received by a Seller Party, such Seller Party shall not commingle the amounts received with other funds of such Seller Party and shall promptly pay them over to Administrative Agent. Administrative Agent shall also have the right to terminate any one or all of the servicers or Property Manager then servicing or managing any Purchased Assets and Contributed Assets with or without cause. In addition, Administrative Agent shall have the right to immediately sell the Purchased Assets, cause any Seller Party Subsidiary to sell the Contributed REO Properties, Contributed Mortgage Loans, Contributed Rental Properties and liquidate all Repurchase Assets. Such disposition of Purchased Assets and Contributed Assets may be, at Administrative Agent’s option, on either a servicing‑released or a servicing‑retained basis. Administrative Agent shall not be required to give any warranties as to the Purchased Assets, Contributed Mortgage Loans, Contributed Rental Properties or Contributed REO Properties with respect to any such disposition thereof. Administrative Agent may specifically disclaim or modify any warranties of title or the like relating to the Purchased Assets, Contributed Mortgage Loans, Contributed Rental Properties or Contributed REO Properties. The foregoing procedure for disposition of the Purchased Assets, Contributed Mortgage Loans, Contributed Rental Properties or Contributed REO Properties and liquidation of the Repurchase Assets shall not be considered to adversely affect the commercial reasonableness of any sale thereof. The Seller Parties agree that it would not be commercially unreasonable for Administrative Agent to dispose of the Purchased Assets, cause the disposition of Contributed REO Properties, Contributed Rental Properties and Contributed Mortgage Loans or dispose of the Repurchase Assets or any portion thereof by using Internet sites that provide for the auction of assets similar to the Purchased Assets, Contributed Mortgage Loans, Contributed Rental Properties, Contributed REO Properties or the Repurchase Assets, or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Administrative Agent shall be entitled to place the Purchased Assets or cause the placement of the Contributed REO Properties, Contributed Rental Properties and Contributed Mortgage Loans in a pool for issuance of securities at the then‑prevailing price for such securities and to sell such securities for such prevailing price in the open market. Administrative Agent shall also be entitled to sell any or all of such Purchased Assets, Contributed Mortgage Loans,

Contributed Rental Properties or Contributed REO Properties individually for the prevailing price. Administrative Agent shall also be entitled, in its sole discretion to elect, in lieu of selling all or a portion of such Purchased Assets or causing the sale of all or a portion of such Contributed REO Properties, Contributed Rental Properties and Contributed Mortgage Loans, to give the Sellers credit for such Purchased Assets and the Repurchase Assets in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Repurchase Price and any other amounts owing by a Seller hereunder.
e.    Upon the happening of one or more Events of Default, Administrative Agent may apply any proceeds from the liquidation of the Purchased Assets and Repurchase Assets to the Repurchase Prices hereunder and all other Obligations in the manner Administrative Agent deems appropriate in its sole discretion until all Obligations are paid in full, and shall pay any remainder to Sellers.
f.    Each Seller recognizes that the market for the Purchased Assets, Contributed Mortgage Loans, Contributed Rental Properties or Contributed REO Properties may not be liquid and as a result it may not be possible for Administrative Agent to sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner. Each Seller further recognizes that Administrative Agent may be unable to effect a public sale of any or all of the Purchased Assets that are Purchased Certificates, by reason of certain prohibitions contained in the 1934 Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not a view to the distribution or resale thereof. In view of the nature of the Purchased Assets, Contributed Mortgage Loans, Contributed Rental Properties or Contributed REO Properties, each Seller agrees that liquidation of any Purchased Asset or Contributed Asset may be conducted in a private sale and at such price as Administrative Agent may deem commercially reasonable. Administrative Agent shall be under no obligation to delay a sale of any of any Purchased Assets that are the Purchased Certificates for the period of time necessary to permit the Sellers to register the Purchased Certificates for public sale under the 1934 Act, or under applicable state securities laws, even if Sellers would agree to do so.
g.    Each Seller agrees to use its reasonable efforts to do or cause to be done all such other acts as may be reasonably necessary to make any sale or sales of any portion of the Purchased Certificates pursuant to this Agreement valid and binding and in compliance with any and all other applicable laws other than registration under applicable securities laws, provided that no Seller shall have any obligation to register the Purchased Certificates for public sale under the 1934 Act. Each Seller further agrees that a breach of any of the covenants contained in this Section 16(g) will cause irreparable injury to Administrative Agent, that Administrative Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against each Seller, and each Seller hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for defense that no Event of Default has occurred hereunder.

h.    Each Seller shall be liable to Administrative Agent and each Buyer for (i) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of Administrative Agent and each Buyer in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the costs of internal counsel of Administrative Agent and Buyers) incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.
i.    To the extent permitted by applicable law, each Seller shall be liable to Administrative Agent and each Buyer for interest on any amounts owing by such Seller hereunder, from the date such Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by such Seller or (ii) satisfied in full by the exercise of Administrative Agent’s and Buyers’ rights hereunder. Interest on any sum payable by such Seller under this Section 16.i) shall accrue at a rate equal to the Post Default Rate.
j.    Administrative Agent shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.
k.    Administrative Agent may exercise one or more of the remedies available to Administrative Agent immediately upon the occurrence of an Event of Default and, except to the extent provided in subsections (a) and (d) of this Section, at any time thereafter without notice to Sellers. All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Administrative Agent may have.
l.    Administrative Agent may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Seller hereby expressly waives any defenses each Seller might otherwise have to require Administrative Agent to enforce its rights by judicial process. Each Seller also waives any defense (other than a defense of payment or performance) each Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies. Each Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.
m.    Administrative Agent shall have the right to perform reasonable due diligence with respect to each Seller, each Seller Party Subsidiary and the Purchased Assets and Contributed Assets, which review shall be at the expense of Sellers.
17.    Reports

a.    Default Notices. Each Seller and Guarantor shall each furnish to Administrative Agent (i) promptly, copies of any material and adverse notices (including, without limitation, notices of defaults, breaches, potential defaults or potential breaches) and any material financial information that is not otherwise required to be provided by each Seller or Guarantor hereunder which is given to Sellers’ or Guarantor’s lenders and (ii) immediately, notice of the occurrence of any (A) Event of Default hereunder, (B) material default or breach by a Seller, Guarantor, a Seller Party Subsidiary or Servicer of any obligation under any Program Agreement or any material contract or agreement of such Seller, Guarantor, such Seller Party Subsidiary or Servicer or (C) event or circumstance that such party reasonably expects has resulted in, or will, with the passage of time, result in, a Material Adverse Effect or an Event of Default.
b.    Financial Notices. Sellers and Guarantor shall each furnish to Administrative Agent (solely to the extent not publicly available):
(1)    as soon as available and in any event within thirty (30) calendar days after the end of each calendar month, the unaudited consolidated balance sheets of each Original Seller and Guarantor and its consolidated Subsidiaries as of the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for each Original Seller and Guarantor and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of each Original Seller and Guarantor, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of each Original Seller and Guarantor and its consolidated Subsidiaries in accordance with GAAP (other than solely with respect to footnotes, year‑end adjustments and cash flow statements) consistently applied, as at the end of, and for, such period;
(2)    as soon as available and in any event within ninety (90) days after the end of each fiscal year of Guarantor, the consolidated balance sheets of Guarantor and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for the Guarantor and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall have no “going concern” qualification and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its respective consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP;
(3)    at the time the Sellers and Guarantor furnish each set of financial statements pursuant to Section 17.b(1) or (2) above, an Officer’s Compliance Certificate of a Responsible Officer of Seller and Guarantor in the form attached as Exhibit A to the Pricing Side Letter;
(4)    reserved;

(5)    as soon as available and in any event within thirty (30) days of receipt thereof;
(a)    reserved;
(b)    copies of relevant portions of any final written Agency, FHA, VA, Governmental Authority and investor audits, examinations, evaluations, monitoring reviews and reports of its operations (including those prepared on a contract basis) which provide for or relate to (i) material corrective action required, (ii) material sanctions proposed, imposed or required, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non‑renewal, or (iii) “report cards,” “grades” or other classifications of the quality of a Seller’s and Guarantor’s operations to the extent such delivery is permitted under the terms thereof;
(c)    such other information regarding the financial condition, operations, or business of the Seller Parties as Administrative Agent may reasonably request; and
(d)    the particulars of any Event of Termination in reasonable detail.
(6)    Sellers shall provide Administrative Agent, as part of the Officer’s Compliance Certificate delivered pursuant to Section 17(b)(3) above, a list of all actions, notices, proceedings or investigations pending with respect to which a Seller has received service of process or other form of notice or, to the best of each Seller’s knowledge, threatened against it, before any court, administrative or governmental agency or other regulatory body or tribunal as of such date (A) asserting the invalidity of any Program Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated under any Program Agreement, (C) making a claim individually in an amount greater than $2,500,000 or in an aggregate amount greater than $5,000,000, (D) which requires filing with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder or (E) which might materially and adversely affect the validity of the Purchased Assets, Contributed Mortgage Loans, Contributed Rental Properties, Contributed REO Properties or the performance by it of its obligations under, or the validity or enforceability of any Program Agreement, with such information provided as noted in the applicable Schedule to Exhibit A of the Pricing Side Letter.
c.    Notices of Certain Events. As soon as possible and in any event within five (5) Business Days, in case of the events specified in clauses (2), (5), (7) – (9), and fifteen (15) Business Days in the case of the other events specified below, of knowledge thereof, Sellers shall furnish to Administrative Agent notice of the following events:
(1)    a change in the insurance coverage required of a Seller, Property Manager or any other Person pursuant to any Program Agreement, with a copy of evidence of same attached;

(2)    any material dispute, litigation, investigation (excluding any ordinary course investigations), proceeding or suspension between a Seller or Seller Parties, on the one hand, and any Governmental Authority or any Person;
(3)    any material change in accounting policies or financial reporting practices of a Seller;
(4)    that the underlying Mortgaged Property with respect to any Purchased Asset or Contributed Mortgage Loan, Contributed Rental Property or any Contributed REO Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect materially and adversely the value of such Mortgage Loan, Rental Property or REO Property;
(5)    any material issues raised upon examination of any Seller Party’s facilities by any Governmental Authority;
(6)    any material change in the Indebtedness of any Seller Party, including, without limitation, any default, renewal, non‑renewal, termination, increase in available amount or decrease in available amount related thereto;
(7)    any material default related to any Repurchase Asset or any lien or security interest (other than security interests created hereby or by the other Program Agreements) on, or claim asserted against, any of the Purchased Asset, any Contributed Mortgage Loan, Contributed Rental Property or any Contributed REO Property;
(8)    any other event, circumstance or condition that has resulted, or could reasonably be expected to result, in a Material Adverse Effect with respect to any Seller; and
(9)    the occurrence of any material employment dispute and a description of the strategy for resolving it that could reasonably be expected to result in a Material Adverse Effect.
d.    Portfolio Performance Data. On or prior to each Reporting Date, each Seller will furnish to Administrative Agent (x) electronic Contributed Mortgage Loan and Contributed REO Property performance data, including, without limitation, delinquency reports and volume information, broken down by product (i.e., delinquency, foreclosure and net charge-off reports) and (y) for Mortgage Loans and REO Properties serviced by Servicer, electronically, in a format mutually acceptable to Administrative Agent and such Seller, servicing information, including, without limitation, the current BPO, on an asset-by-asset basis and in the aggregate, with respect to the Contributed Mortgage Loans and the Contributed REO Properties serviced by such Seller or any Servicer for the month (or any portion thereof) prior to the Reporting Date. In addition to the foregoing information on each Reporting Date, each Seller will furnish to Administrative Agent such information upon the occurrence and continuation of an Event of Default.

e.    Other Reports. Sellers shall deliver to Administrative Agent any other reports or information reasonably requested by Administrative Agent or as otherwise required pursuant to this Agreement or as set forth in the Officer’s Compliance Certificate delivered pursuant to Section 17(b(3) above.
f.    Loan Activity Report. On or prior to each Reporting Date, Sellers will furnish to Administrative Agent (i) an Asset Schedule and (ii) a loan activity report comprised of the information in form and substance as mutually agreeable to the parties.
g.    Property Management Report. Within a mutually agreed upon time but no less frequently than once a month, a property management report of Property Manager, in the form and substance mutually agreeable to the parties, setting forth information regarding the Contributed Rental Properties with respect to the immediately preceding calendar month, together with a copy of each other report delivered by Property Manager to the SFR Subsidiary pursuant to the Property Management Agreement (to the extent not delivered directly to Administrative Agent by Property Manager).
18.    Repurchase Transactions
A Buyer may, in its sole election, engage in repurchase transactions with the Purchased Assets or its interests in Contributed Assets or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Assets with a counterparty of Buyers’ choice (such transaction, a “Repledge Transaction”). Any Repledge Transaction shall be effected by notice to the Administrative Agent, and shall be reflected on the books and records of the Administrative Agent. No such Repledge Transaction shall relieve such Buyer or any assignee of its obligations to transfer identical respective Contributed Assets and Repurchase Assets to Sellers (and not substitutions thereof) pursuant to the terms hereof or of Buyer’s or any assignee’s obligation to credit or pay Income to, or apply Income to the obligations of, a Seller pursuant to Section 7 hereof. In furtherance, and not by limitation of, the foregoing, it is acknowledged that each counterparty under a Repledge Transaction (a “Repledgee”), is a repledgee as contemplated by Sections 9-207 and 9-623 of the UCC (and the relevant Official Comments thereunder). Administrative Agent and Buyers are each hereby authorized to share any information delivered hereunder with the Repledgee.
19.    Single Agreement
Administrative Agent, Buyers and Sellers acknowledge they have and will enter into each Transaction hereunder, in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Administrative Agent, Buyers and Sellers agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set‑off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.
20.    Notices and Other Communications
Any and all notices (with the exception of Transaction Requests, as applicable, which shall be delivered via electronic mail or other electronic medium agreed to by the Administrative Agent and the Sellers), statements, demands or other communications hereunder may be given by a party to the other by mail, email, facsimile, messenger or otherwise to the address specified below, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other. All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence. In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of a Responsible Officer of the respective Person or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of the respective Person.
If to Sellers:

Altisource Residential, L.P.
c/o Altisource Asset Management Corporation
36C Strand Street
Christiansted, USVI 00820
Attention: General Counsel
Phone Number: 770-644-7450
Fax Number: 340-692-1046
E‑mail: Stephen.Gray@AltisourceAMC.com
ARNS, Inc.
c/o Altisource Asset Management Corporation
36C Strand Street
Christiansted, USVI 00820
Attention: General Counsel
Phone Number: 770-644-7450
Fax Number: 340-692-1046
E‑mail: Stephen.Gray@AltisourceAMC.com
ARLP Repo Seller L, LLC
c/o Altisource Asset Management Corporation
36C Strand Street
Christiansted, USVI 00820
Attention: General Counsel
Phone Number: 770-644-7450

Fax Number: 340-692-1046
E‑mail: Stephen.Gray@AltisourceAMC.com
ARLP Repo Seller S, LLC
c/o Altisource Asset Management Corporation
36C Strand Street
Christiansted, USVI 00820
Attention: General Counsel
Phone Number: 770-644-7450
Fax Number: 340-692-1046
E‑mail: Stephen.Gray@AltisourceAMC.com
If to Guarantor:

Altisource Residential Corporation
c/o Altisource Asset Management Corporation
36C Strand Street
Christiansted, USVI 00820
Attention: General Counsel
Phone Number: 770-644-7450
Fax Number: 340-692-1046
E‑mail: Stephen.Gray@AltisourceAMC.com
If to Administrative Agent:
For Transaction Requests and Purchase Price Increase Requests:

CSFBMC LLC
c/o Credit Suisse Securities (USA) LLC
One Madison Avenue, 2nd floor
New York, New York 10010
Attention: Christopher Bergs, Resi Mortgage Warehouse Ops
Phone: 212‑538‑5087
E‑mail: christopher.bergs@credit‑suisse.com
with a copy to:

Credit Suisse First Boston Mortgage Capital LLC
c/o Credit Suisse Securities (USA) LLC
Eleven Madison Avenue, 4th Floor
New York, NY 10010
Attention: Margaret Dellafera
E‑mail: margaret.dellafera @credit‑suisse.com

For all other Notices:

Credit Suisse First Boston Mortgage Capital LLC
c/o Credit Suisse Securities (USA) LLC
Eleven Madison Avenue, 4th Floor
Attention: Margaret Dellafera
New York, New York 10010
Phone Number: 212‑325‑6471
Fax Number: 212‑743‑4810
E‑mail: margaret.dellafera@credit‑suisse.com
with a copy to:

Credit Suisse First Boston Mortgage Capital LLC
c/o Credit Suisse Securities (USA) LLC
One Madison Avenue, 9th Floor
New York, NY 10010
Attention: Legal Department—RMBS Warehouse Lending
Fax Number: (212) 322‑2376
21.    Entire Agreement; Severability
This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.
22.    Non Assignability
a.    Assignments. The Program Agreements are not assignable by any Seller Party. Subject to Section 43 (Acknowledgement of Assignment and Administration of Repurchase Agreement) hereof, Administrative Agent and Buyers may from time to time assign all or a portion of their rights and obligations under this Agreement and the Program Agreements with any Seller Party’s prior written consent, not to be unreasonably withheld or delayed; provided that such consent shall not be required if Administrative Agent or Buyers assign their rights and obligations (i) to an Affiliate (that is not an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, a “plan” as defined by and subject to Section 4975 of the Code, or an entity deemed to hold “plan assets” of either of the foregoing, that would cause any Seller Party to incur any prohibited transaction excise tax penalties under Section 4975 of the Code) of Administrative Agent or Buyers or (ii) after the occurrence and during the continuance of an Event of Default; provided, further that in no event shall an assignment to an Affiliate of Administrative Agent or Buyers prior to an Event of Default cause any amount payable by any Seller Party under Sections 5, 11(b), 11(d), 11(e), or 11(f) to be greater than such amounts that would be payable if Credit Suisse First Boston Mortgage Capital LLC was the Administrative Agent and provided, further, however that Administrative Agent shall maintain, solely for this purpose as a non-fiduciary as agent of Sellers, for review by any Seller Party upon written request, a register of the names and addresses of assignees and participants and a copy of an executed assignment and acceptance by Administrative Agent and each assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Sellers, the Administrative Agent, Buyers and any Buyer assignee shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Buyer hereunder for all purposes of this Agreement. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Agreement to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Administrative Agent and Buyers hereunder (including without limitation, the obligation to redeliver the related Purchased Assets and Contributed Assets), and (b) Administrative Agent and Buyers shall, to the extent that such rights and obligations have been so assigned by them to either (i) an Affiliate of Administrative Agent or Buyers which does not hold ERISA “plan assets” and assumes the obligations of Administrative Agent and Buyers, as applicable or (ii) another Person approved by any Seller Party (such approval not to be unreasonably withheld) which assumes the obligations of Administrative Agent and Buyers, as applicable, be released from its obligations hereunder and under the Program Agreements. Any assignment hereunder shall be deemed a joinder of such assignee as a Buyer hereto. Unless otherwise stated in the Assignment and Acceptance, each Seller Party shall continue to take directions solely from Administrative Agent unless otherwise notified by Administrative Agent in writing. Administrative Agent and Buyers may distribute to any permitted assignee any document or other information delivered to Administrative Agent and/or Buyers by Seller.
b.    Participations. Any Buyer may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Agreement and under the Program Agreements; provided, however, that (i) such Buyer’s obligations under this Agreement and the other Program Agreements shall remain unchanged, (ii) such Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) Sellers shall continue to deal solely and directly with Administrative Agent and/or Buyers in connection with such Buyer’s rights and obligations under this Agreement and the other Program Agreements except as provided in Section 7. Administrative Agent and Buyers may distribute to any prospective or actual participant this Agreement, the other Program Agreements any document or other information delivered to Administrative Agent and/or Buyers by Sellers. Each Buyer that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Sellers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the facility or other obligations under the Agreement (the “Participant Register”); provided that no Buyer shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant) to any Person except to the extent that such disclosure is necessary to establish that such participation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Buyer shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
23.    Set‑off
In addition to any rights and remedies of the Administrative Agent and Buyers hereunder and by law, the Administrative Agent and Buyers shall have the right, upon the occurrence and continuance of an Event of Default, without prior notice to the Sellers or Guarantor, any such notice being expressly waived by the Sellers and Guarantor to the extent permitted by applicable law to set-off and appropriate and apply against any Obligation from any Seller, any Guarantor or any Affiliate thereof to a Buyer or any of its Affiliates any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other obligation (including to return excess margin), credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from a Buyer or any Affiliate thereof to or for the credit or the account of any Seller, any Guarantor or any Affiliate thereof. The Administrative Agent agrees promptly to notify Sellers or Guarantor after any such set off and application made by the Administrative Agent or Buyers; provided that the failure to give such notice shall not affect the validity of such set off and application.
24.    Binding Effect; Governing Law; Jurisdiction
a.    This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Each Seller acknowledges that the obligations of Administrative Agent and Buyers hereunder or otherwise are not the subject of any guaranty by, or recourse to, any direct or indirect parent or other Affiliate of Administrative Agent and Buyers. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.
b.    EACH SELLER PARTY HEREBY WAIVES TRIAL BY JURY. EACH SELLER PARTY HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS IN ANY ACTION OR PROCEEDING. EACH SELLER PARTY HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION THEY MAY HAVE TO, EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS.
25.    No Waivers, Etc.
No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 6.a), 16.a) or otherwise, will not constitute a waiver of any right to do so at a later date.
26.    Intent
a.    The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended, a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended, and a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code, that all payments hereunder are deemed “margin payments” or “settlement payments” as defined in Title 11 of the United States Code, and that the pledge of the Repurchase Assets constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code. Seller, Administrative Agent and Buyers further recognize and intend that this Agreement is an agreement to provide financial accommodations and is not subject to assumption pursuant to Bankruptcy Code Section 365(a).
b.    Administrative Agent’s or a Buyer’s right to liquidate the Purchased Assets, Contributed Mortgage Loans, Contributed Rental Property and Contributed REO Property delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 16 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Bankruptcy Code Sections 555, 559 and 561; any payments or transfers of property made with respect to this Agreement or any Transaction to satisfy a Margin Deficit shall be considered a “margin payment” as such term is defined in Bankruptcy Code Section 741(5).
c.    The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).
d.    It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).
e.    This Agreement is intended to be a “repurchase agreement” and a “securities contract,” within the meaning of Section 101(47), Section 555, Section 559 and Section 741 under the Bankruptcy Code.

f.    Each party agrees that this Agreement is intended to create mutuality of obligations among the parties, and as such, the Agreement constitutes a contract which (i) is between all of the parties and (ii) places each party in the same right and capacity.
27.    Disclosure Relating to Certain Federal Protections
The parties acknowledge that they have been advised that:
a.    in the case of Transactions in which one of the parties is a broker or dealer registered with the SEC under Section 15 of the 1934 Act, the Securities Investor Protection Corporation has taken the position that the provisions of the SIPA do not protect the other party with respect to any Transaction hereunder;
b.    in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and
c.    in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.
28.    Power of Attorney
Each Seller hereby authorizes Administrative Agent to file such financing statement or statements relating to the Repurchase Assets without such Seller’s signature thereon as Administrative Agent, at its option, may deem appropriate. Each Seller hereby appoints Administrative Agent as such Seller’s agent and attorney-in-fact to execute any such financing statement or statements in such Seller’s name and to perform all other acts which Administrative Agent deems appropriate to perfect and continue its ownership interest in and/or the security interest granted hereby, if applicable, and to protect, preserve and realize upon the Repurchase Assets, including, but not limited to, the right to endorse notes, complete blanks in documents, transfer servicing, and sign assignments on behalf of such Seller as its agent and attorney-in-fact. This agency and power of attorney is coupled with an interest and is irrevocable without Administrative Agent’s consent. Notwithstanding the foregoing, the power of attorney hereby granted may be exercised only during the occurrence and continuance of any Event of Default hereunder. Sellers shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 28. In addition the foregoing, each Seller agrees to execute a Power of Attorney, in the form of Exhibit D-1 hereto, to be delivered on the date hereof. Sellers shall cause each Trust Subsidiary to execute a Power of Attorney in the form of Exhibit D-2 attached hereto. Sellers shall cause each SFR Subsidiary to execute a Power of Attorney in the form of Exhibit D-3 attached hereto. Sellers shall cause each REO Subsidiary to execute a Power of Attorney in the form of Exhibit D-3 attached hereto. Administrative Agent shall not take any action pursuant to the foregoing Powers of Attorneys unless an Event of Default has occurred and is continuing.

29.    Buyers May Act Through Administrative Agent
Each Buyer has designated the Administrative Agent for the purpose of performing any action hereunder.
30.    Indemnification; Obligations
a.    Each Seller and Guarantor agrees to hold Administrative Agent, Buyers and each of its respective Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) harmless from and indemnify each Indemnified Party (and will reimburse each Indemnified Party as the same is incurred) against all liabilities, losses, damages, judgments, costs and expenses (including, without limitations, reasonable fees and expenses of counsel) of any kind which may be imposed on, incurred by, or asserted against any Indemnified Party relating to or arising out of this Agreement, any Transaction Request or Purchase Price Increase Request, any Program Agreement or any transaction contemplated hereby or thereby resulting from anything other than the Indemnified Party’s gross negligence or willful misconduct. Each Seller and Guarantor also agrees to reimburse each Indemnified Party for all reasonable and documented expenses in connection with the enforcement of this Agreement and the exercise of any right or remedy provided for herein, any Transaction Request, Purchase Price Increase Request and any Program Agreement, including, without limitation, the reasonable fees and disbursements of counsel. This Section 30(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim. Sellers’ and Guarantor’s agreements in this Section 30 shall survive the payment in full of the Repurchase Price and the expiration or termination of this Agreement. Each Seller and Guarantor hereby acknowledges that its obligations hereunder are recourse obligations of such Seller and the Guarantor and are not limited to recoveries each Indemnified Party may have with respect to the Purchased Assets, Contributed Mortgage Loans, Contributed Rental Property or Contributed REO Property. Each Seller and the Guarantor also agrees not to assert any claim against Administrative Agent, each Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the facility established hereunder, the actual or proposed use of the proceeds of the Transactions or Purchase Price Increases, this Agreement or any of the transactions contemplated thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.
b.    Without limitation to the provisions of Section 4, if any payment of the Repurchase Price of any Transaction or Purchase Price Increase is made by a Seller other than on the then scheduled Repurchase Date thereto as a result of an acceleration of the Repurchase Date pursuant to Section 16, Seller shall, upon demand by Administrative Agent, pay to Administrative Agent on behalf of Buyers an amount sufficient to compensate Buyers for any losses, costs or expenses that they may reasonably incur as of a result of such payment.
c.    Without limiting the provisions of Section 30.a) hereof, if a Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation,

fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Seller by Administrative Agent, in its sole discretion.
31.    Counterparts
This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in a Portable Document Format (PDF), by facsimile or by other electronic means shall be as effective as delivery of a manually executed original counterpart of this Agreement.
32.    Confidentiality
a.    This Agreement and its terms, provisions, supplements and amendments, and notices hereunder, are proprietary to the parties hereto and shall be held by the parties hereto in strict confidence and shall not be disclosed to any third party without the written consent of the other parties except for (i) disclosure to the disclosing party’s direct and indirect Affiliates and Subsidiaries, attorneys, accountants, but only to the extent such disclosure is necessary and such parties agree to hold all information in strict confidence, (ii)  disclosure required by law, rule, regulation or order of a court or other regulatory body (“Governmental Order”) or rating agency in connection with any securities issued by a Buyer or an Affiliate of a Buyer, (iii) disclosure as Administrative Agent and Buyers deem appropriate in connection with the enforcement of Administrative Agent’s or Buyers’ rights hereunder or under any Transaction or in connection with working with Administrative Agent’s and Buyer’s affiliates, Subsidiaries and representatives in connection with the management and/or review of the Transactions, (iv) disclosure of any confidential terms that are in the public domain other than due to a breach of this covenant, (v) disclosure made to an assignee, participant, repledgee or any of their direct and indirect affiliates and Subsidiaries, representatives, attorneys or accountants, but only to the extent such disclosure is necessary in connection with the transactions or performing rights or obligations hereunder. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Program Agreement, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that parties may not disclose the name of or identifying information with respect to the other parties or any pricing terms (including, without limitation, the Pricing Rate, Facility Fee, Exit Fee, Purchase Price Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of the other parties.
b.    Notwithstanding anything in this Agreement to the contrary, each of the parties hereto shall comply with all applicable local, state and federal laws, including, without limitation, all privacy and data protection law, rules and regulations that are applicable to the Purchased Assets, Contributed Assets and/or any applicable terms of this Agreement (the “Confidential Information”). Each of the parties understands that the Confidential Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm‑Leach‑Bliley Act (the “Act”), and each party agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the Act and other applicable federal and state privacy laws. Each of the parties shall implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the Act) of each other party or any Affiliate of such other party which such party holds, (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information. Each party represents and warrants that it has implemented appropriate measures to meet the objectives of Section 501(b) of the Act and of the applicable standards adopted pursuant thereto, as now or hereafter in effect. Upon request, each party will provide evidence reasonably satisfactory to allow the other party to confirm that the providing party has satisfied its obligations as required under this Section. Without limitation, this may include the other party’s review of audits, summaries of test results, and other equivalent evaluations of such party. Each party shall notify the other parties immediately following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of such other party or any Affiliate of such other party provided directly to such party by the other party or such Affiliate. Each party shall provide such notice to the other parties by personal delivery, by facsimile with confirmation of receipt, or by overnight courier with confirmation of receipt to the applicable requesting individual.
33.    Recording of Communications
Administrative Agent, Buyers, Sellers and Guarantor shall have the right (but not the obligation) from time to time to make or cause to be made tape recordings of communications between its employees and those of the other party with respect to Transactions. Administrative Agent, Buyers, Sellers and Guarantor consent to the admissibility of such tape recordings in any court, arbitration, or other proceedings. The parties agree that a duly authenticated transcript of such a tape recording shall be deemed to be a writing conclusively evidencing the parties’ agreement.
34.    Periodic Due Diligence Review
Each Seller acknowledges that Administrative Agent and Buyers have the right to perform continuing due diligence reviews with respect to such Seller, each Seller Party Subsidiary, the Purchased Assets and Contributed Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, for the purpose of performing quality control review of the Purchased Assets and Contributed Assets or otherwise, and each Seller agrees that upon reasonable (but no less than ten (10) Business Day’s) prior notice unless an Event of Default shall have occurred, in which case no notice is required, to such Seller, Administrative Agent, Buyers or their authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Asset Files and any and all documents, data, records, agreements, instruments or information relating to such Purchased Assets and Contributed Assets (including, without limitation, quality control review) in the possession or under the control of a Seller Party, Servicer, Property Manager and/or the Custodian;

provided that unless an Event of Default has occurred and is continuing, such examination and inspections shall be limited to one occurrence per calendar year. Each Seller also shall make available to Administrative Agent and Buyers a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Asset Files and the Purchased Assets and Contributed Assets. Without limiting the generality of the foregoing, each Seller acknowledges that Administrative Agent and Buyers may purchase Purchased Assets and Contributed Assets from such Seller based solely upon the information provided by such Seller to Administrative Agent and Buyers in the Asset Schedule and the representations, warranties and covenants contained herein, and that Administrative Agent or Buyers, at their option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets, and Contributed Assets purchased in a Transaction, including, without limitation, ordering BPOs, new credit reports and new appraisals on the related Mortgaged Properties and REO Properties and otherwise re‑generating the information used to determine the Asset Value of such Purchased Assets and Contributed Assets. Each Seller agrees to cooperate with Administrative Agent, Buyers and any third party underwriter in connection with such underwriting, including, but not limited to, providing Administrative Agent, Buyers and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets and Contributed Assets in the possession, or under the control, of any Seller. Each Seller further agrees that such Seller shall pay all reasonable and documented out‑of‑pocket costs and expenses incurred by Administrative Agent and Buyers in connection with Administrative Agent’s and Buyers’ activities pursuant to this Section 34 in an amount not to exceed the Due Diligence Cap; provided that the Due Diligence Cap shall not apply upon the occurrence of an Event of Default.
35.    Authorizations
Any of the persons whose signatures and titles appear on Schedule 2 are authorized, acting singly, to act for Sellers or Administrative Agent to the extent set forth therein, as the case may be, under this Agreement. The Sellers may amend Schedule 2 from time to time by delivering a revised Schedule 2 to Administrative Agent and expressly stating that such revised Schedule 2 shall replace the existing Schedule 2.
36.    Acknowledgement of Anti‑Predatory Lending Policies
Administrative Agent has in place internal policies and procedures that expressly prohibit its purchase of any High Cost Mortgage Loan.

37.    Documents Mutually Drafted
The Sellers, the Administrative Agent and the Buyers agree that this Agreement and each other Program Agreement prepared in connection with the Transactions set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.
38.    General Interpretive Principles
For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
a.    the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;
b.    accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;
c.    references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;
d.    a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;
e.    the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;
f.    the term “include” or “including” shall mean without limitation by reason of enumeration;
g.    all times specified herein or in any other Program Agreement (unless expressly specified otherwise) are local times in New York, New York unless otherwise stated; and
h.    all references herein or in any Program Agreement to “good faith” means good faith as defined in Section 5-102(7) of the UCC as in effect in the State of New York.
39.    Conflicts
In the event of any conflict between the terms of this Agreement and any other Program Agreement, the documents shall control in the following order of priority: first, the terms of the Pricing Side Letter shall prevail, then the terms of this Agreement shall prevail, and then the terms of the other Program Agreements shall prevail.

40.    Limitation on Liability of Owner Trustee
It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by each of Wilmington Savings Fund Society, FSB, d/b/a Christiana Trust (“Christiana Trust”) and Wilmington Trust, National Association (“WTNA” and together with “Christiana Trust”, the “Trustees” and each, a “Trustee”), not individually or personally but solely as Owner Trustee of each Trust Subsidiary, in the exercise of the powers and authority conferred and vested in it under the applicable Trust Agreement, (b) each of the representations, undertakings and agreements herein made on the part of each Trust Subsidiary is made and intended not as personal representations, undertakings and agreements by such Trustee but is made and intended for the purpose for binding only each Trust Subsidiary, (c) nothing herein contained shall be construed as creating any liability on a Trustee, individually or personally, to perform any covenant either express or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through or under the parties hereto, (d) under no circumstances shall a Trustee be personally liable for the payment of any indebtedness or expenses of any Trust Subsidiary or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by any Trust Subsidiary under this Agreement or the other related documents and (e) neither Trustee has made any investigation as to the accuracy or completeness of any representations and warranties made by any Trust Subsidiary in this Agreement.
41.    Amendment and Restatement
The Administrative Agent, as buyer, ARLP, ARLP Trust, ARNS, ARLP Trust 4, RESI SFR Sub, LLC, RESI REO Sub, LLC and the Guarantor entered into the Existing Repurchase Agreement.  The parties hereto desire to enter into this Agreement in order to amend and restate the Existing Repurchase Agreement in its entirety.  The amendment and restatement of the Existing Repurchase Agreement shall become effective on the Effective Date, and each party hereto shall hereafter be bound by the terms and conditions of this Agreement and the other Program Agreements.  This Agreement amends and restates the terms and conditions of the Existing Repurchase Agreement, and is not a novation of any of the agreements or obligations incurred pursuant to the terms of the Existing Repurchase Agreement.  Accordingly, all of the agreements and obligations incurred pursuant to the terms of the Existing Repurchase Agreement are hereby ratified and affirmed by the parties hereto and remain in full force and effect.   For the avoidance of doubt, it is the intent of the parties hereto that the security interests and liens granted in the Purchased Assets pursuant to Section 8 of the Existing Repurchase Agreement shall continue in full force and effect.  All references to the Existing Repurchase Agreement in any Program Agreement or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof.
42.    Joinder of Additional Seller Parties
At the option of Sellers and with the prior written consent of Administrative Agent which shall be given in its sole discretion, additional Sellers and Seller Party Subsidiaries may be added pursuant to the terms of a Joinder Agreement in the form of Exhibit L hereto.

43.    Acknowledgment of Assignment and Administration of Repurchase Agreement
Pursuant to Section 22 (Non Assignability) of this Agreement, Administrative Agent may sell, transfer and convey or allocate certain Purchased Assets and the related Repurchase Assets and related Transactions to certain Affiliates of Administrative Agent and/or one or more CP Conduits (the “Additional Buyers”). Each Seller hereby acknowledges and agrees to the joinder of such Additional Buyers. The Administrative Agent shall administer the provisions of this Agreement for the benefit of the Buyers and any Repledgees, as applicable. For the avoidance of doubt, all payments, notices, communications and agreements pursuant to this Agreement shall be delivered to, and entered into by, the Administrative Agent for the benefit of the Buyers and/or the Repledgees, as applicable. Furthermore, to the extent that the Administrative Agent exercises remedies pursuant to this Agreement, any of the Administrative Agent and/or any Buyer will have the right to bid on and/or purchase any of the Repurchase Assets pursuant to Section 16 (Remedies Upon Default). The benefit of all representations, rights, remedies and covenants set forth in the Agreement shall inure to the benefit of the Administrative Agent on behalf of each Buyer and Repledgees, as applicable. All provisions of the Agreement shall survive the transfers contemplated herein (including any Repledge Transactions). Notwithstanding that multiple Buyers may purchase individual Contributed Asset subject to Transactions entered into under this Agreement, all Transactions shall continue to be deemed a single Transaction and all of the Repurchase Assets shall be security for all of the Obligations hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.
Credit Suisse First Boston Mortgage Capital LLC, as Administrative Agent

By:	Name: Title:
Credit Suisse AG, Cayman Islands Branch,
as a Buyer

By:	Name: Title:

By:	Name: Title:

Alpine Securitization LTD, as a Buyer, by Credit Suisse AG, New York Branch as Attorney-in-Fact

By:	Name: Title:

By:	Name: Title:

Signature Page to the Third Amended and Restated Master Repurchase Agreement

Altisource Residential, L.P., as a Seller
By: Altisource Residential GP, LLC,
its general partner

By: Altisource Residential Corporation,
its sole member

By:	Name: Robin N. Lowe Title: Chief Financial Officer
ARNS, Inc., as a Seller

By:	Name: Stephen H. Gray Title: Secretary

ARLP Repo Seller L, LLC, as Seller

By: Altisource Residential, L.P.
its sole member

By: Altisource Residential GP, LLC,
its general partner

By: Altisource Residential Corporation,
its sole member
By:
Name: Robin N. Lowe
Title: Chief Financial Officer
ARLP Repo Seller S, LLC, as Seller

Signature Page to the Third Amended and Restated Master Repurchase Agreement

By: ARNS, Inc., its sole member
By:
Name: Stephen H. Gray
Title: Secretary

Altisource Residential Corporation, as Guarantor

By:	Name: Robin N. Lowe Title: Chief Financial Officer

ARLP Trust, as a Trust Subsidiary solely with respect to Section 8(g)

By:     Wilmington Savings Fund Society, FSB, d/b/a Christiana Trust,
    not in its individual capacity but solely as Owner Trustee

By:	Name: Title:
ARLP Trust 3 on behalf of itself and each of it series, as a Trust Subsidiary solely with respect to Section 8(b)

By:     Wilmington Savings Fund Society, FSB, d/b/a Christiana Trust,
    not in its individual capacity but solely as Owner Trustee

By:	Name: Title:

ARLP Trust 4, as a Trust Subsidiary solely with respect to Section 8(b)

Signature Page to the Third Amended and Restated Master Repurchase Agreement

By:     Wilmington Savings Fund Society, FSB, d/b/a Christiana Trust,
    not in its individual capacity but solely as Owner Trustee

By:	Name: Title:

ARLP Trust 5 on behalf of itself and each of its series, as a Trust Subsidiary solely with respect to Section 8(b)

By:     Wilmington Savings Fund Society, FSB, d/b/a Christiana Trust,
    not in its individual capacity but solely as Owner Trustee

By:	Name: Title:
ARLP Trust 6 on behalf of itself and each of its series, as a Trust Subsidiary solely with respect to Section 8(b)

By:     Wilmington Savings Fund Society, FSB, d/b/a Christiana Trust,
    not in its individual capacity but solely as Owner Trustee

By:	Name: Title:
ARLP Securitization Trust, Series 2014-1 on behalf of itself and each of its series, as a Trust Subsidiary solely with respect to Section 8(b)

Signature Page to the Third Amended and Restated Master Repurchase Agreement

By:     Wilmington Trust, National Association,
    not in its individual capacity but solely as Owner Trustee

By:	Name: Title:
ARLP Securitization Trust, Series 2014-2 on behalf of itself and each of its series, as a Trust Subsidiary solely with respect to Section 8(b)

By:     Wilmington Trust, National Association,
    not in its individual capacity but solely as Owner Trustee

By:	Name: Title:
RESI SFR Sub, LLC, as SFR Subsidiary

By: Altisource Residential, L.P.,
     its sole member and manager

By: Altisource Residential GP, LLC,
its general partner

By: Altisource Residential Corporation,
its sole member

By:	Name: Robin N. Lowe Title: Chief Financial Officer

Signature Page to the Third Amended and Restated Master Repurchase Agreement

RESI REO Sub, LLC, as REO Subsidiary

By: ARNS, Inc.,
     its sole member

By:	Name: Stephen H. Gray Title: Secretary

Signature Page to the Third Amended and Restated Master Repurchase Agreement

SCHEDULE 1-A

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO CONTRIBUTED MORTGAGE LOANS
Each Seller makes the following representations and warranties to the Administrative Agent, with respect to the Mortgage Loans owned by a Trust Subsidiary, as of the Purchase Date for such Mortgage Loans and as of any date on which Transaction hereunder relating to the Mortgage Loans is outstanding subject to any exceptions agreed to by Administrative Agent.
(a)Payments Current. Solely with respect to Performing Mortgage Loans, no payments of principal or interest are thirty (30) days or more past due.
(b)    No Outstanding Charges. All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid. No Seller nor any Trust Subsidiary has advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the proceeds of the Mortgage Loan, whichever is earlier, to the day which precedes by one month the Due Date of the first installment of principal and/or interest thereunder.
(c)    Original Terms Unmodified. Other than with respect to Modified Mortgage Loans, the terms of the Mortgage Note (and the Proprietary Lease, the Assignment of Proprietary Lease and Stock Power with respect to each Co-op Loan) and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination; except by a written instrument which has been recorded, if necessary to protect the interests of Buyer, and which has been delivered to the Custodian and the terms of which are reflected in the Custodial Asset Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required, and its terms are reflected on the Custodial Asset Schedule. No Mortgagor in respect of the Mortgage Loan has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by such policy, and which assumption agreement is part of the Asset File delivered to the Custodian and the terms of which are reflected in the Custodial Asset Schedule.
(d)    No Defenses. The Mortgage Loan (and the Assignment of Proprietary Lease related to each Co-op Loan) is not subject to any right of rescission, set‑off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set‑off, counterclaim or defense has been asserted with respect thereto.
(e)    Hazard Insurance. The Mortgaged Property is insured by a fire and extended perils insurance policy, issued by a generally acceptable insurance carrier, and such other hazards as are customary in the area where the Mortgaged Property is located, and to the extent required by a Trust

Schedule 1-A-1

Subsidiary as of the date of acquisition, against earthquake and other risks insured against by Persons operating like properties in the locality of the Mortgaged Property, in an amount not less than the lesser of (i) 100% of the insurable value and (ii) the outstanding principal balance of the Mortgage Loan. If any portion of the Mortgaged Property is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is reasonably available, a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of the Mortgage Loan (2) the full insurable value of the Mortgaged Property, and (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1974. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming the applicable Trust Subsidiary, its successors and assigns (including, without limitation, subsequent owners of the Mortgage Loan), as mortgagee, and may not be reduced, terminated or canceled without thirty (30) days’ prior written notice to the mortgagee. No such notice has been received by such Trust Subsidiary. All premiums that have become due on such insurance policy have been paid. The related Mortgage obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. Neither Seller nor any Trust Subsidiary has engaged in, and has no knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by any Seller or any Trust Subsidiary.
(f)    Environmental Compliance. There does not exist on the Mortgaged Property any hazardous substances, hazardous wastes or solid wastes, as such terms are defined in the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act of 1976, or other applicable federal, state or local environmental laws including, without limitation, asbestos, in each case in excess of the permitted limits and allowances set forth in such environmental laws to the extent such laws are applicable to the Mortgaged Property. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any applicable environmental law (including, without limitation, asbestos), rule or regulation with respect to the Mortgaged Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property.
(g)    Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth‑in‑lending, real estate settlement procedures,

Schedule 1-A-2

consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and each Trust Subsidiary shall maintain or shall cause its agent to maintain in its possession, available for the inspection of Administrative Agent, and shall deliver to Administrative Agent, upon demand, evidence of compliance with all such requirements. Each Trust Subsidiary is in substantial compliance with any applicable law, regulation or rule that (A) imposes liability on a mortgagee or a lender to a mortgagee for upkeep to a Mortgaged Property prior to completion of foreclosure thereon, or (B) imposes liability on a lender to a mortgagee for acts or omissions of the mortgagee or otherwise defines a mortgagee in a manner that would include a lender to a mortgagee.
(h)    No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would affect any such release, cancellation, subordination or rescission. No Trust Subsidiary has waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has any Trust Subsidiary waived any default resulting from any action or inaction by the Mortgagor.
(i)    Location and Type of Mortgaged Property. The Mortgaged Property is located in the state identified in the Custodial Asset Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a two‑ to four‑family dwelling, or an individual condominium unit in a low‑rise Co-op Project, or an individual unit in a planned unit development or a de minimis planned unit development; provided, however, that any condominium unit, Co-op Unit or planned unit development shall conform with the applicable Fannie Mae and Freddie Mac requirements regarding such dwellings or shall conform to underwriting guidelines acceptable to Administrative Agent in its sole discretion and that no residence or dwelling is a manufactured home or a mobile home. No portion of the Mortgaged Property is used for commercial purposes; provided, that, the Mortgaged Property may be a mixed use property if such Mortgaged Property conforms to underwriting guidelines acceptable to Administrative Agent in its sole discretion.
(j)    Valid First Lien. The Mortgage is a valid, subsisting, enforceable and perfected with respect to each first lien Mortgage Loan, first priority lien and first priority security interest on the real property included in the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:
a.    the lien of current real property taxes and assessments not yet due and payable;
b.    covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in lender’s title insurance policy delivered to the originator of the Mortgage Loan;

Schedule 1-A-3

c.    other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.
Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and the applicable Trust Subsidiary has full right to pledge and assign the same to Administrative Agent.
(k)    Reserved.
(l)    Full Disbursement of Proceeds. There is no further requirement for future advances under the Mortgage Loan, and any and all requirements as to completion of any on‑site or off‑site improvement and as to disbursements of any escrow funds therefor have been complied with.
(m)    Ownership. The applicable Trust Subsidiary has full right to sell the Mortgage Loan to Buyers free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to grant a security interest in each Mortgage Loan pursuant to this Agreement.
(n)    Title Insurance. The Mortgage Loan is covered by either (i) an attorney’s opinion of title and abstract of title, the form and substance of which is acceptable to prudent mortgage lending institutions making mortgage loans in the area wherein the Mortgaged Property is located or (ii) an ALTA lender’s title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the applicable Trust Subsidiary, its successors and assigns, as to the first priority lien of the Mortgage, as applicable, in the original principal amount of the Mortgage Loan, with respect to a Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (a), (b) and (c) of paragraph (j) of this Schedule 1, and in the case of adjustable rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The applicable Trust Subsidiary, its successors and assigns, are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender’s title insurance policy, and neither Seller nor any Trust Subsidiary, has done, by act or

Schedule 1-A-4

omission, anything which would impair the coverage of such lender’s title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by any Trust Subsidiary.
(o)    Reserved.
(p)    No Mechanics’ Liens. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage.
(q)    Reserved.
(r)    Reserved.
(s)    Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption or other right available to the Mortgagor or any other person, or restriction on any Trust Subsidiary or any other person, including without limitation, any federal, state or local, law, ordinance, decree, regulation, guidance, attorney general action, or other pronouncement, whether temporary or permanent in nature, that would interfere with, restrict or delay, either (y) the ability of any Trust Subsidiary, Administrative Agent or any servicer or any successor servicer to sell the related Mortgaged Property at a trustee's sale or otherwise, or (z) the ability of any Trust Subsidiary, Administrative Agent or any servicer or any successor servicer to foreclose on the related Mortgage.
(t)    Occupancy of the Mortgaged Property. All material inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. No Trust Subsidiary has received notification from any Governmental Authority that the Mortgaged Property is in material non‑compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. No Trust Subsidiary has received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. With respect to any Mortgage Loan originated with an “owner‑occupied” Mortgaged Property, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor’s primary residence.

Schedule 1-A-5

(u)    No Additional Collateral. The Mortgage Note is not secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (i) above.
(v)    Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Custodian or Administrative Agent to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.
(w)    Transfer of Mortgage Loans. Except with respect to Mortgage Loans intended for purchase by GNMA and for Mortgage Loans registered with MERS, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located.
(x)    Due‑On‑Sale. Except with respect to Mortgage Loans intended for purchase by GNMA, and to the extent permitted by applicable law, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.
(y)    No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by a Trust Subsidiary, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.
(z)    Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the Purchase Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac.
(aa)    No Condemnation Proceeding. No Trust Subsidiary has any knowledge of any condemnation proceedings with respect to the Mortgaged Property.
(bb)    Collection Practices; Escrow Deposits; Interest Rate Adjustments. The collection practices used by each Servicer following the acquisition by a Trust Subsidiary of the Mortgage Loan with respect to such Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control

Schedule 1-A-6

of, the applicable Trust Subsidiary and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments collected by each Servicer following the acquisition by a Trust Subsidiary of the Mortgage Loan have been collected in full compliance with state and federal law. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. All Mortgage Interest Rate adjustments made by each Servicer following the acquisition by a Trust Subsidiary of the Mortgage Loan have been made in strict compliance with state and federal law and the terms of the related Mortgage Note.
(cc)    Servicemembers Civil Relief Act. The Mortgagor has not notified a Trust Subsidiary, and such Trust Subsidiary has no knowledge, of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003.
(dd)    No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Purchase Date (whether or not known to a Trust Subsidiary on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any private mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of a Trust Subsidiary, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer’s breach of such insurance policy or such insurer’s financial inability to pay.
(ee)    No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and no Trust Subsidiary has financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.
(ff)    No Exception. The Custodian has not noted any material exceptions on a Custodial Asset Schedule with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or Administrative Agent’s or Buyers’ interest in the Mortgage Loan.
(gg)    Reserved.
(hh)    Description. Each Mortgage Loan conforms in all material respects to the description thereof as set forth on the related Custodial Asset Schedule delivered to the Custodian and Administrative Agent.
(ii)    Located in U.S. No collateral (including, without limitation, the related real property and the dwellings thereon and otherwise) relating to a Mortgage Loan is located in any jurisdiction

Schedule 1-A-7

other than in one of the fifty (50) states of the United States of America, the District of Columbia or a territory of the United States.
(jj)    Tax Service. If the Mortgage Loan is a Performing Mortgage Loan, such Mortgage Loan is, within sixty (60) days of the related Purchase Date, covered by a life of loan, transferrable real estate tax service contract that may be assigned to Administrative Agent or Buyers.
(kk)    Predatory Lending Regulations; High Cost Loans. No Mortgage Loan is classified as High Cost Mortgage Loans.
(ll)    FHA Mortgage Insurance; VA Loan Guaranty. With respect to the FHA Loans (for the avoidance of doubt excluding any Mortgage Loans, with respect to which the FHA Mortgage Insurance has been removed), the FHA Mortgage Insurance Contract is or eligible to be in full force and effect and there exists no impairment to full recovery without indemnity to the Department of Housing and Urban Development or the FHA under FHA Mortgage Insurance. With respect to the VA Loans, the VA Loan Guaranty Agreement is in full force and effect to the maximum extent stated therein. All necessary steps have been taken to keep such guaranty or insurance valid, binding and enforceable and each of such is the binding, valid and enforceable obligation of the FHA and the VA, respectively, to the full extent thereof, without surcharge, set‑off or defense. Each FHA Loan and VA Loan was originated in accordance with the criteria of an Agency for purchase of such Mortgage Loans.
(mm)    Co-op Loan: Valid First Lien. With respect to each Co-op Loan, the related Mortgage is a valid, enforceable and subsisting first security interest on the related cooperative shares securing the related cooperative note and lease, subject only to (a) liens of the cooperative for unpaid assessments representing the Mortgagor’s pro rata share of the cooperative’s payments for its blanket mortgage, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject and (b) other matters to which like collateral is commonly subject which do not materially interfere with the benefits of the security intended to be provided by the security interest. There are no liens against or security interests in the cooperative shares relating to each Co-op Loan (except for unpaid maintenance, assessments and other amounts owed to the related cooperative which individually or in the aggregate will not have a material adverse effect on such Co-op Loan), which have priority equal to or over Seller’s security interest in such Co-op Shares.
(nn)    Co-op Loan: Compliance with Law. With respect to each Co-op Loan, the related cooperative corporation that owns title to the related cooperative apartment building is a “cooperative housing corporation” within the meaning of Section 216 of the Internal Revenue Code, and is in material compliance with applicable federal, state and local laws which, if not complied with, could have a material adverse effect on the Mortgaged Property.
(oo)    Co-op Loan: No Pledge. With respect to each Co-op Loan, there is no prohibition against pledging the shares of the cooperative corporation or assigning the Proprietary Lease. With respect to each Co-op Loan, (i) the term of the related Proprietary Lease is longer than the term of the Co-op Loan, (ii) there is no provision in any Proprietary Lease which requires the Mortgagor to offer for sale the Co-op Shares owned by such Mortgagor first to the Co-op Corporation, (iii) there is no prohibition

Schedule 1-A-8

in any Proprietary Lease against pledging the Co-op Shares or assigning the Proprietary Lease and (iv) the Recognition Agreement is on a form of agreement published by Aztech Document Systems, Inc. as of the date hereof or includes provisions which are no less favorable to the lender than those contained in such agreement.
(pp)    Co-op Loan: Acceleration of Payment. With respect to each Co-op Loan, each Assignment of Proprietary Lease contains enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization of the material benefits of the security provided thereby. The Assignment of Proprietary Lease contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Note in the event the Co-op Unit is transferred or sold without the consent of the holder thereof.
(qq)    TRID Compliance. With respect to each Mortgage Loan where the Mortgagor’s loan application for the Mortgage Loan was taken on or after October 3, 2015, such Mortgage Loan was originated in compliance with the TILA-RESPA Integrated Disclosure Rule.

Schedule 1-A-9

SCHEDULE 1-B
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO CONTRUBUTED REO PROPERTY

Each Seller makes the following representations and warranties to the Administrative Agent, with respect to the REO Property owned by a Trust Subsidiary, as of the Purchase Date for such Mortgage Loans and as of any date on which Transaction hereunder relating to the REO Property is outstanding subject to any exceptions agreed to by Administrative Agent.
(a)Asset File. All documents required to be delivered as part of the Asset File, have been delivered to the Custodian (or solely with respect to REO Property that was a Mortgage Loan subject to a Transaction under the Agreement within fifteen (15) Business Days of such REO Property being acquired by a Trust Subsidiary) or held by an attorney in connection with a foreclosure pursuant to an Attorney Bailee Letter and all information contained in the related Asset File (or as otherwise provided to Administrative Agent) in respect of such REO Property is accurate and complete in all material respects.
(b)Title. The related Trust Subsidiary or REO Subsidiary has good and marketable fee simple title to the REO Property with full right to transfer and sell the REO Property, free and clear of all liens.
(c)REO Property as Described. The information set forth in the Asset Schedule accurately reflects information contained in the Seller’s records in all material respects.
(d)Taxes, Assessments and Other Charges. All taxes, homeowner or similar association fees, charges, and assessments, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid.
(e)No Litigation. Other than any customary claim or counterclaim arising out of any foreclosure or collection proceeding relating to any REO Property, there is no litigation, proceeding or governmental investigation pending, or any order, injunction or decree outstanding, existing or relating to any Seller, any Trust Subsidiary or any of their Subsidiaries with respect to the REO Property that would materially and adversely affect the value of the REO Property.
(f)Hazard Insurance. All buildings or other customarily insured improvements upon the REO Property are insured by an insurer against loss by fire, hazards of extended coverage and such other hazards in an amount not less than the BPO value.
(g)Flood Insurance.    If the improvements on the REO Property were in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards at the time of origination of the Mortgage Loan that resulted in the REO Property, a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance

Schedule 1-B-1

Administration is in effect with a generally acceptable insurance carrier in an amount representing commercially reasonable coverage.
(h)Reserved.
(i)No Mechanics’ Liens. To the best of each Seller’s knowledge, there are no mechanics’ or similar liens or claims which have been filed for work, labor or material affecting the related REO Property.
(j)No Damage. To the best of each Seller’s knowledge, the REO Property is undamaged by water, fire, earthquake, earth movement other than earthquake, windstorm, flood, tornado, defective construction materials or work, or similar casualty (excluding casualty from the presence of hazardous wastes or hazardous substances) which would cause such REO Property to become uninhabitable.
(k)No Condemnation. To the best of each Seller’s knowledge, there is no proceeding pending, or threatened, for the total or partial condemnation of the REO Property.
(l)Environmental Matters. To the best of each Seller’s knowledge, there is no pending action or proceeding directly involving the REO Property in which compliance with any environmental law, rule or regulation is an issue or is secured by a secured lender’s environmental insurance policy.
(m)Location and Type of REO Property. Each REO Property is located in the U.S. or a territory of the U.S. and consists of a one- to four-unit residential property, which may include, but is not limited to, a single-family dwelling, townhouse, condominium unit, or unit in a planned unit development. No REO Property is a manufactured home.
(n)Deed. The Asset File for such REO Property includes a Deed for such REO Property conveying the REO Property to the REO Subsidiary or Trust Subsidiary, as applicable, with vesting in the actual name of such REO Subsidiary or such Trust Subsidiary, as applicable, (i) evidence that such Deed has been duly recorded; (ii) certification from a Responsible Officer of such REO Subsidiary or such Trust Subsidiary that such Deed has been submitted for recordation to the applicable recording office or (iii) a stamped certification from the related title insurance company that such Deed has been submitted for recordation to the applicable recording office.
(o)Owner’s Title Insurance Policy. Such REO Property is covered by an ALTA (or other form approved for use in the jurisdiction in which such REO Property is located) owner’s title insurance policy, insuring the REO Subsidiary or Trust Subsidiaries as fee owner or, if unavailable, a marked or initialed irrevocable binding commitment that is effective as a title insurance policy (a “Title Insurance Policy”) issued by a title insurer generally acceptable to prudent institutional purchasers of residential real property (a “Qualified Title Insurance Company”), ensuring that the REO Subsidiary or Trust Subsidiaries is the holder of good and marketable, fee simple title to such

Schedule 1-B-2

REO Property, subject only to permitted Liens. Such Title Insurance Policy is in an amount at least equal to the original acquisition price for such REO Property. The REO Subsidiary or Trust Subsidiaries is the sole insured under such owner’s title insurance policy and such owner’s title insurance policy is in full force and effect. No claims have been made under such owner’s title insurance policy that have not been disclosed in writing to the Administrative Agent, and no current or prior owner of such REO Property, including the REO Subsidiary or Trust Subsidiaries, has done, by act or omission, anything which would impair the coverage of such Title Insurance Policy. If a Title Insurance Policy initially consists of a marked or initialed binding commitment, then the REO Subsidiary or Trust Subsidiaries shall have delivered a fully issued Title Insurance Policy for such Contributed REO Property in the form and with the coverages and endorsements as provided in such marked or initialed binding commitment within ninety (90) days following the Purchase Date.

Schedule 1-B-3

SCHEDULE 1-C
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO CONTRIBUTED RENTAL PROPERTY
Each Seller Party makes the following representations and warranties to the Administrative Agent, with respect to the Rental Property owned by a SFR Subsidiary, as of the Purchase Date for such Mortgage Loans and as of any date on which Transaction hereunder relating to the Rental Property is outstanding subject to any exceptions agreed to by Administrative Agent.
(a)Asset File. All documents required to be delivered as part of the Asset File, have been delivered to the Custodian and all information contained in the related Asset File (or as otherwise provided to Administrative Agent) in respect of such Rental Property is accurate and complete in all material respects.
(b)Title. The SFR Subsidiary has good and marketable fee simple title to the Rental Property with full right to transfer and sell the Rental Property, free and clear of all liens.
(c)Rental Property as Described. The information set forth in the Asset Schedule accurately reflects information contained in the Seller’s records in all material respects.
(d)Taxes, Assessments and Other Charges. All taxes, homeowner or similar association fees, charges, and assessments, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid.
(e)No Litigation. There is no litigation, proceeding or governmental investigation pending, or any order, injunction, consumer litigation or decree outstanding, existing or relating to any Seller, the SFR Subsidiary or any of their respective Subsidiaries with respect to the Rental Property that would materially and adversely affect the value of the Rental Property.
(f)Deed. The Asset File for such Rental Property includes a Deed for such Rental Property conveying the Rental Property to the SFR Subsidiary, with vesting in the actual name of such SFR Subsidiary (i) evidence that such Deed has been duly recorded; (ii) certification from a Responsible Officer of such SFR Subsidiary that such Deed has been submitted for recordation to the applicable recording office or (iii) a stamped certification from the related title insurance company that such Deed has been submitted for recordation to the applicable recording office.
(g)Reserved.
(h)No Mechanics’ Liens. To the best of each Seller’s knowledge, there are no mechanics’ or similar liens or claims which have been filed for work, labor or material affecting the related Rental Property.

Schedule 1-C-1

(i)No Damage. To the best of each Seller’s knowledge, the Rental Property is undamaged by water, fire, earthquake, earth movement other than earthquake, windstorm, flood, tornado, defective construction materials or work, or similar casualty (excluding casualty from the presence of hazardous wastes or hazardous substances) which would cause such Rental Property to become uninhabitable.
(j)No Condemnation. To the best of each Seller’s knowledge, there is no proceeding pending, or threatened, for the total or partial condemnation of the Rental Property.
(k)Environmental Matters. To the best of each Seller’s knowledge, there is no pending action or proceeding directly involving the Rental Property in which compliance with any environmental law, rule or regulation is an issue or is secured by a secured lender’s environmental insurance policy.
(l)Location and Type of Rental Property. Each Rental Property is located in the U.S. or a territory of the U.S. and consists of a one- to four-unit residential property, which may include, but is not limited to, a single-family dwelling, townhouse, condominium unit, or unit in a planned unit development.
(m)No Violation of Law. There has been no violation of any law or regulation or breach of any contractual obligation by the Sellers, the SFR Subsidiary or, to the knowledge of each Seller, the Property Manager in connection with the management of the Rental Property in each case which is material and adverse to the Administrative Agent.
(n)Compliance. To the best of each Seller’s knowledge the Rental Property (including the leasing and intended use thereof) complies with all Requirements of Law, including without limitation all ordinances applicable to residential real property and improvements thereon and all applicable zoning ordinances of the jurisdiction in which such Rental Property is located, except to the extent any failure to comply could not be reasonably expected to have a material adverse effect on such Rental Property or its value. There is no consent, approval, order or authorization of, and no filing with or notice to, any Governmental Authority related to the use, operation or leasing of the Rental Property which has not been obtained or made other than construction permits relating to the renovation of such Rental Property, and except as to which the failure to obtain could reasonably be expected to have a material adverse effect on such Rental Property or its value. There has not been committed by the SFR Subsidiary or, to the best of each Seller’s knowledge, by any other Person in occupancy of or involved with the operation, use or leasing of the Rental Property any act or omission affording any Governmental Authority the right of forfeiture of the Rental Property or any material part thereof.
(o)Property Management. The Rental Property has been and is currently being managed and maintained by the Property Manager pursuant to the Property Management Agreement, in all material respects.

Schedule 1-C-2

(p)Management and Other Contracts. There are no management, service, supply, security, maintenance or other similar contracts or agreements entered into by any Seller Party with respect to such Rental Property, other than the Property Management Agreement, which are not terminable at will or upon thirty (30) days’ notice. No SFR Subsidiary has a material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other similar agreement or instrument by which such Rental Property is bound, other than obligations under the Program Agreements.
(q)Condominiums. If such Rental Property is a condominium unit, the SFR Subsidiary is not a “sponsor” or nominee of a “sponsor” under any plan of condominium organization affecting the unit, the ownership and sale of any such condominium unit will not violate any federal, state or local law or regulation regarding condominiums or require registration, qualification or similar action under such law or regulation and such condominium unit is in conformity with all requirement of the Federal National Mortgage Association relating to condominium units.
(r)No Manufactured Housing; No Mobile Home. Such Rental Property is not manufactured housing or a mobile home.
(s)No Occupants. Other than pursuant to an Eligible Lease with an Eligible Tenant, no Person has any right to occupy or is currently occupying such Rental Property.
(t)Owner’s Title Insurance Policy. Such Rental Property is covered by an ALTA (or other form approved for use in the jurisdiction in which such Rental Property is located) owner’s title insurance policy, insuring the SFR Subsidiary as fee owner or, if unavailable, with respect to a Rental Property, a marked or initialed irrevocable binding commitment is effective as a Title Insurance Policy issued by a Qualified Title Insurance Company, ensuring that the related SFR Subsidiary is the holder of good and marketable, fee simple title to such Rental Property, subject only to permitted Liens. Such Title Insurance Policy is in an amount at least equal to the original acquisition price for such Rental Property. The related SFR Subsidiary is the sole insured under such owner’s title insurance policy and such owner’s title insurance policy is in full force and effect. No claims have been made under such owner’s title insurance policy that have not been disclosed in writing to the Administrative Agent, and no current or prior owner of such Rental Property, including the related SFR Subsidiary, has done, by act or omission, anything which would impair the coverage of such Title Insurance Policy. If a Title Insurance Policy initially consists of a marked or initialed binding commitment, then the related SFR Subsidiary shall have delivered a fully issued Title Insurance Policy for such Contributed Rental Property in the form and with the coverages and endorsements as provided in such marked or initialed binding commitment within ninety (90) days following the Purchase Date.
(u)Lease. The related lease is an Eligible Lease with an Eligible Tenant.

Schedule 1-C-3

(v)Orders, Injunctions, Etc. There are no orders, injunctions, decrees or judgments outstanding with respect to the Rental Property that (i) would reasonably be expected to have a material adverse effect on such Rental Property or (ii) have not been paid in full.
(w)Insurance Coverage. Such Rental Property is covered by one or more insurance policies that satisfy the requirements of the Agreement, which insurance policies are each in full force and effect.
(x)Ownership. SFR Subsidiary is the sole owner and holder of the Rental Property and the Property Management Rights related thereto. No Seller Party has assigned or pledged the Rental Property and the related Property Management Rights.
(y)Recordation. The related Deed is in recordable form and is acceptable in all respects for recording under the laws of the jurisdiction in which the Rental Property is located and has been or will be delivered for recordation to the appropriate recording office. The related Deed has been initially recorded or sent for recordation in the name of SFR Subsidiary.
(z)No Defenses or Counterclaims. Each pending eviction proceeding, if any, relating to the Rental Property initiated by or on behalf of any Seller Party has been properly commenced and there is no valid defense or counterclaim by anyone with respect thereto that could reasonably be expected to have a material adverse effect on the value or current use of the Rental Property.
(aa)Hazard Insurance. All buildings or other customarily insured improvements upon the Rental Property (exclusive of Rental Proceeds with respect to the Rental Property) are insured by an insurer against loss by fire, hazards of extended coverage and such other hazards in an amount not less than the related allocated loan amount.
(ab)Flood Insurance. If the Improvements on the Rental Property were in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards at the time SFR Subsidiary acquired such Rental Property, a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier in an amount representing commercially reasonable coverage.
(ac)Tenant and Leasing Matters. SFR Subsidiary is the owner and SFR Subsidiary or Altisource Residential, L.P. is the lessor of landlord’s interest in the related Lease Agreement. To the knowledge of the Seller Parties, there are no parties in possession of the Rental Property other than those Persons shown on the current rent roll relating to such Rental Property. The related Lease Agreement is in full force and effect (other than any Lease Agreement that expires in accordance with its terms). Since SFR Subsidiary’s acquisition of the Rental Property there have been (a) no material defaults by SFR Subsidiary or any Tenant under such Lease Agreement that have not been disclosed in writing to Administrative Agent, and (b) no conditions that, with the passage of time or the giving of notice, or both, would constitute material defaults under such Lease

Schedule 1-C-4

Agreement. Except as SFR Subsidiary (or a Property Manager acting on behalf of SFR Subsidiary) may otherwise determine in its reasonable business judgment, SFR Subsidiary has not waived any material default, breach, violation or event of acceleration by the related Tenant existing under such Lease Agreement related to such Rental Property. SFR Subsidiary has not been notified in writing that the applicable Tenant under such Lease Agreement has not accepted or has contested the completion of any work to be performed under such Lease Agreement. The Lease Agreement is terminable upon the occurrence of a material default by the related Tenant after the expiration of any notice period required by applicable law.
(ad)Option to Purchase. The related Tenant under such Lease Agreement does not have a right or option pursuant to such Lease Agreement or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part.
(ae)Rental Properties. None of the SFR Property Documents in respect of any Rental Property have any marks or notations indicating that it has been sold, assigned, pledged, encumbered or otherwise conveyed to any Person other than SFR Subsidiary or Administrative Agent.
(af)No Fraudulent Acts. No fraudulent acts were committed by SFR Subsidiary in connection with the acquisition of such Rental Property nor were any fraudulent acts committed by any Person in connection with the acquisition of such Rental Property by the SFR Subsidiary.
(ag)Illegal Activity. No portion of the Rental Property has been or will be purchased with proceeds of any illegal activity and to the best of each Seller Party’s knowledge, there are no illegal activities at the Rental Property.
(ah)Utilities and Public Access. The Rental Property has access to public rights of way and is served by public water (or private well), sewer (or septic), sanitary sewer and storm drain facilities adequate to manage the Rental Property for its intended uses. All public utilities necessary for the use and enjoyment of the Rental Property are located either in the public right-of-way abutting the Rental Property or in recorded easements serving the Rental Property and such easements are set forth in and insured by the ALTA owner’s title insurance policy.
(ai)No Redemption. No Rental Property is subject to a statutory right of redemption.

Schedule 1-C-5

SCHEDULE 1-D
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO PURCHASED CERTIFICATES
Each Seller makes the following representations and warranties to the Administrative Agent, with respect to the Purchased Certificates, as of the Purchase Date for the Purchased Certificates, as of the date of this Agreement and as of any date on which Transaction hereunder relating to the Purchased Certificates is outstanding.
(a)Purchased Certificates. The Purchased Certificates collectively constitute all the issued and outstanding Capital Stock of all classes of the applicable Seller Party Subsidiary and are certificated.
(b)Duly and Validly Issued. All of the shares of the Purchased Certificates have been duly and validly issued.
(c)Purchased Certificates as Securities. The Purchased Certificates (a) constitute “securities” as defined in Section 8-102 of the Uniform Commercial Code (b) are not dealt in or traded on securities exchanges or in securities markets, (c) do not constitute investment company securities (within the meaning of Section 8-103(c) of the Uniform Commercial Code) and (d) are not held in a securities account (within the meaning of Section 8-103(c) of the Uniform Commercial Code).
(d)Beneficial Owner. Subject to the terms of the Program Agreements, such Seller is the sole record and beneficial owner of, and has title to, the related Purchased Certificate, free of any and all Liens or options in favor of, or claims of, any other Person, except the Lien created herein pursuant to the terms of the Program Agreements.
(e)Reserved.
(f)Conveyance; First Priority Lien. Upon delivery to the Administrative Agent of the related Purchased Certificate (and assuming the continuing possession by the Administrative Agent of such Certificate in accordance with the requirements of applicable law) and the filing of a financing statement covering such Purchased Certificate in the State of Delaware and naming the related Seller as debtor and the Administrative Agent as secured party, such Seller has conveyed and transferred to Administrative Agent all of its right, title and interest to such Purchased Certificate, including taking all steps as may be necessary in connection with the indorsement, transfer of power, delivery and pledge of such Purchased Certificate as a “security” (as defined in Section 8-102 of the Uniform Commercial Code) to Administrative Agent. The Lien granted hereunder is a first priority Lien on the related Purchased Certificate.
No Waiver. No Seller has waived or agreed to any waiver under, or agreed to any amendment or other modification of, the Trust Agreements and SPE Agreements except as agreed to by Administrative Agent in writing.

Schedule 1-D-1